Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT
BY AND AMONG
COBBS ALLEN CAPITAL HOLDINGS, LLC,
THE BALDWIN INSURANCE GROUP, INC.,
RED ROCK MERGER SUB I, INC.,
RED ROCK MERGER SUB II, LLC,
CAH HOLDINGS, INC.
AND
GRANTLAND RICE, IV AND JOHNATHAN DANIEL, SOLELY IN THEIR CAPACITY AS THE SELLER REPRESENTATIVES
DATED AS OF DECEMBER 2, 2025

Page

1.01    Definitions    2
1.02    Other Definitional Provisions    2
ARTICLE II THE MERGERS; SALE    2
2.01    The Mergers.    2
2.02    Sale; Consideration.    5
2.03    Closing    5
2.04    Closing Transactions    6
2.05    Consideration Adjustments    6
2.06    Escrow Account    9
2.07    Seller Representatives Amount    9
2.08    Earnout Payment Consideration.    10
2.09    Withholding    11
2.10    Closing Equity Parent Shares Lock-up Restrictions    11
2.11    Deferred Payment Consideration    11
2.12    Paying Agent    12
ARTICLE III CONDITIONS TO CLOSING    12
3.01    Conditions Precedent to Obligations of the Parties    12
3.02    Conditions Precedent to Obligations of Parent and    12
3.03    Conditions Precedent to Obligations of the Seller and CAH Holdings    13
3.04    Frustration of Closing Conditions    14
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES    15
4.01    Organization, Standing and Power    15
4.02    Noncontravention    16
4.03    Governmental Approvals    16
4.04    Capitalization of the Company Entities.    16
4.05    Capitalization of Subsidiaries.    17
4.06    Financial Statements    17
4.07    Absence of Certain Changes    18
4.08    Legal Proceedings    18
4.09    Compliance with Laws; Permits    19
4.10    Material Contracts.    19
4.11    Intellectual Property; Privacy.    22
4.12    Employee Benefits Matters    24
4.13    Labor    26
4.14    Tax Matters    27
4.15    Real Property.    30
4.16    Insurance    31
4.17    Environmental Matters    31
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4.18    Interested Party Transactions    31
4.19    Brokers and Other Advisors    32
4.20    Anti-Bribery Compliance    32
4.21    Regulatory    32
4.22    Insurance Carriers    35
4.23    Material Customers; Material Vendors    35
4.24    Accounts Receivable    36
4.25    Sanctions.    36
4.26    Solvency    36
4.27    No Additional Representations and Warranties    36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER    37
5.01    Organization, Standing and Power    37
5.02    Ownership of Equity Interests    37
5.03    Authorization    37
5.04    Holding Company    37
5.05    Noncontravention    38
5.06    Governmental Approvals    38
5.07    Legal Proceedings    38
5.08    Compliance with Laws    38
5.09    Status    38
5.10    General Solicitation    38
5.11    Access to Information    38
5.12    Restricted Securities    39
5.13    Brokers and Other Advisors    39
5.14    No Additional Representations and Warranties    39
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS    39
6.01    Organization, Standing and Power    39
6.02    Authorization    40
6.03    No Equityholder Vote Required    40
6.04    Parent Shares and Merger Subs    40
6.05    Noncontravention    41
6.06    Governmental Approvals    42
6.07    Legal Proceedings    42
6.08    Compliance with Laws    42
6.09    Brokers and Other Advisors    42
6.10    Investment Representation    42
6.11    Solvency    42
6.12    Absence of Certain Changes    42
6.13    Tax Matters    42
6.14    SEC Documents; Financial Statements; No Undisclosed Liabilities.    43
6.15    Sufficiency of Funds    44
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6.16    No Additional Representations and Warranties    44
ARTICLE VII COVENANTS    44
7.01    Conduct of the Business of the Company Group.    44
7.02    Conduct of the Business of Parent    47
7.03    Access to Books and Records    48
7.04    Section 280G    49
7.05    Publicity; Confidentiality    49
7.06    Director, Manager and Officer Liability and Indemnification    50
7.07    Efforts    51
7.08    Access and Investigation; Non-Reliance    53
7.09    Appointment of Director    54
7.10    Registration Statement.    54
7.11    Payoff Letters and Lien Releases    55
7.12    Access to Books and Records    55
7.13    Transaction Consideration Distribution    55
7.14    Financing Assistance and Cooperation    56
7.15    Delivery of Financial Information    58
7.16    Certain Agreements.    59
ARTICLE VIII TERMINATION    60
8.01    Termination    60
8.02    Effect of Termination    61
ARTICLE IX ADDITIONAL AGREEMENTS AND COVENANTS    61
9.01    No Other Representations or Warranties; Non-Reliance    61
9.02    Further Assurances    63
9.03    Employees and Employee Benefits.    63
9.04    Consents and Permits.    64
9.05    Certain Intellectual Property Matters    65
ARTICLE X ADDITIONAL AGREEMENTS    65
10.01    No Survival of Representations, Warranties and Covenants    65
ARTICLE XI TAX MATTERS    66
11.01    Tax Returns.    66
11.02    Tax Cooperation    68
11.03    Tax Contests    68
11.04    Transfer Taxes    69
11.05    Intended Tax Treatment; Purchase Price Allocation    69
11.06    Tax Agreements    70
ARTICLE XII MISCELLANEOUS    70
12.01    Remedies    70
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12.02    Expenses    71
12.03    Entire Agreement; Amendments and Waivers    71
12.04    Governing Law    71
12.05    Waiver of Jury Trial    72
12.06    Notices    72
12.07    Binding Effect; Assignment    73
12.08    Severability    74
12.09    Provision Respecting Legal Representation    74
12.10    Counterparts    75
12.11    Debt Financing Sources    75
12.12    Seller Representatives.    76

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SCHEDULES; EXHIBITS

Schedule I	-	Earnout Schedule
Schedule II	-	Registration Rights
Schedule III	-	Lock-Up Legends
Schedule IV	-	Clear Skies Exceptions

Exhibit A	-	Form of Rollover Equity Lock-Up Agreement
Exhibit B	-	Accounting Principles
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Rules of Engagement for Firm
Exhibit E	-	Form of Equity Issuance Documentation
Exhibit F	-	Allocation Methodology
Exhibit G	-	Form of Voting Agreement
Exhibit H	-	Form of Certificates of Merger

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TRANSACTION AGREEMENT
This Transaction Agreement (this “Agreement”), dated as of December 2, 2025, is made by and among (i) Cobbs Allen Capital Holdings, LLC, a Delaware limited liability company (the “Seller”), (ii) The Baldwin Insurance Group, Inc., a Delaware corporation (“Parent”), (iii) Red Rock Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), (iv) Red Rock Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), (v) CAH Holdings, Inc., a Delaware corporation (“CAH Holdings”), and (vi) Grantland Rice, IV and Johnathan Daniel, solely in their capacity as the representatives for the Members (the “Seller Representatives”, and together with the Seller, Parent, Merger Sub I, Merger Sub II, and CAH Holdings, the “Parties” and each, a “Party”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
WHEREAS, the Seller owns (a) all of the outstanding Equity Interests in each of (i) CACH Acquisition, LLC, a Delaware limited liability company (“CACH Acquisition”), (ii) CAC Group Life, LLC, a Delaware limited liability company (“CAC Group Life”), and (iii) CAH Holdings, and (b) 60.19% of the outstanding Equity Interests in CAC Holdings, LLC, a Delaware limited liability company (“CAC Holdings”, and collectively with CACH Acquisition, CAC Group Life and CAH Holdings, the “Company Entities”, and the Seller’s Equity Interests in CACH Acquisition, CAC Group Life and CAC Holdings, the “Acquired Interests”);
WHEREAS, CAH Holdings owns 39.81% of the outstanding Equity Interests in CAC Holdings;
WHEREAS, it is proposed that, on the terms and subject to the conditions set forth herein, Merger Sub I shall merge with and into CAH Holdings (the “First Merger”), with CAH Holdings surviving the First Merger as the Initial Surviving Corporation;
WHEREAS, it is proposed that the Initial Surviving Corporation shall merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as the Final Surviving Company;
WHEREAS, the Merger Sub I Board has (a) determined that it is in the best interests of Parent (in its capacity as the sole stockholder of Merger Sub I) to enter into this Agreement, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the First Merger, and (c) recommended that its sole stockholder, Parent, adopt this Agreement;
WHEREAS, Merger Sub II’s manager and sole member has (a) determined that it is in the best interests of Parent (in its capacity as the manager and sole member of Merger Sub II) for Merger Sub II to enter into this Agreement, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Merger;
WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub I, has executed an irrevocable written consent, to be effective immediately following the execution and delivery hereof, approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers;
WHEREAS, the Board of Managers of the Seller has (a) determined that it is in the best interests of the Seller to enter into this Agreement, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Managers of CAH Holdings has (a) determined that it is in the best interests of the Seller, as the sole stockholder of CAH Holdings to enter into this Agreement, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (c) recommended that its sole stockholder, the Seller, adopt this Agreement;
WHEREAS, the Seller, in its capacity as the sole stockholder of CAH Holdings, has executed an irrevocable written consent, to be effective immediately following the execution and delivery hereof, approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers;
WHEREAS, on the terms and subject to the conditions of this Agreement, Parent desires to acquire from the Seller, and the Seller desires to sell to Parent, all of the Acquired Interests (the “Sale”, together with the Mergers and the other transactions contemplated by this Agreement, the “Transaction”); and
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, the Seller is executing a lock-up agreement in substantially the form attached hereto as Exhibit A (the “Rollover Equity Lock-Up Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I

DEFINITIONS
1.01Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Account” means, including with respect to each customer, former customer or prospective customer of a member of the Company Group (including any such customers accessed through Agents that are independent contractors and any upline partners, including any field marketing organizations), collectively, any and all rights (a) to receive revenue, commissions, fees, income, or payments and any other entitlements and rights of every kind and nature whatsoever to receive money or payments with respect to such particular Person and (b) the goodwill and business relationship with such Person, in each case, in connection with an Insurance Contract that has been sold, solicited or negotiated by a member of the Company Group.
“Accounting Principles” means the methods, policies, practices, procedures and classifications set forth on Exhibit B.
“Action” means any judicial, administrative or arbitral actions, demands, litigations, mediations, complaints, hearings, disputes, examinations, suits, claims, audits, investigations or proceedings by or before a Governmental Authority, whether at Law or in equity.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”)

means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of (a) Dorset Peak Securities LLC, a Delaware limited liability company, (b) Series DPRMS LLC, a North Carolina limited liability company and (c) Series DPRMS I LLC, a Tennessee limited liability company, shall be considered an Affiliate of the Company Entities.
“Agency Agreement” means any Contract between any member of the Company Group and any Carrier or any “upline” agency, general agency or managing general agent pursuant to which such Company Group member (directly or through any Agent) sells, solicits or negotiates Insurance Contracts issued by such Carrier or through any “upline” agency, general agency or managing general agent or collects or receives premiums or fees paid for such Insurance Contracts.
“Agent” means any Person that sells, solicits, negotiates or produces any products or services of the Company Group (including Insurance Contracts).
“AI Technology” means any artificial intelligence or machine learning technology that (a) creates or generates output content of any kind; (b) makes decisions, recommendations or predictions; or (c) is regulated as an artificial intelligence system under applicable Law.
“Ancillary Documents” means each agreement, document, instrument and certificate referred to in this Agreement (or other Ancillary Document) to be executed in connection with the transactions contemplated hereby.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (including all antitrust, competition and merger control Laws) or (b) foreign investment.
“Average Parent Stock Price” means an amount equal to the volume weighted average of the per share daily closing prices of one share of Parent Share on Nasdaq, as such closing stock prices are reported by the Wall Street Journal, for the thirty (30) consecutive trading days ending on the trading day immediately prior to the Closing Date.
“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which national banking institutions are required by Law to be closed in New York, New York, Tampa, Florida and Birmingham, Alabama.
“Business Systems” means all Software, computers, electronic data processing, information, record keeping, communications and telecommunications systems, networks, interfaces, servers, peripherals, and other information technology equipment, infrastructure, and computer systems that are owned or used by any member of the Company Group.
“Carrier” means the insurance carriers or reinsurers that issue and underwrite or reinsurance Insurance Contracts sold to insureds, including any insurance company, surety, benefit plan, insurance pool, risk retention group, risk purchasing group, discount plan provider (whether risk bearing or otherwise), reinsurer, Lloyd’s of London syndicate, ancillary employee benefit carrier, state fund or pool, or other risk bearing or risk assuming entity or association in which any insurance, reinsurance or bond has been placed or obtained or that issues or provides or assumes or cedes any Insurance Contract.

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company Group, including (a) money markets or similar accounts and short-term investments (but in each case solely to the extent immediately convertible into cash without penalty) and credit card receivables, and (b) the amounts of any received but uncleared checks, drafts and wires issued prior to such time and deposits in transit, but (i) net of issued but uncleared checks or transfers as of such time, and (ii) excluding any Restricted Cash, in each case calculated in accordance with the Accounting Principles.
“Cash Consideration” means $438,000,000.
“Change in Control” means, with respect to Parent, any of the following events: (a) any sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than Parent or any of its Affiliates; (b) the acquisition by any Person or Persons that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than an Affiliate of Parent, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than fifty percent (50%) of the total voting power of the outstanding voting stock of Parent, directly or indirectly; or (c) a merger or consolidation with another entity, which results in the holders of the total outstanding equity interests of Parent immediately prior to such transaction or their Affiliates owning, either directly or indirectly, less than fifty percent (50%) of the outstanding equity interests of the surviving or resulting entity, as the case may be, following such transaction (or, if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the ultimate parent entity of such surviving or resulting entity).
“Closing Adjustment Amount” means an amount (expressed as a positive or negative number, as applicable) equal to the sum of: (i) the amount of Cash as of the Measurement Time, minus (ii) the amount of Indebtedness outstanding as of immediately prior to the Closing, minus (iii)  the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (iv) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (v) all Transaction Expenses, plus (vi) the Net Fiduciary Position as of the Measurement Time. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses, Working Capital or Net Fiduciary Position shall be double counted for purposes of calculating the Closing Cash Consideration hereunder.
“Closing Adjustment Amount Merger Portion” means the portion of the Closing Adjustment Amount other than the Closing Adjustment Amount Sale Portion.
“Closing Adjustment Amount Sale Portion” means the portion of the Closing Adjustment Amount treated as consideration for the Acquired Interests as mutually agreed to by the Parties pursuant to Section 11.05 and Exhibit F.
“Closing Cash Consideration” means an amount equal to (i) the Cash Consideration, plus (ii) the Closing Adjustment Amount, minus (iii) the Escrow Amount, minus (iv) the Representative Amount.
“Closing Equity Parent Shares” means 23,200,000 Parent Shares, which shall be comprised of the Closing Sale Equity Consideration plus the Closing Merger Equity Consideration.

“Closing Merger Equity Consideration” means an aggregate number of Parent Shares with a value equal to the Corporate Value calculated using the Average Parent Stock Price, it being understood that the total number of Parent Shares to be issued as Closing Merger Equity Consideration shall in no event exceed 23,200,000 in the aggregate.
“Closing Sale Equity Consideration” means a number of Parent Shares equal to (i) 23,200,000 Parent Shares minus (ii) the Closing Merger Equity Consideration.
“Closing Working Capital” means Working Capital as of the Measurement Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Employee” means any current or former employee, manager, director or individual consultant of any member of the Company Group.
“Company Group” means each of the Company Entities and their respective Subsidiaries.
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Company Group.
“Company Material Adverse Effect” means an effect, event, change, occurrence or circumstance that (i) does or would reasonably be expected to materially impair or delay the ability of the Seller to perform its obligations under this Agreement and to consummate the Transaction on or prior to the Outside Date or (ii) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations or condition (financial or otherwise) of the Company Group, taken as a whole; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect pursuant to the foregoing clause (ii): (a) operating, business, regulatory or other conditions in the industry in which the Company Group operates; (b) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (c) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature or disease outbreaks, epidemics, pandemics or public health emergencies affecting the business of the Company Group; (d) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism (including world-wide or nation-wide cybersecurity attacks) or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism (including world-wide or nation-wide cybersecurity attacks) or military actions existing or underway as of the date hereof; (e) the announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby (including compliance with the covenants set forth herein (other than Section 7.01(a)) and any action taken or omitted to be taken by any member of the Company Group at the request or with the prior written consent of Parent) (provided, that this clause (e) shall be disregarded for purposes of the representations and warranties set forth in Section 4.02 solely as it relates to such representations and warranties); (f) any change in Laws, GAAP, the Modified Cash Basis of Accounting or other applicable accounting rules, or the generally accepted interpretation thereof; (g) the identity of Parent and its respective Affiliates; (h) any failure by the Company Group to meet any projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (h) to the extent not otherwise excluded); (i) any change in the credit rating of any member of the Company Group or any of their respective Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (i) to the extent not otherwise excluded); and (j) any breach of this Agreement by Parent or either Merger Sub except, in the case of the matters described in subclauses (a), (b), (d) and (f) above, to the extent (but only to the extent) such effect, event, change, occurrence or circumstance has or would reasonably be expected to have, individually or in the aggregate, a disproportionate adverse impact on the assets, liabilities, business, condition or results of operations of the Company Group, taken as a whole, relative to other similarly situated participants in the industries in which the Company Group conducts its business.
“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other benefit or compensation plan, policy or agreement, whether or not covered by ERISA, and any incentive compensation, severance, change in control, employment, individual consulting, fringe benefit, bonus, equity-based, gross up, retention, deferred compensation or other benefit or compensation plan, policy or agreement, whether domestic or foreign, (i) that is entered into, sponsored by, maintained by, contributed to by, or required to be contributed to by, any member of the Company Group with respect to any current or former employee, manager, director or individual consultant of any member of the Company Group or beneficiary thereof, or (ii) to which the Company Group may have any liability, in each case, other than any plan, program or arrangement mandated by applicable Law and sponsored or maintained by a Governmental Authority.
“Company Software” means Software, that is owned or purported to be owned by any member of the Company Group and material to its business as currently conducted.
“Contingent Receivables” means any contingent, override, carrier service, supplemental, or any other incentive-based compensation payable to the Seller or its Subsidiaries under its insurance brokerage contracts, whether determined by premium volume, underwriting results, loss ratios, or other performance criteria.
“Contract” means any contract, agreement, license, deed, indenture, note, bond, lease or other legally binding commitment (whether written or oral).
“Corporate Entity” means CAH Holdings or any of its Subsidiaries that is treated as a corporation for U.S. federal income tax purposes.
“Corporate Value” means such dollar amount representing the enterprise value of CAH Holdings as of the Closing Date as agreed by the Parties prior to the Closing Date pursuant to Exhibit F.
“Credit Agreement” means that certain Loan and Security Agreement, dated as of December 31, 2022 by and among, the Seller, CAC Holdings and CAH Holdings as borrowers and Lake Forest Bank & Trust Company, N.A. and Synovus Bank as lenders, as amended by that certain First Amendment to Loan and Security Agreement, dated as of May 22, 2023, and as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of September 1, 2023, and as further amended by that certain Third Amendment to Loan and Security Agreement, dated as of July 22, 2024, as further amended by that certain Limited Waiver and Fourth Amendment to Loan and Security Agreement, dated as of March 10, 2025, and as further amended by that certain Fifth Amendment to Loan as Security Agreement, dated as of June 30, 2025, as may be further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, and related notes entered into in connection therewith.

“Debt Financing Documents” means the definitive agreements, documents and certificates contemplated by the Debt Financing.
“Debt Financing Sources” means each party that has a commitment to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, partners (general or limited), managers, members, employees, agents, advisors, consultants, attorneys, agents and representatives and their respective successors and assigns.
“Debt Rating” means a rating as determined by S&P or Moody’s of Parent’s non-credit-enhanced, senior unsecured long-term Indebtedness.
“E1 Trigger” has the meaning set forth in Schedule I.
“E2 Trigger” has the meaning set forth in Schedule I.
“Earnout Payment” has the meaning set forth in Schedule I.
“Earnout Payment Consideration” means the sum of (a) the First Earnout Payment, if payable, and (b) the Second Earnout Payment, if payable.
“Earnout Merger Portion” means the portion of the Earnout Payment Consideration other than the Earnout Sale Portion.
“Earnout Sale Portion” means the portion of the Earnout Payment Consideration treated as consideration for the Acquired Interests as mutually agreed to by the Parties pursuant to Section 11.05 and Exhibit F.
“Earnout Period” means, as the context may require, the First Earnout Period or the Second Earnout Period, as applicable.
“Environmental Laws” means any applicable Law as in effect on or prior to the Closing Date relating to the protection of the environment or natural resources.
“Equity Interests” means, with respect to any Person, shares, partnership interests, limited liability company interests or any other equity interest in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Company Entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes any Company Entity, or that is a member of the same “controlled group” as any Company Entity pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means that certain escrow agreement, by and among Parent (or its Affiliate), the Seller Representatives and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means an amount equal to $5,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fiduciary Account” means those bank accounts or trusts whereby the Company Group hold premiums, fees or other consideration on behalf of third parties, including but not limited to Carriers, whether required by Law or Contract.
“Fiduciary Assets” means all restricted cash and other amounts held in fiduciary accounts, plus all amounts due from policy holders or wholesalers representing premiums to be held by the Company Group and paid to the carriers (net of any commissions or fees retained by the Company Group) and surplus lines tax amounts owed to taxing authorities, in each case, determined in accordance with the Accounting Principles.
“Fiduciary Liabilities” means premium amounts due to carriers or wholesalers and surplus lines tax amounts owed to taxing authorities, in each case, determined in accordance with the Accounting Principles and associated directly with the offsetting Fiduciary Assets.
“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (a) a customary perfection certificate, schedules, exhibits and certificates customarily required to be delivered under the Debt Financing Documents, corporate organizational documents and (if applicable) good standing certificates reasonably requested by Parent; and (b) KYC Information, and documentation and other information reasonably requested by Parent to evidence compliance with applicable laws including (i) as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (ii) OFAC, FCPA and the Investment Company Act.
“Financing Information” means information with respect to the business, operations, financial condition, projections and prospects of the Company Group as may be reasonably requested by Parent or as may be required to be delivered to satisfy a condition precedent under the Financing Documents.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“First Earnout Payment” has the meaning set forth in Schedule I.
“First Earnout Period” means the period commencing on and including January 1, 2026 at 12:00 a.m. (Eastern Time) and ending on the earlier of (a) December 31, 2028 at 11:59 p.m. (Eastern Time) and (b) the date on which the First Earnout Payment is paid to the Seller Representatives or their designee (for further distribution to the Members) pursuant to Schedule I.
“Fraud” means, with respect to any Party, an actual and intentional common law fraud under New York Law by such Party with respect to the making of representations and warranties contained in this Agreement by such Party and not with respect to any other matters. For the avoidance of doubt, the term “Fraud” does not include any claim for constructive fraud or any torts (including a claim for fraud) based on negligence or recklessness and only the Party who committed a Fraud shall be responsible for such Fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any national, federal, provincial, regional, state, local foreign, multi-national or other supra-national (a) government or governmental or regulatory body thereof, political subdivision thereof, agency, instrumentality, authority, department, commission, board, bureau, legislature, executive or official, (b) court, arbitrator, arbitration panel or similar judicial body or (c) self-regulatory organization (including FINRA).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax Liability” means, notwithstanding anything to the contrary and without duplication, with respect to jurisdictions where the Corporate Entities have historically filed income Tax Returns (other than with respect to clause (c) below), an amount (which shall not be less than zero in the aggregate or in respect of any jurisdiction, any Corporate Entity, or any taxable period) equal to (a) the unpaid income Taxes of the Corporate Entities for any Pre-Closing Tax Period that are reported on an income Tax Return for which the original filing of such Tax Return (taking into account extensions) is first due after the Closing Date (including, for the avoidance of doubt, any such income Taxes resulting from a Corporate Entity’s ownership in any partnership or other pass-through entity, whether or not such pass-through entity is itself a member of the Company Group), (b) any unpaid income Taxes of the Corporate Entities arising from the matter set forth on Item 1 of Section 4.14(a) of the Seller Disclosure Schedule, and (c) notwithstanding clause (vi) below, the amount of any Taxes of Parent, Opco, or any Corporate Entity arising with respect to any amounts required to be included in the taxable income after the Closing as a result of any prepaid amount received or paid, or deferred revenue accrued, by a Corporate Entity on or prior to the Closing Date, minus (d) any income Tax refund receivables to which the Corporate Entities are entitled for any Pre-Closing Tax Period and that are actually available to offset unpaid income Taxes of the Corporate Entities for a Pre-Closing Tax Period, calculated in accordance with the past practice (including reporting positions, elections, accounting methods and jurisdictions) of the Corporate Entities in preparing Tax Returns. For purposes of calculating any such Tax liabilities, notwithstanding anything to the contrary, (i) all Transaction Tax Deductions shall be taken into account to the extent permitted by Law to be deducted by a Corporate Entity in the Pre-Closing Tax Period at a “more likely than not” or higher level of comfort, (ii) any Taxes (or any reduction to income Tax refund) attributable to transactions outside the ordinary course of business entered into by Parent or any of its Affiliates (including the Corporate Entities) after the Closing on the Closing Date that are not otherwise contemplated by this Agreement or the Ancillary Documents shall be excluded, (iii) any Taxes attributable to or with respect to any financing in connection with the transactions contemplated herein shall be excluded, (iv) any liabilities for accruals or reserves established or required to be established under GAAP for contingent Taxes or with respect to uncertain Tax positions shall be excluded, (v) any estimated payments or overpayments of income Taxes shall be taken into account as a deduct only to the extent that such payments have the effect of reducing (not below zero) such unpaid income Taxes for a Pre-Closing Tax Period, (vi) any deferred Tax liabilities and deferred Tax assets shall be excluded, and (vii) the methodologies of Section 11.01(c) shall be applied with respect to any Straddle Period.
“Indebtedness” means, without duplication, as of any particular time, the amount of (A)(i) all indebtedness for borrowed money of the Company Group (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties), (ii) all liabilities of the Company Group evidenced by bonds, debentures, notes, or other similar debt instruments or securities (other than, for the avoidance of doubt, any customs bonds, any surety or performance bonds, or any similar instruments), (iii) all liabilities of the Company Group to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (iv) all liabilities of the Company Group arising out of interest rate and currency swap arrangements, collar and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (v) an amount equal to $450,000 which represents those earnout liabilities that may be payable under the Media Guarantors APA, (vi) any obligations (including accrued interest) of the Company Group under a lease agreement that is required to be capitalized in accordance with the Accounting Principles, (vii) the Income Tax Liability, (viii) all obligations of the Company Group with respect to letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances and similar facilities issued for the account of any member of the Company Group, in each case, to the extent drawn, (ix) all obligations arising from (a) deferred compensation arrangements, retiree welfare benefit plans or arrangements and (b) severance arrangements with respect to employees terminated prior to Closing (including the employer portion of any payroll, employment or other Taxes associated with such obligations), other than severance triggered as a result of any termination of employees at the written direction of Parent, (x) all liabilities of the Company Group arising out of or with respect to any contractual obligations that provide for compensatory amounts to be paid any service provider of the Company Group as a result of the Seller or any member of the Company Group’s failure to maintain or adopt an equity incentive plan, (xi) any unpaid executive bonuses or discretionary bonuses with respect to calendar year 2025, and (xii) interest, fees, premiums, penalties, breakage costs, termination costs, redemption fees, obligations and/or other amounts due in respect of or arising under any of the foregoing clauses (i) through (iv) and (viii), minus (B) $14,100,000, in respect of the aggregate amount of Contingent Receivables; provided, that “Indebtedness” shall not include any Restricted Cash Liabilities or any Transaction Expenses or any fees or expenses incurred after the Closing or any fees or expenses incurred at the request of Parent, or any of its Affiliates, whether related to their respective financing activities, the transactions contemplated by this Agreement or otherwise.
“Insurance Contract” means any insurance policy, annuity, discount health plan, Contract, binder or certificate and all riders, endorsements, amendments, supplements, brochures, illustrations, certificates and applications pertaining and/or attaching thereto.
“Insurance Law” means the Laws relating to or governing (a) the licensure, certification, qualification or authority to transact business in connection with the operation of an insurance agency and (b) the sale, promotion and marketing of Insurance Contracts or insurance products or plans.
“Intellectual Property” means all intellectual property rights recognized in any jurisdiction throughout the world under applicable Law, including (a) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, logos and other indicia of source, trade names and Internet domain name registrations, and all registrations and applications for registration thereof, (c) rights in works of authorship, including copyrights, and all registrations and applications for registration thereof, and (d) trade secrets and proprietary rights in know-how, designs, inventions, methods, algorithms, specifications, software and data (including customer lists and customer databases) and database rights.
“Investment Company Act” means The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the U.S. Internal Revenue Service.

“Key Stakeholders” means the individuals listed on Section 1.01(a) of the Seller Disclosure Schedule.
“Knowledge” means (a) in the case of the Seller, the actual knowledge, after reasonable inquiry, of Erin Lynch, Andrea Ash, Grantland Rice IV, Johnathan Daniel, John Ludwig, Colin Daly, Jack Leventhal, Seth Kirby (solely with respect to the representations and warranties set forth in Section 4.09, Section 4.21 and Section 4.22) and Katie Langley; provided, that all representations and warranties in Article IV regarding the Minority Investment Entities shall not require reasonable inquiry, and (b) in the case of Parent, the actual knowledge, after reasonable inquiry, of Trevor Baldwin, Dan Galbraith and Brad Hale.
“KYC Information” means, collectively, (a) all documentation and other information required by any Governmental Authority under applicable “know your customer” and anti- money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and (b) all documentation and other information regarding the Company Group and its business required for the certification regarding individual beneficial ownership “Beneficial Ownership Certification” required by 31 C.F.R. §1010.230.
“Latham” means Latham & Watkins LLP.
“Law” means any domestic (federal, provincial, state or local) or foreign law, common law, statute, ordinance, code, rule, or regulation of any Governmental Authority or any Order.
“Lien” means any claim, lien, pledge, mortgage, deed of trust, hypothecation, security interest, deposit, equitable interest, option, license, covenant, reservation, judgment, attachment, right of way, encroachment, restriction on right to sell or transfer, easement, servitude or other similar encumbrance or charge. For the avoidance of doubt, a non-exclusive license of Intellectual Property shall not be a “Lien” for purposes of this Agreement.
“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Seller, dated as of December 31, 2022, as amended on August 5, 2025, and October 2, 2025, as amended from time to time in accordance with its terms.
“Malicious Code” means any surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Business System that interacts with such code or on which such code or other mechanism is stored or installed, or to gain unauthorized access to, or misappropriate any Personal Information or any of the Company Group’s own confidential or proprietary data (including viruses, Trojan horses, worms, logic bombs, backdoors, or other disabling device code, or designs or routines that cause Software, or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).
“Material Customers” means the ten (10) largest customers of the Company Group measured by dollar value of revenue for the twelve (12)-months ended June 30, 2025.
“Material Vendors” means the ten (10) largest vendors of the Company Group (excluding any Carriers) measured by dollar value of aggregate spend for the twelve (12)-months ended June 30, 2025.
“Measurement Period” has the meaning set forth in Schedule I.

“Measurement Time” means 11:59 p.m. prevailing Eastern Time on the day immediately preceding the Closing Date; provided, that if the Closing Date is January 2, 2026, “Measurement Time” shall mean 12:01 a.m. prevailing Eastern Time on January 1, 2026.
“Media Guarantors” means CACH Media Guarantors Insurance Solutions, LLC.
“Media Guarantors APA” means that certain Asset Purchase Agreement by and among the Seller, Media Guarantors and the other parties thereto, dated as of September 19, 2024 (as may be amended).
“Members” means the members of the Seller as of immediately prior to the Closing.
“Merger Sub I Board” means the board of directors of Merger Sub I.
“Merger Sub I Common Stock” means the common stock, par value $0.001 per share, of Merger Sub I.
“Merger Subs” means Merger Sub I and Merger Sub II.
“MGA Contract” means any Contract between any Company Group member and a Carrier under which such Company Group member acts as a managing general agent under any MGA Law.
“MGA Law” means any state insurance managing general agent Law.
“Minority Investment Entities” means Persons listed on Section 1.01(b) of the Seller Disclosure Schedule.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Nasdaq” means the NASDAQ Stock Exchange.
“Net Fiduciary Position” means (a) the Fiduciary Assets of the Company Group as of the Measurement Time, minus (b) the Fiduciary Liabilities of the Company Group as of the Measurement Time, in each clauses (a) and (b), calculated in accordance with the example calculation of Net Fiduciary Position as of June 30, 2025 included in the Accounting Principles.
“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, managers, officers, employees, advisors, agents, representatives, Affiliates, members, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, manager, officer, employee, advisor, agent, representative, Affiliate, member, general or limited partner, or assignee of any of the foregoing).
“Open Source Software” means any Software, that is licensed pursuant to: (i) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, and the Sun Industry Standards License (SISL)); and (ii) any license to Software, that is considered “free software” by the Free Software Foundation.

“Order” means any award, decision, order, injunction, judgment, decree, ruling, writ, assessment, settlement, temporary restraining order or award of a Governmental Authority of competent jurisdiction.
“ordinary course of business” means with respect to any Person, any action or inaction taken by such Person in the ordinary course of business consistent with past practice.
“Opco” means The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company.
“Organizational Documents” means the certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement and any similar governing documents, as applicable and as in effect as of the date hereof.
“Parent Material Adverse Effect” means an effect, event, change, occurrence or circumstance that (i) does or would reasonably be expected to materially impair or delay the ability of Parent, Merger Sub I or Merger Sub II to perform their respective obligations under this Agreement and to consummate the Transaction or (ii) is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect pursuant to the foregoing clause (ii): (a) operating, business, regulatory or other conditions in the industry in which Parent and its Subsidiaries operate; (b) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (c) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature or disease outbreaks, epidemics, pandemics or public health emergencies affecting the business of Parent and its Subsidiaries; (d) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism (including world-wide or nation-wide cybersecurity attacks) or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism (including world-wide or nation-wide cybersecurity attacks) or military actions existing or underway as of the date hereof; (e) the announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby; (f) any change in Laws or GAAP or other applicable accounting rules, or the generally accepted interpretation thereof; (g) any failure by Parent or any of its Subsidiaries to meet any projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (g) to the extent not otherwise excluded); (h) any change in the credit rating of Parent or any of its Subsidiaries or any of their respective Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (h) to the extent not otherwise excluded); and (i) any breach of this Agreement by the Seller except, in the case of the matters described in subclauses (a), (b), (d) and (f) above, to the extent (but only to the extent) such effect, event, change, occurrence or circumstance has or would reasonably be expected to have, individually or in the aggregate, a disproportionate adverse impact on the assets, liabilities, business, condition or results of operations of Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries conduct their businesses.
“Parent Shares” means the shares of Class A common stock, par value $0.01, of Parent.

“Pass-Through Tax Return” means any income Tax Return filed by or required to be filed by any member of the Company Group to the extent that (i) such member of the Company Group is treated as a partnership for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of the Seller or the direct or indirect owners of the Seller.
“Permits” means any licenses, franchises, permits, certificates, approvals, consents, registrations, variances, qualifications, authorizations and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Liens” means (a) all Liens, including, imperfections in title, charges, exceptions, restrictions (including zoning), easements, rights of way, licenses, covenants, conditions, exclusions, encroachments, encumbrances and other similar matters (i) that are matters of record or may be shown or disclosed by an inspection, survey or title report or other similar report, (ii) that are disclosed in policies of title insurance, or (iii) that do not materially and adversely impact the value or current use and operation of the Leased Real Property, (b) statutory liens for current Taxes, assessments or other governmental charges (i) that are not yet delinquent or (ii) the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with the Modified Cash Basis of Accounting in the Financial Statements, (c) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with the Modified Cash Basis of Accounting in the Financial Statements, (d) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority having jurisdiction over such real property, which do not materially detract from the value of or materially interfere with the Company Group’s present uses or occupancy of such property (but specifically excluding any violations of such restrictions, limitations or regulations), (e) Liens (i) securing indebtedness as disclosed in the Financial Statements in accordance with the Modified Cash Basis of Accounting and (ii) arising under applicable securities laws or the organizational documents of the Company Entities, (f) title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sublicensor’s interest under a capital or operating lease, sublease, license or sublicense, (g) as to the Leased Real Property, (i) any interest or title of a landlord under any Real Property Lease, (ii) any statutory Lien in favor of the landlord under any Real Property Lease or landlord lien permitted by the terms of any Real Property Lease, or assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any Real Property Lease, (iii) any Lien, restriction or encumbrance affecting the fee interest of any Leased Real Property, (iv) any subordination of the interest of the lessee under such Real Property Lease or similar arrangement to any restriction or encumbrance referred to in the foregoing clause (iii) and (v) the terms and conditions of any Real Property Lease, and (h) purchase money liens and liens securing rental payments under capital or operating lease arrangements.
“Permitted Transferee” has the meaning ascribed to such term in the LLC Agreement.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means all information or data that is capable, directly or indirectly, to of identifying a natural Person or household, and/or that is considered “personal information,” “personal data,” or equivalent terms by one or more federal, state, or foreign data privacy or security Laws.
“Post-Closing Acquisition” has the meaning set forth in Schedule I.
“Post-Closing Divestiture” has the meaning set forth in Schedule I.
“Pre-Closing Tax Period” means, notwithstanding any other provisions of this Agreement, any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.
“Process” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Protected Data” means Personal Information and data subject to the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”).
“Privacy/Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Data or otherwise relating to privacy, security, or Security Breach notification requirements and applicable to the Company Group: (i) the Company Group’s policies (including all website privacy policies) and notices; (ii) all applicable Laws; (iii) industry standards binding on the Company Group; and (iv) contracts into which any member of the Company Group has entered or by which it is otherwise bound.
“Protective Agreement” means each protective agreement to be executed between Parent and certain Members in connection with the transactions contemplated by this Agreement, in form and substance reasonably acceptable to Parent and the Seller.
“Qualifying AB Clients” has the meaning set forth in Schedule I.
“Qualifying Clients” has the meaning set forth in Schedule I.
“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy, to be issued in the name of and for the benefit of Parent and its Affiliates.
“Ratings Threshold Level” means either (a)(i) a Debt Rating lower than B3 (Stable) or (ii) the public announcement of a negative “outlook” or “watch” modifier indicating risk of falling below a B3 (Stable) Debt Rating or (b)(i) a Debt Rating lower than B- (Stable) or (ii) the public announcement of a negative “outlook” or “watch” modifier indicating risk of falling below a B- (Stable) Debt Rating.
“Restricted Cash” means any cash or cash equivalents not freely usable for any lawful purpose or transferrable because such cash is (a) held as a security deposit under any Real Property Lease or Contract, (b) required to collateralize any letters of credit performance bonds, or other similar instruments, (c) subject to restrictions by Contract or (d) held by Media Guarantors on behalf of third parties to the extent it is reserved for and directly offsetting a restricted cash liability (such liability, a “Restricted Cash Liability”).

“Restrictive Covenant Agreement” means each restrictive covenant agreement to be executed between Parent and certain Key Stakeholders in connection with the transactions contemplated by this Agreement, in form and substance reasonably acceptable to Parent and the Seller..
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Earnout Payment” has the meaning set forth in Schedule I.
“Second Earnout Period” means the period commencing on and including January 1, 2027 at 12:00 a.m. (Eastern Time) and ending on the earlier of (a) December 31, 2029 at 11:59 p.m. (Eastern Time) and (b) the date on which the Second Earnout Payment is paid to the Seller Representatives or their designee (for further distribution to the Members) pursuant to Schedule I.
“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).
“Security Breach” means any (a) security breach or unauthorized access or use of any of the Business Systems, (b) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Protected Data or confidential information, or (c) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.
“Software” means all computer software (in object code or source code format).
“Specified Equityholders” means the Seller and any other Persons who receive Parent Shares at or following the Closing because of their ownership of equity interests in the Seller immediately prior to the Closing.
“State Insurance Regulator” means a state administrative agency, commissioner or other regulatory body with regulatory and licensing jurisdiction over the business of insurance within an applicable U.S. state or territory.
“Straddle Period” means, notwithstanding any other provisions of this Agreement, a taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, or is otherwise Controlled, directly or indirectly, by such first Person.
“Target Working Capital” means negative $10,233,134.
“Tax” means all federal, state, local or foreign taxes and any duties, assessments, levies, fees, imputed underpayments, or other charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, customs duties, alternative or add-on minimum, property, estimated taxes, registration, disability, capital gains or other taxes of any kind whatsoever, and all interest, penalties, fines, and additions to tax imposed by any Governmental Authority in connection with any of the foregoing, in each case whether disputed or not.
“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other taxing authority.
“Tax Returns” means any return, report, claim for refund, estimate, information return or statement filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Fees” has the meaning set forth in Schedule I.
“Total Net Commissions and Fees” has the meaning set forth in Schedule I.
“TPA Contract” means any Contract between any Company Group member and a Carrier under which such Company Group member acts as a third-party administrator under any TPA Law.
“TPA Law” means any state insurance third-party administrator Law.
“Training Data” means any data used to train, validate, test or otherwise improve an algorithm or model used in an AI Technology.
“Transaction Expenses” means, without duplication, to the extent not paid as of immediately prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by the Seller or CAH Holdings prior to the Closing in connection with the Transaction, (b) all transaction bonuses, stay bonuses, retention payments, change in control payments, severance payments and other similar payments payable in connection with the transactions contemplated by this Agreement to any current or former employee, director, officer, consultant or other individual service provider of the Company Group (excluding any payments under double-trigger severance arrangements and retention payments to the extent payable in connection with post-Closing employment or service and any severance payments triggered by a termination of employment after Closing), (c) any liabilities relating to the Dorset Peak Investments LLC Long Term Incentive Plan payable in connection with the transactions contemplated by this Agreement and (d) the employer portion of all payroll Taxes payable in respect of any of the following: (i) any of the amounts described in clause (b), (ii) any compensatory amounts resulting from the vesting, exercise, settlement, cash-out or similar payments made with respect to any equity or equity-based incentives on or prior to the Closing Date to the extent incurred or to be incurred by a member of the Company Group (including any equity awards issued by Seller to service providers of any member of the Company Group), and (iii) the forgiveness of any employee loans on or prior to the Closing Date. Notwithstanding the foregoing, “Transaction Expenses” will exclude all costs, fees and expenses and payment obligations to the extent (a) included in Indebtedness or Closing Working Capital or (b) incurred at the written request of Parent or any of its Affiliates, including any expenses incurred in connection with the Debt Financing.
“Transaction Tax Deductions” means, without duplication, regardless of by whom or when paid, any Tax loss, deduction or credit resulting from or attributable to (a) the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but were in fact paid prior to the Closing), (b) any bonuses, change in control payments, other retention payments or other similar payments made in connection with the transactions contemplated by this Agreement and the employer portion of any payroll taxes with respect thereto to the extent economically borne by Seller, (c) any costs, fees, expenses or other liabilities included as a liability in the calculation of Closing Working Capital or as an item of Indebtedness, any deduction for unamortized financing costs of the Company Group and premium deductions arising from the repayment of indebtedness, in each case, in connection with the transactions contemplated by this Agreement (including any previously capitalized expenses attributable thereto, interest, breakage fees or accelerated deferred financing fees and other fees associated with such prepayment) and (d) any other costs or expenses incurred in connection with the Transaction to the extent economically borne by the Seller; provided, that the parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated hereby, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) income Tax purposes.
“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“willful breach” means a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s knowing and intentional material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.
“Working Capital” means (i) only those specific line items designated as “current assets” in the Accounting Principles, minus (ii) only those specific line items designated as “current liabilities” in the Accounting Principles, in each case, of the Company Group on a consolidated basis calculated in accordance with the Accounting Principles (including Part 4 thereof). For the avoidance of doubt, Working Capital shall exclude Cash, Indebtedness, Transaction Expenses, deferred Tax assets or deferred Tax liabilities of the Company Group and income Tax assets or income Tax liabilities of the Corporate Entities and shall include (i) all current non-income Tax assets and current non-income Tax liabilities of the Corporate Entities and (ii) all current income and current non-income Tax assets and current income and current non-income Tax liabilities of the members of the Company Group that are not Corporate Entities. The Accounting Principles sets forth an illustrative example of the calculation of Working Capital (including any such specific adjustments thereto for purposes of calculating Working Capital), as of 11:59 p.m. Eastern Time on June 30, 2025. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither the Seller, CAH Holdings nor any other Person makes any representation or warranty in respect thereof.
Other capitalized terms used herein and not defined in this Section 1.01 shall have the meanings assigned to such terms in the following Sections:

2025 Audited Financial Statements    7.15(b)
Acquired Interests    Recitals
Acquiror Prepared Income Tax Returns    11.01(a)
Adequate Safeguards    4.11(i)
Adjustment Disagreement Deadline    2.08(b)
Affordable Care Act    4.12(f)
Agency Tradename    4.16
Agreement    Preamble
Allocation    11.05(b)
Audited Financial Statements    4.06(a)
Balance Sheet Date    4.06(a)
Bankruptcy and Equity Exception    4.01(g)
CAC Holdings    Recitals
CACH Acquisition    Recitals
CACH Group Life    Recitals
CAH Holdings    Recitals
Closing    2.03
Closing Date    2.03
Closing Form 8-K    7.10(a)
Closing Statement    2.05(b)
Collective Bargaining Agreement    4.10(a)(vi)
Company Entities    Recitals
Company Observer    7.09
Company Pension Plan    4.12(c)
Company TDI Filings    9.04(b)
Confidentiality Agreement    7.03(b)
Converted Share    2.01(c)(i)(B)
Debt Financing    7.14(a)
Deferred Payment    2.11
DGCL    2.01(a)(i)
Earn-Out Statement    2.08(a)
Employment Matters    4.13(a)
Equity Issuance Documentation    7.13(a)
Escrow Account    2.06
Escrow Excess Amount    2.05(h)(i)
Estimated Closing Cash Consideration    2.05(a)
Estimated Closing Statement    2.05(a)
Final Surviving Company    2.01(b)(i)
Financial Statements    4.06(a)
Firm    2.05(e)
First Certificate of Merger    2.01(a)(ii)
First Effective Time    2.01(a)(ii)
First Merger    Recitals
Initial Report    Exhibit F
Initial Surviving Corporation    2.01(a)(i)
Insurance Policies    4.16
Intellectual Property Assignment    9.05
Intended Tax Treatment    11.05(a)
Leased Real Property    4.15(b)
LLC Act    2.01(b)(i)
Lock-up Shares    2.10
Material Carrier    4.22
Material Contracts    4.10(a)
Material Permits    4.09
Maximum Payment Amount    2.05(h)(ii)
Maximum Premium    7.06(a)
Merger Sub I    Preamble
Merger Sub II    Preamble
Mergers    Recitals
New Prospectus Supplement    7.10(a)
New Shelf Registration Statement    7.06(a)
Notice of Disagreement    2.08(b)2.05(a)
Objection Notice    2.05(e)
OFAC    4.25(b)
Outside Date    8.01(c)
Overpayment Amount    2.05(h)(i)
Parent    Preamble
Parent Balance Sheet Date    6.14(b)
Parent Payments    7.04(b)
Parent Preferred Shares    6.04
Parent Released Matters    11.01(a)
Parties    Preamble
Paying Agent    2.12
Preliminary Allocation Schedule    11.05(a)
Protected Seller Communications    12.09(a)
Real Property Leases    4.15(b)
Rebuttal Report    Exhibit F
Registered Intellectual Property    4.11(a)
Released Matters    10.01(c)
Representative Amount    2.07
Representative Losses    12.12(d)
Required Financial Statements    7.10(a)
Retained Employees    9.03(a)
Rollover Equity Lock-Up Agreement    Recitals
Sale    Recitals
Sanctions    4.25(b)
SEC Documents    6.14(a)
Second Certificate of Merger    2.01(b)(ii)
Second Effective Time    2.01(b)(ii)
Second Merger    Recitals
Section 280G Payments    7.04(a)
Seller    Preamble
Seller Clients    12.09(a)
Seller Disclosure Schedule    Article IV
Sellers Representatives    Preamble
Shelf Filing Deadline    7.10(a)
Shelf Registration Statement    7.10(a)
Stockholders Agreement    6.03

Tail Policies    7.06(a)
Tax Contest    11.03
TDI    9.04(b)
Transaction    Recitals
Transfer Taxes    11.04
Unaudited Financial Statements    4.06(a)
Underpayment Amount    2.05(h)(ii)
Waived Benefits    7.04(a)
WARN Act    4.13

1.02Other Definitional Provisions.
(a)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The word “day” means a calendar day unless Business Day is expressly specified.
(b)Dollars. Any reference in this Agreement to “Dollars” or “$” shall mean U.S. dollars.
(c)Exhibits/Schedules. The Annexes, the Exhibits, the Schedules and the Seller Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Seller may, at its option, include in the Seller Disclosure Schedule, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any of the Seller Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the applicable Seller Disclosure Schedule, to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Annex, Exhibit, Schedules or the Seller Disclosure Schedule, but not otherwise defined therein, shall be defined as set forth in this Agreement.
(d)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
(f)Herein. The words such as “herein,” “hereby,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(h)Or. The word “or” is not exclusive, unless the context otherwise requires.
(i)Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation and that is reasonably identified as such in the balance sheet or financial statement or (B) such item is otherwise specifically and expressly set forth or reflected as such on the balance sheet or financial statements.

(j)Contemplated Hereby. Actions referred to herein as “contemplated,” “required,” or “permitted” by this Agreement and similar statements refer to actions expressly contemplated, expressly required or expressly permitted by this Agreement, as applicable.
Article II

THE MERGERS; SALE
2.01The Mergers.
(a)First Merger.
(i)Initial Surviving Corporation. On the terms and subject to the conditions set forth herein, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub I shall be merged with and into CAH Holdings. By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub I shall cease and CAH Holdings shall continue as the surviving corporation in the First Merger (the “Initial Surviving Corporation”).
(ii)First Effective Time. At the Closing, CAH Holdings shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger in substantially the form attached hereto as Exhibit H-1 (the “First Certificate of Merger”), duly executed in accordance with the DGCL and in such form as required by the DGCL and as mutually agreed by Parent and the Seller. The First Merger shall become effective at the time CAH Holdings duly files the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and CAH Holdings shall agree and specify in the First Certificate of Merger (the time the First Merger becomes effective, the “First Effective Time”).
(iii)Effects of the First Merger. The First Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, the Initial Surviving Corporation shall possess all of the rights, powers, privileges and franchises, and be subject to all of the liabilities, of CAH Holdings and Merger Sub I.
(iv)Certificate of Incorporation and Bylaws of Initial Surviving Corporation. At the First Effective Time, (A) the certificate of incorporation of the Initial Surviving Corporation will be amended in its entirety to read as set forth in the First Certificate of Merger until thereafter amended as provided therein or in accordance with applicable Law, and (B) the bylaws of CAH Holdings in effect immediately prior to the First Effective Time shall be the bylaws of the Initial Surviving Corporation.
(v)Directors and Officers of the Initial Surviving Corporation. As of the First Effective Time, (i) each member of the board of directors of CAH Holdings immediately prior to the First Effective Time shall resign from office effective as of the First Effective Time and shall appoint each director of Merger Sub I immediately prior to the First Effective Time as a director of the Initial Surviving Corporation as of the First Effective Time, and (ii) except as may be determined by Parent prior to the Closing, each officer of Merger Sub I immediately prior to the First Effective Time shall continue to serve in his or her respective office as an officer of the Initial Surviving Corporation from and after the First Effective Time.
(b)Second Merger.

(i)Final Surviving Company. On the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”), at the Second Effective Time, CAH Holdings shall be merged with and into Merger Sub II. By virtue of the Second Merger, at the Second Effective Time, the separate existence of CAH Holdings shall cease and Merger Sub II shall continue as the surviving company in the Second Merger (the “Final Surviving Company”).
(ii)Second Effective Time. As promptly as practicable after the First Effective Time, Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger in substantially the form attached hereto as Exhibit H-2 (the “Second Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL and the LLC Act. The Second Merger shall become effective at the time that Merger Sub II duly files the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Seller shall agree and specify in the Second Certificate of Merger (the time the Merger becomes effective, the “Second Effective Time”).
(iii)Effects of the Second Merger. The Second Merger shall have the effects provided herein and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, at the Second Effective Time, the Final Surviving Company shall possess all of the rights, powers, privileges and franchises, and be subject to all of the liabilities, of CAH Holdings and Merger Sub II.
(iv)LLC Agreement of Final Surviving Company. At the Second Effective Time, (A) the certificate of formation of the Final Surviving Company shall be the certificate of formation of Merger Sub II (with the exception that the name of the Final Surviving Company which shall be “CAH Holdings, LLC”) until thereafter amended as provided therein or in accordance with applicable Law, and (B) the limited liability agreement of Merger Sub II in effect immediately prior to the Effective Time shall be the limited liability agreement of the Final Surviving Company.
(v)Directors and Officers of Final Surviving Company. As of the Second Effective Time, (i) the Manager of Merger Sub II shall continue as a manager of the Final Surviving Company as of the Second Effective Time and (ii) except as may be determined by Parent prior to the Closing, each officer of Merger Sub II immediately prior to the Second Effective Time shall continue to serve in his or her respective office as an officer of the Final Surviving Company from and after the Second Effective Time.
(c)Effect on Capital Stock in the First Merger.
(i)At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person:
(A)the shares of Common Stock of CAH Holdings that are owned by CAH Holdings (including shares held as treasury stock or otherwise) or any of its Subsidiaries immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;
(B)the shares of Common Stock of CAH Holdings issued and outstanding immediately prior to the First Effective Time (except for shares of Common Stock of CAH Holdings to be canceled under Section 2.01(c)(i)) (each, a “Converted Share”) shall be automatically converted into and collectively represent the right to receive (i) subject to Section 2.01(e), an aggregate number of validly issued, fully paid and nonassessable shares of Parent Shares equal to the Closing Merger Equity Consideration (ii) the Closing Adjustment Amount Merger Portion, and (iii) subject to Section 2.08, the Earnout Merger Portion;
(C)each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation.
(ii)At the First Effective Time, the Seller shall cease to have any right, title or interest therein or thereto, except as to Converted Shares, the right to receive the Closing Merger Equity Consideration (subject to compliance with Section 2.01(g)), the Closing Adjustment Amount Merger Portion, and the conditional right to receive the Earnout Merger Portion (subject to Section 2.08).
(d)Effect on Equity and Membership in the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action by any Party or any other Person:
(i)the limited liability company interests in Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and continue to represent one hundred percent (100%) of the issued and outstanding limited liability company interests in the Final Surviving Company;
(ii)all capital stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(iii)the sole member of Merger Sub II immediately prior to the Second Effective Time shall continue to be the sole member of the Final Surviving Company from and after the Second Effective Time.
(e)Fractional Shares. No fractions of Parent Shares shall be issued as a result of or in connection with the First Merger.
(f)Appraisal Rights. The Seller hereby waives to the fullest extent permitted by Law any appraisal of such share of CAH Holdings Common Stock in accordance with Section 262 of the DGCL.
(g)Exchange of CAH Holdings Common Stock. At the First Effective Time, upon delivery by the Seller of a customary letter of transmittal with respect to the Converted Shares in form and substance reasonably satisfactory to Parent, Parent shall deliver (or cause to be delivered) to the Seller (or its designee) the Closing Merger Equity Consideration (free and clear of all Liens other than restrictions on transfers arising under applicable securities Laws), into which the Converted Shares are to be converted under Section 2.01(c)(i)(B).
(h)Further Assurances. If, at any time after the Second Effective Time, the Final Surviving Company determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Final Surviving Company its right, title or interest in, to or under any right, property or asset of either of CAH Holdings or (if applicable) Merger Sub I acquired or to be acquired by the Final Surviving Company as a result of, or in connection with, either Merger or otherwise to carry out this Agreement, then the agents of the Final Surviving Company shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Final Surviving Company or otherwise to carry out the purposes hereof.
2.02Sale; Consideration.
(a)Upon the terms and subject to the conditions of this Agreement, immediately after the Second Merger Effective Time, the Seller agrees to sell to Parent, and Parent agrees to acquire and accept from the Seller, all of the Acquired Interests at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws, in exchange for (i) the Closing Cash Consideration (as adjusted in accordance with Section 2.05) (but not including the Closing Adjustment Amount Merger Portion) and the Representative Amount and the Escrow Amount,, (ii) the Closing Sale Equity Consideration, (iii) the Earnout Sale Portion (if payable), and (iv) the Deferred Payment.
(b)Notwithstanding anything contained herein to the contrary, if, at any time on or after the date hereof and prior to the Closing, (i) Parent effects (or any record date occurs with respect thereto) any (A) dividend or distribution on the Parent Shares in a form other than cash, (B) subdivision (by split, recapitalization or otherwise) of Parent Shares, (C) combination or reclassification of Parent Shares into a different number of shares of Parent Shares, or (D) issuance of any securities by reclassification of Parent Shares (including any reclassification in connection with a merger, consolidation or business combination) or (ii) any merger, consolidation, combination, reorganization or other transaction is consummated pursuant to which Parent Shares are converted to, or otherwise entitled to receive, cash, securities and/or other property or assets, then the number of shares of Parent Shares, to be issued to the Seller (or its designee) as the Closing Equity Parent Shares pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(A), (i)(D) and (ii) to provide for the receipt by the Seller (or its designee), in lieu of or in addition to (as the case may be) any shares of Parent Shares, constituting the Closing Equity Parent Shares, the same number or amount of cash, securities and/or other property or assets as would have been received if each Parent Share, constituting the Closing Equity Parent Shares had been outstanding at the time of such transaction described in clauses (i)(A), (ii)(D) and (ii) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reorganization, reclassification or other transaction.
2.03Closing. Subject to the satisfaction of the conditions set forth in Article III (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such conditions), the closing of the Transaction (the “Closing”) will take place at 8:00 a.m. (Eastern Standard Time) by exchange of electronic deliverables on the third (3rd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Parties acknowledge that the Measurement Time and the Closing time may require adjustment based on the circumstances existing between the date of this Agreement and the Closing. Accordingly, the Parties shall negotiate in good faith to determine and mutually agree upon the Measurement Time and the Closing time during the period between the date of this Agreement and the Closing. Any such agreement shall be documented in writing and, upon execution by the Parties, shall be deemed to amend and supersede the corresponding definitions and provisions of this Agreement; provided, that notwithstanding anything to the contrary in such agreement or in this Agreement, the Mergers and the Sale shall occur in the following order: the First Merger, the Second Merger, then the Sale.
2.04Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions on the Closing Date:

(a)Parent shall deliver, or cause to be delivered, the Estimated Closing Cash Consideration as set forth in the Estimated Closing Statement to the Seller (or its designee), by wire transfer of immediately available funds to the account designated in writing by the Seller;
(b)Without duplication with Section 2.01(g), Parent shall issue, or cause to be issued, the Closing Equity Parent Shares to the Seller (or its designee) which shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws), and Parent shall cause its transfer agent to take such actions as are necessary to give effect to the issuance of the Closing Equity Parent Shares to the Seller (or its designee) upon the Closing;
(c)(i) in accordance with Section 2.06, Parent shall deliver, or cause to be delivered, the Escrow Amount into the Escrow Account, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent, and (ii) in accordance with Section 2.07, Parent shall deliver, or cause to be delivered, the Representative Amount into an account designated by the Seller Representatives prior to the Closing, by wire transfer of immediately available funds;
(d)Parent shall repay, or cause to be repaid, on behalf of the Company Group, all amounts necessary to discharge fully the then outstanding balance of all Indebtedness under the Credit Agreement, by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;
(e)Parent shall pay, on behalf of the Seller or the Company Group, as applicable, all Transaction Expenses to each Person who is owed a portion thereof; provided, that any Transaction Expenses payable to any current or former individual service provider of the Company Group shall be paid to the applicable member of the Company Group or its payroll agent for further payment to the applicable individual service provider through payroll, less applicable withholdings, as soon as reasonably practicable after the Closing Date;
(f)the Parties shall make such other deliveries and take such other actions as are required by Section 2.01; and
(g)the Parties shall make such other deliveries as are required by Article III.
2.05Consideration Adjustments.
(a)At least five (5) Business Days prior to the Closing Date, the Seller shall prepare and deliver to Parent a good faith estimate of the Closing Cash Consideration (the “Estimated Closing Cash Consideration”), including each of the components thereof (which shall include, for the avoidance of doubt, the estimated Closing Adjustment Amount), calculated in accordance with the definition thereof, based on the Company Group’s books and records and other information then available and the Accounting Principles (such estimate, the “Estimated Closing Statement”); provided, that the estimated Cash as of the Measurement Time, solely for purposes of the Estimated Closing Statement, shall be deemed $0.00. Following delivery of the Seller’s calculation of the Estimated Closing Cash Consideration, to the extent reasonably requested in writing by Parent, the Seller shall make available to Parent supporting documentation (subject to execution of any customary work paper access letter to the extent applicable) used in preparing the Estimated Closing Statement and the Seller shall consider any reasonable comments provided by Parent at least two (2) Business Days prior to the Closing Date, in good faith based on Parent’s review of the calculations of Estimated Closing Cash Consideration (or any components thereof) and such documentation; provided, that (i) if there is a dispute over the Estimated Closing Statement, the Estimated Closing Statement delivered by the Seller shall govern in all respects, (ii) the obligation of the Seller to consider such reasonable comments of Parent regarding the Estimated Closing Statement shall in no event require that the Seller revise its calculation of the Estimated Closing Cash Consideration if it does not agree with such comments and (iii) the foregoing shall in no event delay or postpone or otherwise impact the occurrence of the Closing in accordance with Section 2.02.
(b)As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Seller Representatives a statement

(the “Closing Statement”) setting forth Parent’s good faith calculation of the Closing Cash Consideration, including each of the components thereof, in each case, in accordance with the definitions thereof.
(c)The Closing Statement shall (i) be prepared, and Cash and the Closing Working Capital (subject to the specific adjustments set forth on Exhibit B) shall be determined, in accordance with the Accounting Principles, and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments, changes arising from or resulting as a consequence of the transactions contemplated hereby (including any contribution of Cash to the Company Group or any repayment of Indebtedness or Transaction Expenses), or changes due to events or circumstances occurring or arising following the Closing.
(d)The post-Closing purchase price adjustment as set forth in this Section 2.05 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise from those used to calculate the amounts set forth on, and included in, the Accounting Principles.
(e)Parent and its Subsidiaries (including the Company Entities and their respective Subsidiaries) shall (i) permit the Seller Representatives and their respective representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement and Parent’s calculation of the Closing Cash Consideration and provide the Seller Representatives with copies thereof (as reasonably requested by the Seller Representatives) and (ii) provide the Seller Representatives and their respective representatives reasonable access, during normal business hours to Parent’s and its Subsidiaries’ (including the Company Entities’ and their respective Subsidiaries’) appropriate personnel involved in the preparation of the Closing Statement, in each case at the Sellers Representatives’ sole cost and expense. If the Seller Representatives disagree with any part of Parent’s calculation of the Closing Cash Consideration as set forth on the Closing Statement, the Seller Representatives shall, within thirty (30) days after the Seller Representatives’ receipt of the Closing Statement, notify Parent in writing of such disagreement by setting forth the Seller Representatives’ calculation of the Closing Cash Consideration, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is timely delivered to Parent, then Parent and the Seller Representatives shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Consideration. Parent and the Seller Representatives each acknowledge and agree that all discussions related to an Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are subject to settlement privilege (and all such negotiations related thereto shall, unless otherwise agreed by Parent and the Seller Representatives, shall be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). In the event that Parent and the Seller Representatives are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Objection Notice or such longer period as Parent and the Seller Representatives may mutually agree in writing, Parent and the Seller Representatives shall promptly submit such remaining disagreements to Grant Thornton LLP, or, if such firm refuses or is otherwise unable to act in such capacity, an independent nationally-recognized valuation or consulting firm as is acceptable to Parent and the Seller Representatives (the “Firm”). For the avoidance of doubt, any determination expressly set forth in the Closing Statement which is not objected to in an Objection Notice shall be final and binding upon the Parties.
(f)The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Consideration, including each of the components thereof (in accordance with the definitions thereof), to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. Parent and the Seller Representatives shall cooperate with the Firm during the term of its engagement and shall use reasonable best efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Consideration, including each of the components thereof, as soon as practicable. The Firm shall consider only those items and amounts in Parent’s and the Seller Representatives’ respective calculations of the Closing Cash Consideration, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which

Parent and the Seller Representatives have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item in dispute other than either (i) Parent’s proposed value for such disputed item as set forth in the Closing Statement, or (ii) the Seller Representatives’ proposed value for such disputed item as set forth in an Objection Notice (i.e., a “baseball arbitration”), based on whether Parent’s or the Seller Representatives’ proposed value of such disputed item is closer to the Firm’s own calculations for such disputed item. Except as permitted on Exhibit B, in order to clarify or understand any position or argument made by Parent or the Seller Representatives in a written submission, the Firm’s determination of the Closing Cash Consideration, including each of the components thereof, shall be based solely on written presentations submitted by Parent and the Seller Representatives which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Firm shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review absent manifest error or manifest failure of the Firm to adhere to the requirements of this Agreement.
(g)The Seller Representatives shall pay a portion of the fees and expenses of the Firm equal to the percentage by which the portion of the disputed amounts in the Seller Representatives’ submission to the Firm not awarded to the Seller Representatives bears to the aggregate amount actually disputed by the Seller Representatives in the Seller Representatives’ submission to the Firm, and Parent shall pay the remaining portion of such fees and expenses. For purposes of illustration only, if the amount in dispute is $100 and if the final written determination of the Firm states that $80 of the disputed amount is resolved in the Seller Representatives’ favor and $20 of the disputed amount is resolved in Parent’s favor, the Seller Representatives would bear 20% of the Firm’s costs and expenses, on the one hand, and Parent would bear 80% of such costs and expenses, on the other hand.
(h)Within five (5) Business Days after the Closing Cash Consideration, including each of the components thereof, is finally determined pursuant to this Section 2.05:
(i)if the Closing Cash Consideration as finally determined pursuant to this Section 2.05 is equal to or less than the Estimated Closing Cash Consideration, then Parent and the Seller Representatives shall promptly (but in any event within five (5) Business Days of the final determination of the Closing Cash Consideration) deliver a joint written instruction to the Escrow Agent to pay to Parent the absolute value of such difference, if any (such amount, the “Overpayment Amount”), by wire transfer of immediately available funds to one (1) or more accounts designated in writing by Parent to the Seller Representatives. The Overpayment Amount shall be paid solely from the funds available in the Escrow Account. In the event that the funds available in the Escrow Account are in excess of the Overpayment Amount (such excess, the “Escrow Excess Amount”), the Seller Representatives and Parent shall, simultaneously with the delivery of the instructions described in the first sentence of this Section 2.05(h)(i), deliver joint written instructions to the Escrow Agent to pay to the Seller Representatives (for further distribution to the Members) the Escrow Excess Amount. The Seller Representatives shall not have any liability for any amounts due pursuant to Section 2.05 or otherwise with respect of any Overpayment Amount in excess of the funds available in the Escrow Account; and
(ii)if the Closing Cash Consideration as finally determined pursuant to this Section 2.05 is greater than the Estimated Closing Cash Consideration: (A) Parent shall promptly (but in any event within two (2) Business Days following the final determination of the Closing Cash Consideration) pay to the Seller Representatives (or its designee) the absolute value of such difference (such amount, the “Underpayment Amount”); provided, that in no event shall the Underpayment Amount exceed an amount equal to (x) the value of the Escrow Amount plus (y) the positive amount of Cash as of the Measurement Time (such amount, the “Maximum Payment Amount”), in which case, such Underpayment Amount shall be deemed to equal the Maximum Payment Amount, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the Seller Representatives to Parent, and (B) the Seller Representatives and Parent shall promptly (but in any event within five (5) Business Days of the final determination of the Closing Cash Consideration) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Seller Representatives (for further distribution to the Members) the funds in the Escrow Account. Parent shall not have any liability for any amounts due pursuant to Section 2.05 or otherwise with respect of any Underpayment Amount in excess of an amount equal to the Maximum Payment Amount.
(i)Any payment made pursuant to Section 2.05(h) shall be treated by all Parties for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes as an adjustment to the Closing Cash Consideration; provided that the Closing Adjustment Amount (as finally determined pursuant to this Section 2.05) shall be allocated between consideration for the Mergers, on one hand, and the sale of Acquired Interests, on the other hand, in accordance with the methodology mutually agreed upon by the Parties pursuant to Section 11.05 and Exhibit F.
2.06Escrow Account. At the Closing, Parent shall, or shall cause to be delivered, the Escrow Amount in immediately available funds into a separate escrow account (the “Escrow Account”), such account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, with such changes as may be required by the Escrow Agent and reasonably acceptable to Parent and the Seller Representatives. All fees, costs and expenses of the Escrow Agent shall be paid by Parent.
2.07Seller Representatives Amount. At the Closing, Parent shall deliver to the Seller Representatives (on behalf of the Members) $2,000,000, or such higher amount as the Seller Representatives may designate in writing to Parent at least five (5) Business Days prior to the Closing, by wire transfer of immediately available funds to the account(s) designated by the Seller Representatives, for the purposes of paying directly, or reimbursing the Seller Representatives for, any expenses incurred by the Seller Representatives in connection with the performance of their duties pursuant to this Agreement and the Ancillary Documents, including to satisfy potential future obligations of the Seller Representatives and/or the Members to the Seller Representatives (in the aggregate, the “Representative Amount”). The Members will not receive any interest or earnings on the Representative Amount and irrevocably transfer and assign to the Seller Representatives any ownership right that they may otherwise have had in any such interest or earnings. Neither of the Seller Representatives will be liable for any loss of principal of the Representative Amount other than as a result of its gross negligence or willful misconduct. The Seller Representatives will hold these funds separate from their other funds, will use these funds solely in connection with the performance of their duties hereunder, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative Amount shall be retained in whole or in part by the Seller Representatives for such time as the Seller Representatives shall determine in their sole discretion. If the Seller Representatives shall determine in their sole discretion at any time to return all or any portion of the Representative Amount to the Members, they shall deposit such amount with the Paying Agent, for the benefit of the Members, which shall promptly distribute to each Member its portion thereof. For tax purposes, the Representative Amount will be treated as having been received and voluntarily set aside by the Members at the time of Closing.

2.08Earnout Payment Consideration.
(a)Payment. Within ninety (90) days following the expiration of each Measurement Period, Parent shall prepare and deliver to the Seller Representatives a statement setting forth in reasonable detail its good faith calculation of the Earnout Payment, calculated in accordance with the terms of this Agreement (the “Earn-Out Statement”), together with any reasonable supporting details to enable a review of such statement by the Seller Representatives. During the thirty (30) day period following Parent’s delivery of the Earn-Out Statement, the Seller Representatives shall, upon reasonable request and at the Seller Representatives’ sole cost and expense, be provided with reasonable access during normal business hours to books and records, the appropriate personnel of Parent involved in the preparation of the Earn-Out Statement and (subject to the execution of a customary work paper access letter, if requested) workpapers to enable the Seller Representatives to evaluate the calculation of Earnout Payment prepared by Parent; provided, that if the Seller Representatives make such request in writing during such thirty (30) day period, then such thirty (30) day period will be extended by an additional five (5) days (and in such case, the review period will be thirty-five (35) days). Within five (5) Business Days after the Earn-Out Statement becomes final, binding and non-appealable by the Parties in accordance with Section 2.08(b), Parent shall pay or cause to be paid to the Seller Representatives the Earnout Payment, if any, by wire transfer of immediately available funds to the accounts designated by the Seller in writing.
(b)Finalization. The Earn-Out Statement shall become final, binding and non-appealable by the Parties on the thirtieth (30th) day (or thirty-five (35) days, if applicable pursuant to Section 2.08(a)) following receipt thereof by the Seller (the “Adjustment Disagreement Deadline”), unless the Seller Representatives give written notice of its disagreement with such Earn-Out Statement to Parent prior to the Adjustment Disagreement Deadline (a “Notice of Disagreement”), specifying in reasonable detail the nature and amount of any disagreements so asserted (including reasonable supporting documentation) and including objections only based on mathematical errors in the calculations set forth therein, or based on any of the foregoing not being calculated in accordance with the terms of this Agreement. To the extent not set forth in the Notice of Disagreement timely received by Parent, the Seller Representatives shall be deemed to have agreed with Parent’s calculations of all items and amounts contained in the Earn-Out Statement, as applicable, and such items and amounts shall be final, binding and non-appealable by the Parties. If the Notice of Disagreement is timely received by Parent, then the matters in dispute in the Earn-Out Statement (in each case, as revised in accordance with this sentence), as applicable, shall become final, binding and non-appealable by the Parties on the earlier of (A) the date on which Parent and the Seller Representatives resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date on which all such disputed matters are finally resolved in writing by the Firm pursuant to the procedures set forth in this Section 2.08(b). During the thirty (30)-day period following the delivery of the Notice of Disagreement, Parent and the Seller Representatives shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such thirty (30) day period, Parent and the Seller Representatives shall submit to the Firm for review any and all matters that remain in dispute and were included in the Notice of Disagreement timely received by Parent. The guidelines and procedures of the Firm set forth in Exhibit D, Section 2.05(f) and Section 2.05(g) shall apply mutatis mutandis to any disputes pursuant to this Section 2.08; provided, that any references to “Closing Cash Consideration” and “Objection Notice” therein shall be replaced with “Earnout Payment” and “Notice of Disagreement”, as applicable.
(c)Any payment made pursuant to Section 2.08 shall (i) be treated by all Parties for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes as an adjustment to the consideration for the Transaction (provided that any Earnout Payment shall be allocated between consideration for the Mergers, on one hand, and the sale of Acquired Interests, on the other hand, in accordance with the methodology mutually agreed upon by the Parties pursuant to Section 11.05 and Exhibit F) and (ii) be made by wire transfer of immediately available funds to the account(s) designated by Parent or the Seller Representatives, as applicable. The payments described in Section 2.08 shall be the sole and exclusive remedy of Parent and the Seller Representatives for any and all claims arising under this Agreement with respect to this Section 2.08.
(d)Notwithstanding anything herein to the contrary, except in the case of fraud or manifest error, the process set forth in this Section 2.08 shall be the sole and exclusive remedy of the Parties for any disputes related to the determination of the Earnout Payment (except to the extent such determination relates to the compliance by a Party with its covenants set forth in this Agreement).

(e)In addition, Parent shall comply with the additional requirements set forth in Schedule I.
2.09Withholding. Parent and any of its Affiliates, the Seller, the Seller Representatives, the Paying Agent, the Escrow Agent and any member of the Company Group shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person (including amounts payable in respect of the Specified Incentive Units) in such amounts as such payor is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax Law and shall timely remit such amounts to the appropriate Tax authority; provided, that other than in respect of compensatory payments subject to payroll Taxes or any failure to deliver the Form W-9 pursuant to Section 3.02(h)(iii), Parent or such other Person shall provide the Seller and the Seller Representatives with reasonable written notice at least five (5) Business Days prior to deducting or withholding any amounts payable to the Seller and/or the Seller Representatives pursuant to this Section 2.09 indicating the (a) amount to be deducted or withheld with respect to each Person from which any amount is to be deducted or withheld and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such deduction or withholding, and shall work in good faith with the Seller to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and duly and timely paid over to the applicable Tax authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.10Closing Equity Parent Shares Lock-up Restrictions. Pursuant to the Lock-up Agreement and the terms of this Agreement, 17,400,000 Parent Shares constituting a portion of the Closing Equity Parent Shares (the “Lock-up Shares”) shall be subject to the transfer restrictions as set forth in Schedule III hereto.
2.11Deferred Payment Consideration. On the fourth (4th) anniversary of the Closing, Parent shall pay or cause to be paid to the Seller Representatives or its designee (for further distribution to the Members), as additional consideration for the Acquired Interests (including for applicable Tax purposes), an aggregate amount equal to $70,000,000 (the “Deferred Payment”), by wire transfer of immediately available funds to the accounts designated by the Seller Representatives in writing.
2.12Paying Agent. Notwithstanding anything to the contrary in this Agreement or otherwise, Parent acknowledges and agrees that (a) the Seller and the Seller Representatives may engage a paying agent (the “Paying Agent”) to facilitate the distribution of the Closing Cash Consideration, Earnout Payment Consideration, Deferred Payment and any other amounts due to the Seller or the Seller Representatives pursuant to this Agreement and (b) the Seller and/or the Seller Representatives may, by providing written notice at least five (5) Business Days prior to the applicable payment date, direct Parent to make all or any portion of the payments contemplated by Article II to the Paying Agent (for further distribution to the Members).
Article III

CONDITIONS TO CLOSING
3.01Conditions Precedent to Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Party to whose benefit such condition exists, in whole or in part, to the extent permitted by applicable Law):
(a)there shall not be in effect any Law enjoining, prohibiting, preventing or making illegal the consummation of the transactions contemplated by this Agreement; and
(b)all waiting periods (and any extensions thereof) applicable to the Transaction under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transaction, shall have expired or been terminated.

3.02Conditions Precedent to Obligations of Parent and Merger Subs. In addition, the obligations of each of Parent and each Merger Sub to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Parent on behalf of itself and Merger Subs, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of the Seller regarding the Company Entities set forth in Sections 4.01(a), 4.01(b) and 4.01(g) (Organization, Standing and Power) and Section 4.19 (Brokers and Other Advisors) and the representations and warranties of the Seller set forth in Section 5.01 (Organization, Standing and Power), Section 5.02 (Ownership of Equity Interests), and Section 5.03 (Authorization) and Section 5.13 (Brokers and Other Advisors) shall, in each case, individually and in the aggregate, be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for any such representation or warranty that addresses matters only as of a specified date, in which case as of such specified date);
(b)the representations and warranties of the Seller regarding the Company Entities set forth Section 4.04 (Capitalization of the Company Entities) and Section 4.05(a) (Capitalization of Subsidiaries) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date;
(c)the representations and warranties of the Seller set forth in Section 4.07(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;
(d)all other representations and warranties of the Seller set forth in Article IV and Article V (in each case, without giving effect to materiality, Company Material Adverse Effect, or similar phrases) shall be true and correct as of the Closing Date as though then made on and as of the Closing Date (except for any such representation or warranty that addresses matters only as of a specified date, in which case as of such specified date), except, solely for purposes of this Section 3.02(d), where the failure of any such other representation or warranty to be so true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect;
(e)each of the Seller and CAH Holdings shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
(f)from the date of this Agreement there shall not have occurred a Company Material Adverse Effect;
(g)Parent shall have received a certificate signed by an officer of the Seller, dated the Closing Date, to the effect that the conditions specified in Section 3.02(a), Section 3.02(b), Section 3.02(c), Section 3.02(d), Section 3.02(e) and Section 3.02(f) are satisfied;
(h)the Seller shall have delivered to Parent:
(i)the Escrow Agreement, duly executed by the Seller Representatives;
(ii)transfer instruments, in form and substance reasonably acceptable to the Seller and Parent, for the transfer of the Acquired Interests to Parent, duly executed by the Seller;
(iii)a duly executed and completed IRS Form W-9 of the Seller, in form and substance reasonably acceptable to Parent;
(iv)if requested in writing by Parent at least five (5) Business Days prior to the Closing Date, customary resignation letters of the directors, managers and officers of the Company Entities and their respective Subsidiaries, in form and substance reasonably satisfactory to Parent;

(v)the Voting Agreement, duly executed by the persons set forth on Section 3.02(h)(v) of the Seller Disclosure Schedule; and
(vi)a written consent duly executed by the board of directors or board of managers of the Company Entities regarding the forgiveness of all outstanding employee loans, in form and substance reasonably satisfactory to Parent.
3.03Conditions Precedent to Obligations of the Seller and CAH Holdings. In addition, the obligations of each of the Seller and CAH Holdings to consummate the transactions contemplated hereby are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller on behalf of itself and CAH Holdings, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of each of Parent and Merger Subs set forth in (1) Section 6.01(a) (Organization, Standing and Power), Section 6.02 (Authorization), Section 6.03 (No Equityholder Vote Required), and Section 6.09 (Brokers and Other Advisors) shall, individually and in the aggregate, be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for any such representation or warranty that addresses matters only as of a specified date, in which case as of such specified date), and (2) Section 6.04 (Parent Shares and Merger Sub Shares) shall be true and correct in all respects, except for de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date (except for any such representation or warranty that addresses matters only as of a specific date, in which case as of such specified date);
(b)the representations and warranties of Parent and Merger Subs set forth in Section 6.12 (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;
(c)all other representations and warranties of Parent and Merger Subs set forth in Article VI (without giving effect to materiality, Parent Material Adverse Effect, or similar phrases) shall be true and correct as of the Closing Date as though then made on and as of the Closing Date (except for any such representation or warranty that addresses matters only as of a specified date, in which case as of such specified date), except, solely for purposes of this Section 3.03(c), where the failure of any such other representation or warranty to be so true and correct has not had, individually or in the aggregate, a Parent Material Adverse Effect;
(d)Parent and Merger Subs shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;
(e)from the date of this Agreement there shall not have occurred a Parent Material Adverse Effect;
(f)the Seller shall have received a certificate signed by an officer of Parent and Merger Subs, dated the Closing Date, to the effect that the conditions specified in Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.03(d) and Section 3.03(e) are satisfied; and
(g)Parent and Merger Subs, as applicable, shall have delivered to the Seller:
(i)the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(ii)the Voting Agreement, duly executed by Parent; and
(iii)evidence, in form and substance reasonably acceptable to the Seller, of the issuance of the Closing Equity Parent Shares, including Parent’s delivery of a statement from its transfer agent evidencing the issuance of the Closing Equity Parent Shares in the name of the Seller (or its designees); and

(iv)the Closing Equity Parent Shares to be issued in the Transaction shall have been authorized for listing on Nasdaq, upon official notice of issuance.
3.04Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 3.01, Section 3.02 or Section 3.03, as the case may be, if such failure was primarily caused by such Party’s breach of any provision of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Except as set forth in the disclosure schedule delivered by the Seller as of the date hereof (the “Seller Disclosure Schedule”), the Seller hereby represents and warrants to each of Parent and Merger Subs as follows; provided, that each disclosure in the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule to the extent it is expressly stated in such section of the Seller Disclosure Schedule or is reasonably apparent on its face that such information applies to such other section of the Seller Disclosure Schedule:

4.01Organization, Standing and Power.
(a)Each Company Entity is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)Each member of the Company Group has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except where such failure would not be, and would not reasonably be expected to be, material to the business of the Company Group, taken as a whole.
(c)Each member of the Company Group (other than the Company Entities) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where such failure would not be, and would not reasonably be expected to be, material to the business of the Company Group, taken as a whole.
(d)Each member of the Company Group is duly licensed, qualified to do business and in good standing in each jurisdiction where being licensed, qualified or in good standing, as applicable, is required by applicable Law, except where the failure to be so licensed, qualified or in good standing would not be, individually or in the aggregate, material to the Company Group, taken as a whole.
(e)The Seller has made available to Parent true, correct and complete copies of the Organizational Documents for each member of the Company Group. No member of the Company Group is in violation of any of the provisions contained in the Organizational Documents of the Company Group in any material respect.
(f)No bankruptcy, insolvency, judicial composition or similar Actions against any member of the Company Group are pending or have been applied for, opened, or rejected due to a lack of assets.
(g)CAH Holdings has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which CAH Holdings is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by CAH Holdings of this Agreement and each Ancillary Document to which CAH Holdings is a party, and the consummation by CAH Holdings of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of CAH Holdings. This Agreement has been, and each Ancillary Document to which CAH Holdings is a party will be at or prior to the Closing, duly executed and delivered by CAH Holdings and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of CAH Holdings, enforceable against CAH Holdings, in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).
4.02Noncontravention. Except as set forth on Section 4.02 of the Seller Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Documents to which the Seller is a party, the consummation by the Seller of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the terms or provisions hereof or thereof, will (a) conflict with or violate any provision of the Organizational Documents of any member of the Company Group in any material respect, or (b)(i) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained and the filings referred to in Section 4.03 are made, violate any Law or Order applicable to the Company Group, (ii) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Material Contract or Permit to which a member of the Company Group is a party or accelerate or give rise to a right of termination, cancellation, modification or acceleration of any of the Company Group’s obligations under any such Material Contract or Permit or to the loss of any benefit under a Material Contract or Permit to which a member of the Company Group is a party, or (iii) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the Company Group, except, in the case of clause (b), for such violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.
4.03Governmental Approvals. Except for the filings under, and compliance with, the requirements of the HSR Act and as set forth on Section 4.03 of the Seller Disclosure Schedule, no consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of any Ancillary Document by any member of the Company Group to which it is a party, and the consummation by any member of the Company Group of the Transaction, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.
4.04Capitalization of the Company Entities.
(a)Section 4.04(a) of the Seller Disclosure Schedule sets forth the total issued and outstanding Equity Interests of each Company Entity and the holders thereof as of the date hereof. All of the Equity Interests of each Company Entity are owned, beneficially and of record, by the Seller and CAH Holdings, as applicable. The Seller and CAH Holdings, as applicable, have good and valid title to all of the Equity Interests of each Company Entity, free and clear of all Liens, other than (i) as may be set forth in the Organizational Documents of the applicable Company Entity and (ii) any restrictions on sales of securities under applicable securities Laws.
(b)Except (x) as set forth in the Company Entities’ Organizational Documents or Section 4.04(a) or Section 4.04(b) of the Seller Disclosure Schedule, as of the date hereof, or (y) where such failure would not be reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole:
(i)with respect to the Company Entities, there are no: (A)  outstanding shares of equity securities, or other equity or voting interest in, the Company Entities; (B)  outstanding securities of the Company Entities convertible into or exchangeable for shares of equity securities of, or other equity or voting interest in, the Company Entities; (C)  outstanding phantom stock, profit participation or other equity-based compensation awards; (D)  obligations of the Company Entities to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Equity Interests of, or other equity or voting interest (including any voting debt) in, the Company Entities; or (E)  other obligations by the Company Entities to make any payments based on the price or value of any securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company Entities;
(ii)there are no material outstanding agreements of any kind which obligate the Company Entities to repurchase, redeem or otherwise acquire any securities, or obligate the Company Entities to grant, extend or enter into any such agreements;
(iii)the Company Entities do not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the Equity Interests of such Company Entity on any matter; and
(iv)all Acquired Interests and all Equity Interests of CAH Holdings have been duly authorized, are fully paid and nonassessable and validly issued in compliance in all material respects with all: (A) applicable state and federal securities Laws and all other applicable Laws; (B) requirements set forth in all applicable Organizational Documents; and (C) any preemptive rights or other rights to subscribe for or purchase securities of any Company Entity.
4.05Capitalization of Subsidiaries.
(a)Except as set forth on Section 4.05(a) of the Seller Disclosure Schedule, (i) the Company Entities do not own, directly or indirectly, any capital stock of, or voting securities or Equity Interests in, any Person (except for the capital stock of, or voting securities or Equity Interests in, its direct or indirect Subsidiaries) and such Section 4.05(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the number and type of Equity Interests (and related percentage of ownership) owned, directly or indirectly by any Company Entity and any other holders thereof in such Person and (ii) each outstanding share of capital stock of, or voting securities or Equity Interests in, each Subsidiary of the Company Entities, and to the Knowledge of the Seller, each Minority Investment Entity, held by the Company Group was issued and granted in compliance in all material respects with all applicable Laws, Organizational Documents, preemptive rights and other similar contracts with respect thereto and is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, directly or indirectly, beneficially and of record by the Company Entities or another member of the Company Group free and clear of all Liens other than Permitted Liens.
(b)Except (i) as set forth on Section 4.05(b) of the Seller Disclosure Schedule, (ii) pursuant to the Organizational Documents of the Company Group, or (iii) as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, there are no outstanding agreements of any kind which obligate any member of the Company Group (other than the Company Entities) or, to the Knowledge of the Seller, any Minority Investment Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or equity interests in such Subsidiary or, to the Knowledge of the Seller, Minority Investment Entity, or obligate any member of the Company Group (other than the Company Entities) to grant, extend or enter into any such agreements.
4.06Financial Statements.
(a)Section 4.06(a) of the Seller Disclosure Schedule sets forth, true, correct and complete copies of (i) the unaudited consolidated balance sheets of the Company Group as of June 30, 2025 (the “Balance Sheet Date”) and the related consolidated statements of operations and statements of cash flows for the six (6)-month period then ended (the “Unaudited Financial Statements”) and (ii) the audited consolidated balance sheets of the Company Group as of December 31, 2024 and December 31, 2023 and the related consolidated statements of operations, statements of cash flows, together with all related notes and schedules thereto (the “Audited Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with a modified cash basis of accounting (“Modified Cash Basis of Accounting”) consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position, cash flows, and the results of operations of the Company Group at the dates, and for the periods, presented therein (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments). The Financial Statements were derived from the books and records of the Company Group in all material respects.
(b)No member of the Company Group has any liabilities, except liabilities (i) reflected or reserved against on the Unaudited Financial Statements (including the notes thereto) included in the Financial Statements, (ii) incurred after the Balance Sheet Date in the ordinary course of business (other than any liability relating to or arising from violation of Law, breach of Contract, tort, misappropriation or infringement), (iii) incurred as a result of this Agreement or otherwise in connection with the Transaction (and in compliance with this Agreement), (iv) as set forth on Section 4.06(b) of the Seller Disclosure Schedule, (iv) arising under the Organizational Documents of the Company Entities, any award agreement or the Credit Agreement, (v) arising under any Contracts disclosed in the Seller Disclosure Schedule or (vi) as would not have a Company Material Adverse Effect.
(c)Section 4.06 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Company Group of the types described in clauses (i)-(iv), (vi) and (viii) of the definition of “Indebtedness” as of the date of this Agreement.
(d)The Company Group has established and maintains a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting. Since January 1, 2023, the Company Group has not received any written complaint, allegation, assertion or claim, and to the Seller’s Knowledge, threatened claims, that (i) there has been any significant deficiency or weakness in any system of internal accounting controls used by any member of the Company Group, or (ii) there has been any fraud or other material wrongdoing that involves any of the management or other employees of any member of the Company Group who have a significant role in the preparation of financial statements or the internal accounting controls used by any member of the Company Group.
4.07Absence of Certain Changes. Since the Balance Sheet Date, except as otherwise set forth in Section 4.07 of the Seller Disclosure Schedule:
(a)until the date hereof, except for the transactions contemplated hereby, the business of the Company Group has been conducted in all material respects, in the ordinary course of business;
(b)there has not been any event, change, occurrence, circumstance or effect that has had a Company Material Adverse Effect; and
(c)until the date hereof, no member of the Company Group has taken any action that, if taken after the date of this Agreement would require Parent’s consent pursuant to Section 7.01(b).
4.08Legal Proceedings. Other than as set forth on Section 4.08 of the Seller Disclosure Schedule, since January 1, 2023, except as would not be reasonably expected to be, individually in the aggregate, material to the Company Group, taken as a whole, (a) there has been no pending or, to the Knowledge of the Seller, threatened, material legal or administrative Action against any member of the Company Group or to the Knowledge of the Seller, any Minority Investment Entity, or any of their properties, assets or businesses, by or before any Governmental Authority and (b) no member of the Company Group is subject to any outstanding Order.
4.09Compliance with Laws; Permits.
(a)Except as would not be reasonably expected to be, individually in the aggregate, material to the Company Group, taken as a whole, each member of the Company Group and to the Knowledge of the Seller, each Minority Investment Entity, is, and since January 1, 2023 has been, in compliance with all Laws applicable to such member of the Company Group.

(b)Each member of the Company Group, and to the Knowledge of the Seller each Minority Investment Entity, holds all material Permits required for the operations of their respective businesses (“Material Permits”). Since January 1, 2023, the Company Group, and to the Knowledge of the Seller each Minority Investment Entity, has conducted business in compliance in all material respects with the terms of all Material Permits. Since January 1, 2023, (i) no member of the Company Group, and to the Knowledge of the Seller no Minority Investment Entity, has been notified in writing that any Material Permit will not be renewed or that it will be subject to revocation, suspension, material limitation or material adverse modification and (ii) no member of the Company Group, and to the Knowledge of the Seller no Minority Investment Entity, has received written notice or written warning from any Governmental Authority with respect to any failure or alleged failure of a member of the Company Group to comply with any Material Permit, Order or Law, which failure would be, or would reasonably be expected to be, material to the Company Group, taken as a whole.
(c)Except as set forth on Section 4.09(c) of the Seller Disclosure Schedule, the Company Group, and to the Knowledge of the Seller, each Minority Investment Entity, (i) is, and since January 1, 2023 has been, in compliance with all Orders applicable to members of the Company Group, their respective assets or properties and their respective businesses and (ii) since January 1, 2023, has not paid or incurred any material penalty or fine imposed by any Governmental Authority regarding any actual or alleged violation or, or failure to comply with, any such applicable Law or Order. None of (A) the Seller, (B) any of its officers or directors, (C) any of its equityholders who owns at least two percent (2%) of the Equity Interests of the Seller or is a licensed insurance agent, or (D) any employee of the Company Group or to the Knowledge of the Seller, of any Minority Investment Entity, who is also a licensed insurance agent or any officer or director of the Company Group or to the Knowledge of the Seller, of any Minority Investment Entity, is, and has never been, charged, arrested or convicted of any felony, or misdemeanor involving theft, conspiracy, conversion, embezzlement, crimes of dishonesty, acts of fraud, or money laundering, or involved in the making of any false filing with any Governmental Entity, or subject to any Order in connection with any of the foregoing, or was or is subject to any Action or Order with any Governmental Authority with respect to any of the foregoing (including any suspension or expulsion from any self-regulatory organization).
4.10Material Contracts.
(a)Section 4.10 of the Seller Disclosure Schedule set forth a true, correct and complete list of the following Contracts to which a member of the Company Group is a party as of the date of this Agreement, other than individual service orders or purchase orders (the “Material Contracts”):
(i)joint venture, partnership, strategic alliance or other similar Contract involving an investment or any sharing of profits, losses, costs or liabilities by a member of the Company Group with any other Person in excess of $1,500,000 per annum;
(ii)Contracts providing for the acquisition or disposition by a member of the Company Group of any business, division or product line or capital stock or ownership interests of any other Person, in each case that have been entered into since January 1, 2023 (excluding for the avoidance of doubt, any acquisitions or dispositions by any member of the Company Group (other than the Company Entities) prior to such Subsidiary becoming a Subsidiary of a Company Entity) and (A) involved aggregate consideration in excess of $1,000,000 or (B) pursuant to which any earn-outs or deferred or contingent purchase price obligations of any member of the Company Group remain outstanding that is in excess of $400,000;
(iii)Contracts containing a most-favored nation or similar clause or creating an obligation on any member of the Company Group to purchase or obtain any product or service exclusively from, or to sell any product or service exclusively to, a single party, or Contracts otherwise limiting the right of any member of the Company Group to sell, distribute or manufacture any products or services, or to purchase or otherwise obtain any products or services;
(iv)Contracts providing for the incurrence, creation, guarantee or assumption by any member of the Company Group of outstanding indebtedness for borrowed money as of the date hereof having an outstanding principal amount of, or in excess of, $5,000,000 individually (other than any intercompany indebtedness by and among the Company Group);
(v)Contracts creating any Lien (other than Permitted Liens) upon any assets of any member of the Company Group (other than in the ordinary course of business or on immaterial assets);
(vi)any collective bargaining agreement or other contract with a labor union or a labor organization (a “Collective Bargaining Agreement”);
(vii)Contracts pursuant to which any member of the Company Group licenses to or from a third party Intellectual Property that is material to the conduct of the business of the Company Group as it is now being conducted, other than (A) click-wrap or shrink-wrap software licenses, and other licenses for software, software-enabled services or data services that are generally available on standard terms with annual fees less than $125,000, (B) non-exclusive licenses granted in the ordinary course of business that are incidental to the primary purpose of the Contracts in which such licenses are granted, and (C) Contracts containing confidentiality provisions that would not otherwise be required to be set forth pursuant to this clause (vii) but for an express or implied right therein to use confidential or proprietary information;
(viii)Contracts containing provisions that expressly prohibit any member of the Company Group from competing in any material respect in any line of business or in any geographic area, other than Contracts for the disposition of non-core insurance brokerages and books of business;
(ix)Contracts providing for a settlement of any Action against any member of the Company Group by or before any Governmental Authority since January 1, 2023, other than (A) settlements with Company Employees that are immaterial in nature or amount, (B) settlements for the payment of cash or the provision of goods and services, in each case by any member of the Company Group that do not exceed $1,000,000 individually or (C) settlement agreements under which no member of the Company Group has any continuing obligations or liabilities;
(x)Real Property Leases;
(xi)Contracts with any Material Customer or Material Vendor;
(xii)Contracts containing any future capital expenditure obligations of any member of the Company Group in excess of $1,000,000 individually or $10,000,000 in the aggregate;

(xiii)Contracts under which any member of the Company Group has made, or has an obligation to make, a loan or capital contribution to, or investment in, any Person, other than advances to employees in the ordinary course of business;
(xiv)Contracts that require any member of the Company Group to purchase its total requirements of products or service from a third party or to provide a third party’s total requirements of products or service to such third party;
(xv)Contracts granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase any Equity Interest or assets of any member of the Company Group;
(xvi)Contracts between any member of the Company Group, on the one hand, and a current officer or employee of the Company Group, on the other hand, providing (i) base salary above $250,000, or (ii) severance or change in control payments;
(xvii)broker, agency, producer, sub-producer, sales representative Contracts, excluding Agency Agreements, under which payments in excess of $1,000,000 have been paid in the last twelve (12) months;
(xviii)Agency Agreements under which commissions in excess of $3,000,000 have been paid in the last twelve (12) months;
(xix)Contracts relating to the payment of (A) referral fees that involve payments in excess of $250,000 over the last twelve (12) months and (B) shared commissions, profit-sharing or other payments based upon the sale of products of a member of the Company Group that involve payments in excess of $1,000,000 over the last twelve (12) months;
(xx)Contracts with any Governmental Authority, including outstanding Orders with any Governmental Authority, other than those entered into in the ordinary course of business relating to the provision of products and services by the Company Group;
(xxi)Contracts not disclosed pursuant to any other clause of this Section 4.10(a), pursuant to which any member of the Company Group (A) has received during the twelve (12)-month period ended June 30, 2025 aggregate payments in excess of $1,000,000 or (B) has made during the twelve (12)-month period ended June 30, 2025 aggregate payments in excess of $1,000,000; and
(xxii)Contracts that include any commitment or arrangement to enter into any of the foregoing.
(b)Each Material Contract is valid and binding on a member of the Company Group to the extent such member of the Company Group is a party thereto, as applicable, and to the Knowledge of the Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not be material to the Company Group, taken as a whole. As of the date hereof, no member of the Company Group and, to the Knowledge of the Seller, any of the other parties thereto, are in breach of, default or violation under, any of such Material Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation thereunder on the part of the Company

Group, except for any such breaches, defaults or violations that would not be material to the Company Group, taken as a whole. As of the date hereof, no member of the Company Group is in breach of, default or violation under, any Organizational Document of any Minority Investment Entity. As of the date hereof, no member of the Company Group has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company Group under any such Material Contract, except where such default would not be material to the Company Group, taken as a whole. As of the date hereof, to Seller’s Knowledge, no member of the Company Group has received any notice from any counterparty to any Material Contract announcing or threatening to terminate, cancel or otherwise make a material change in the terms of any Material Contract, except as would not be material to the Company Group, taken as a whole. A true, correct and complete copy of the Organizational Documents of each member of the Company Group and each Material Contract (other than individual service orders or purchase orders), including all amendments, modifications and supplements thereto, has been made available to Parent prior to the date hereof, including, to the Knowledge of the Seller, the Organizational Documents of each Minority Investment Entity.
4.11Intellectual Property; Privacy.
(a)Section 4.11(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each patent and patent application, trademark and service mark registration and application, copyright registration, and Internet domain name registration, in each case, owned or purported to be owned by a member of the Company Group (collectively, “Registered Intellectual Property”). Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, all Registered Intellectual Property is subsisting and, to the Knowledge of the Seller, valid and enforceable. The Registered Intellectual Property has not been adjudged invalid or unenforceable by any court of competent jurisdiction.
(b)The Company Group solely owns, free and clear of all Liens (except for Permitted Liens), all Intellectual Property owned by the Company Group and has a valid license to use all other Intellectual Property necessary for the conduct of the business of the Company Group as it is now being conducted.
(c)Except as would not be material to the Company Group, taken as a whole, (i) the conduct of the business of the Company Group does not infringe, misappropriate or otherwise violate, and, in the past six (6) years, has not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person; (ii) since January 1, 2023, no member of the Company Group has received any written claim or written notice or written threats alleging the foregoing or contesting the validity, use, ownership or enforceability of any of the Company Owned Intellectual Property; and (iii) to the Knowledge of the Seller, no Person is infringing or misappropriating any Company Owned Intellectual Property.
(d)Except as set forth in Section 4.11(d) of the Seller Disclosure Schedule, each Person who has contributed to, developed, authored, or conceived any material Intellectual Property on behalf of any member of the Company Group has done so pursuant to a valid agreement that protects the secrecy of confidential information of the Company Group and assigns to the applicable member of the Company Group exclusive ownership of such Intellectual Property, except where ownership thereof would vest in any member of the Company Group by operation of Law.
(e)The Company Group possesses all source code and other documentation and materials reasonably necessary to operate all Company Software in all material respects. Except as set forth on Section 4.11(e) of the Seller Disclosure Schedule, no member of the Company Group has disclosed, delivered, licensed or otherwise made available, or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software to any Person who is not (i) an employee of any member of the Company Group and (ii) subject to obligations restricting such Person’s use and disclosure thereof. No contractor specified on Section 4.11(e) of the Seller Disclosure Schedule has rights to use any source code for any Company Software for any purposes other than to perform services for the Company Group pursuant to an agreement entered by such contractor and any member of the Company Group.

(f)The Company Group does not use and has not used any Open Source Software in a manner that would (i) grant any Person any rights to or immunities under any of the Company Owned Intellectual Property, or (ii) require any member of the Company Group to disclose or distribute the source code to any of the Company Software, to license or provide the source code to any of the Company Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Software at no or minimal charge. Each member of the Company Group complies in all material respects with its obligations under any agreement pursuant to which such member of the Company Group has obtained the right to use any third party Software, including Open Source Software, and in particular the Company Group has purchased a sufficient number of seat licenses for its Business Systems.
(g)Each member of the Company Group has taken and takes commercially reasonable measures designed to maintain and protect all Company Owned Intellectual Property and the secrecy, confidentiality and value of the trade secrets and other material confidential information it owns and all confidential information provided to such member of the Company Group by any other Person under a condition of continued confidentiality. Except as set forth in Section 4.11(g)of the Seller Disclosure Schedule, no member of the Company Group has disclosed or made accessible, or has a duty or obligation (whether present, contingent or otherwise) to disclose or make accessible, any such trade secrets or other material confidential information to any third party other than (i) pursuant to a valid, written, confidentiality agreement pursuant to which such third party agrees to protect such confidential information or disclosures or (ii) access to those under a legally-binding duty of confidentiality to such member of the Company Group. To the Knowledge of Seller, no member of the Company Group has received or otherwise been provided any trade secrets or other confidential information of any Person in violation of any obligation of confidentiality.
(h)Since January 1, 2023, each member of the Company Group has taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby, including by: (i) implementing and maintaining commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities and (ii) implementing commercially reasonable procedures designed to prevent unauthorized access to, and the introduction of any Malicious Code in, the Business Systems owned or controlled by the Company Group. In the last twelve (12) months, there has not been any failure with respect to any of the Business Systems that has caused any material disruption of the operation of the business of the Company Group and that has not been remedied or replaced in all material respects.
(i)Each member of the Company Group complies with, and has, since January 1, 2023, been in compliance with, in all material respects, all Privacy/Data Security Requirements and each member of the Company Group implements and maintains, and, since January 1, 2023, maintained, commercially reasonable policies and procedures, including administrative, physical and technical safeguards, to (i) protect the confidentiality, integrity, availability and the security of all Protected Information, including Personal Information stored in or transmitted by its Business Systems and (ii) comply with its obligations under the Privacy/Data Security Requirements (“Adequate Safeguards”). Since January 1, 2023, to the extent required by Privacy/Data Security Requirements, each member of the Company Group has required third parties who Process Protected Data on behalf of the Company Group to implement and maintain Adequate Safeguards.
(j)Neither any member of the Company Group nor, to the Knowledge of Seller, any third party Processing any Protected Data on behalf of any member of the Company Group has, since January 1, 2023, experienced any material Security Breach. To the Knowledge of Seller, in the past twelve (12) months, no member of the Company Group has been subject to any Actions, or has received any written complaints or other notices relating to the Privacy/Data Security Requirements or any Security Breach (including any notices alleging violation of any Privacy/Data Security Requirements or the unauthorized Processing of Personal Information), except as would not be material to the Company Group, taken as a whole. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements, except as would not have a Company Material Adverse Effect.

(k)All Training Data that are currently or, since January 1, 2023, have been used by the Company Group in any AI Technology owned by the Company Group, are proprietary to a member of the Company Group. No member of the Company Group has (i) permitted any Protected Data to be accessed or used as Training Data by any other Person or (ii) used or employed AI Technology in a manner that would qualify, limit or impair in any material respect any member of the Company Group’s ownership of, or ability to use, commercialize or otherwise exploit, any Company Owned Intellectual Property.
4.12Employee Benefits Matters.
(a)Section 4.12(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all material Company Plans. With respect to each material Company Plan, the Seller has made available to Parent complete and accurate copies of (i) the plan documents (or summary of material terms, if unwritten) and any applicable trust agreement, investment management agreement, administrative service Contract or insurance Contract; (ii) the most recent Internal Revenue Service determination letter; (iii) the summary plan description (as currently in effect) and any summary of material modification; (iv) the three (3) most recent nondiscrimination and coverage testing results; (v) the three (3) most recent actuarial valuations, if applicable, and financial statements; (vi) all non-routine documents filed with the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation in the past three (3) years; and (vii) the most recently filed Form 5500 annual report for each Plan with all applicable schedules and attachments.
(b)Each Company Plan has been established, maintained, administered and funded in compliance, in all material respects, with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of the Seller, threatened claims (other than claims for benefits in the ordinary course), audits or Actions with respect to any Company Plans. With respect to each Company Plan, (i) all material contributions, distributions, reimbursements, and premiums with respect to the Company Plans have been timely made or properly accrued and no Company Plan has any unfunded liabilities and (ii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed.
(c)All Company Plans that are “employee pension plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS or are entitled to rely on a favorable determination letter from the IRS, or have filed a timely application therefor and no event has occurred since the date of the most recent determination letter that has not been revoked or application therefor relating to any such Company Pension Plan that could be reasonably expected to adversely affect the qualification of such Company Pension Plan.
(d)No Company Plan is or was within the last six (6) years, and neither the Company Group nor any of their ERISA Affiliates have within the last six (6) years had any liability with respect to any (i) Company Pension Plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” under Section 413(c) or 414(f) of the Code; (iv) “multiple employer welfare arrangement” under Section 3(40) of ERISA; and (v) post-employment or post-retirement health, medical or life insurance benefits for any Person, except (A) as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other similar applicable Law for which the Person pays the full cost of coverage, (B) which lasts until the end of the month in which the termination of employment occurs, or (C) during any severance period not in excess of six (6) months.
(e)No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Company Plan, and no reportable event, as defined in ERISA, has occurred in connection with any Company Plan, in either case, which could result in any material liability. Neither the Company Group, any ERISA Affiliate nor any employee thereof, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to any Company Plan, has engaged in a prohibited transaction which could result in a material Tax or penalty on the Company Group or any ERISA Affiliate under Section 4975 of the Code or Section 502(i) of ERISA.

(f)The Company Group and its ERISA Affiliates are and have been in compliance in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”), in each case, with respect to each Company Plan that is a group health plan. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any member of the Company Group to any material liabilities, penalties, or Tax under Sections 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act, and no member of the Company Group has received any letter of proposed assessment, audit notice or other written communication from the Internal Revenue Service alleging or investigating the possibility of any such material liability, penalty, or Tax being imposed on a Company Group member.
(g)Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) to which the Company Group thereof is a party or otherwise subject has been maintained and operated in compliance, in all material respects with, and the document(s) evidencing such arrangement comply in all material respects with, the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder, and no additional Tax under Section 409A of the Code has been or could be incurred by a service provider.
(h)Other than as set forth on Section 4.12(h) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable, require the security of benefits under or result in any other obligation pursuant to, any such Company Plans, contracts, plans or arrangements, (ii) cause any individual to accrue or receive additional material benefits, service or accelerated rights to material payment of benefits, (iii) directly or indirectly cause the Company Group to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code or would be subject to an excise tax under Section 4999 of the Code. No member of the Company Group has any indemnity or tax gross up obligations on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code.
4.13Labor.
(a)Except as set forth on Section 4.13(a) of the Seller Disclosure Schedule, each member of the Company Group is and since January 1, 2023 has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).
(b)Each member of the Company Group is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.
(c)Except as set forth on Section 4.13(c) of the Seller Disclosure Schedule, there are no, and since January 1, 2023, there have been no, pending, or to the Knowledge of the Seller, threatened in writing, material lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the

Company Group before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(d)Except as set forth on Section 4.13(d) of the Seller Disclosure Schedule, as of the date hereof, there are no, and since January 1, 2023, there have been no, pending, or to the Knowledge of the Seller, threatened in writing, investigations or audits by any Governmental Authority relating to any Employment Matters of the Company Group. No member of the Company Group is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.
(e)No member of the Company Group is a party to, or bound by, or negotiating any Collective Bargaining Agreement. To the Knowledge of the Seller, (a) as of the date hereof, no union material organizing activities are underway or threatened with respect to any member of the Company Group and (b) no such activities have occurred since January 1, 2023. There are no (i) strikes, work stoppages, work slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Seller, threatened against any member of the Company Group and no such disputes have occurred since January 1, 2023, or (ii) unfair labor practice charges pending with the U.S. National Labor Relations Board or any comparable labor tribunal as of the date of this Agreement or, to the Knowledge of the Seller, threatened as of the date of this Agreement, by or on behalf of any employee or group of employees of any member of the Company Group, in each of the forgoing clauses (i) and (ii), that have been material to the Company Group, taken as a whole.
(f)Since January 1, 2023, no member of the Company Group has implemented any “plant closings” or “mass layoffs” as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (collectively, the “WARN Act”) that triggered the WARN Act without complying in all material respects with the WARN Act.
(g)Section 4.13(g)(i) of the Seller Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of (i) all employees of the Company Group by name or employee ID, (ii) each such employee’s gross compensation (including annual bonuses) with respect to the most recently completed fiscal year, (iii) annual salary or hourly wage rate (as applicable), (iv) job title, (v) FLSA exempt or non-exempt classification, (vi) work location, (vii) full-time or part-time status, (viii) each such employee who is on a leave of absence (and, if so, the nature of such leave and the expected date of return to work, if any), (ix) visa status (if and as applicable), and (x) date of hire. To the Knowledge of the Seller, no executive-level employee intends to terminate their employment, retire or otherwise seek employment outside of the Company Group. Section 4.13(g)(ii) of the Seller Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of the name of each individual engaged by the Company Group as an independent contractor, together with such individual’s compensation arrangement with the Company Group, and whether such individual has entered into a written agreement regarding his or her contractor engagement.
(h)Each member of the Company Group has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations involving any employee, independent contractor, director, officer, or agent of the Company Group of which the Company Group is aware or has been made aware. With respect to each such allegation with potential merit, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company Group does not reasonably expect any material losses with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group, that, if known to the public, would bring the Company Group into material disrepute.
(i)All employees of the Company Group who are working in the United States are legally authorized to work in the United States. Since January 1, 2023, each member of the Company Group has properly completed and retained employment verification paperwork required under applicable Law, including I-9 forms under the Immigration Reform and Control Act of 1986, for all employees.
4.14Tax Matters.

(a)Each member of the Company Group has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required by Law to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects. No member of the Company Group is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to automatically granted extensions to file Tax Returns).
(b)All material Taxes due and owing by each member of the Company Group, whether or not shown to be due on any Tax Returns, have been paid.
(c)No deficiency or proposed adjustment with respect to material Taxes has been proposed, asserted or assessed in writing against any member of the Company Group which has not been fully paid or adequately reserved in the Financial Statements.
(d)No audits, examinations, investigations, or other administrative or court proceedings are pending or being conducted with any Governmental Authority with respect to material Taxes of any member of the Company Group, and no written notice thereof has been received.
(e)All material Taxes required by Law to be withheld, collected or deposited by any member of the Company Group under applicable Law have been withheld, collected or deposited as the case may be, and to the extent required by Law, have been paid to the relevant Governmental Authority, and each member of the Company Group is in compliance with all material information reporting and record retention requirements with respect to such Taxes.
(f)No member of the Company Group has entered into a “listed transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.
(g)There are no material Tax Liens upon any of the assets or properties of any member of the Company Group, other than Permitted Liens described in clause (b) of the definition thereof.
(h)No written claim has been made by a taxing authority in a jurisdiction where any member of the Company Group does not file a type of Tax Return or pay a type of Tax that such member of the Company Group is or may be subject to taxation by, or a Tax Return filing requirement in, that jurisdiction. No member of the Company Group is subject to Tax in any country outside of its place of incorporation or organization by virtue of having employees, a permanent establishment, an office or fixed place of business, or other contacts with such jurisdiction.
(i)No member of the Company Group is a party to any currently effective waiver or other agreement extending the statute of limitations in respect of material Taxes and no request for any such waiver or other agreement is currently pending.
(j)No member of the Company Group has any material liability for Taxes of any other Person (other than any other member of the Company Group) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), (ii) as a transferee or successor, (iii) by contract or agreement (other than commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or (iv) by operation of Law or otherwise. No member of the Company Group is or has been a member of an affiliated, consolidated, combined or unitary group filing a consolidated, combined, or unitary Tax Return (other than a group the common parent of which is CAH Holdings and which is made up of only members of the Company Group).
(k)No member of the Company Group is a party to or bound by any Tax allocation, gross-up, indemnification or sharing agreement, other than (i) agreements exclusively between or among members of the Company Group, (ii) agreements exclusively with the Seller or its Affiliates which will be terminated at or prior to Closing, or (iii) commercial contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(l)Neither Parent nor any of its Affiliates (including the members of the Company Group) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of any: (i) change in or improper use of a method of accounting or use of the cash or hybrid method of accounting with respect to a Pre-Closing Tax Period, (ii) agreement with any Governmental Authority relating to Taxes entered into prior to the close of business on the Closing Date, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made prior to the close of business on the Closing Date, (iv) intercompany transaction occurring or any excess loss account or deferred intercompany gain existing on or prior to the Closing Date, in each case, as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Law), (v) prepaid amount or advance payment received or paid, or deferred revenue accrued, outside the ordinary course of business prior to the close of business on the Closing Date, or (vi) income arising or accruing prior to the end of the day on the Closing Date and includable after the Closing under Sections 951, 951A or 956 of the Code (or any corresponding or similar provision of U.S. state or local Law). No member of the Company Group is or will be required to pay any Taxes after the Closing as a result of the application of Section 965 of the Code (or any corresponding or similar provision of U.S. state or local Law).
(m)In the last two years, no member of the Company Group has distributed equity securities of another Person, or has had its equity securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.
(n)No member of the Company Group is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Authority related to Taxes that will be binding on any member of the Company Group or the operations of the Company Group after the Closing Date and no request for any such ruling is pending.
(o)The unpaid Taxes of the members of the Company Group (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face (or any notes thereto) of the balance sheet of the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the members of the Company Group in filing their Tax Returns.
(p)Other than equity interests in the Persons set forth on Section 4.05(a) of the Seller Disclosure Schedule, none of the assets of the Company Group constitute an equity interest in any other entity (other than a member of the Company Group) that is treated as a partnership, trust, or other pass-through entity for Tax purposes.
(q)No member of the Company Group holds any material property or obligations that are required to be escheated or reported as unclaimed property to any Governmental Authority under any applicable escheatment or unclaimed property Laws that have not been properly escheated or reported in accordance with applicable Law.
(r)No member of the Company Group has ever made any election (and no election has been made with respect to any member of the Company Group) under applicable U.S. state or local income Tax Law pursuant to which the Company Group member incurs or otherwise is liable for any Tax that would have otherwise been borne (in whole or in part) by the direct or indirect equity holders or owners of such Company Group member had no such election been made (including any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).
(s)No tax basis of any goodwill, going concern value or other intangible assets referred to in Code Section 197(d) of any of the members of the Company Group is currently prevented from being amortizable as a result of the operation of the “anti-churning” rules set forth in Section 197(f)(9) of the Code.

(t)The method of allocating income, deductions, expenses and receipts among the members of the Company Group (or among the offices or permanent establishments of a single member of the Company Group, if required by applicable Law) complies in all material respects with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of U.S. state or local or non-U.S. Law) and any other applicable Laws on transfer pricing, and all such arrangements among the members of the Company Group comply with all requirements (including documentary, retention and filing requirements) of any such Law in all material respects.
(u)None of the Corporate Entities is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(v)To the Knowledge of the Seller, the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday or other Tax reduction agreement to which any member of the Company Group is a party to.
(w)No member of the Company Group is a direct or indirect stockholder or equity owner of a “controlled foreign corporation” as defined in Section 957 of the Code or of a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(x)Section 4.14(x) of the Seller Disclosure Schedule sets forth the U.S. federal and applicable state and local income tax classification of each member of the Company Group. No entity classification election has been made (or other action taken or omission made) that would result in any member of the Company Group being treated other than as set forth across from such Person’s name on Section 4.14(x) of the Seller Disclosure Schedule for U.S. federal and applicable state and local income Tax purposes. To the Knowledge of the Seller, an election pursuant to Section 754 of the Code is in effect for each Person classified as a partnership for U.S. federal income Tax purposes in which any member of the Company Group will own a direct or indirect equity interest as of the Closing and which is not itself a member of the Company Group.
(y)To the Knowledge of the Seller, any partnership termination of CAC Holdings, Dorset Peak Investments, LLC or Cobbs Allen Capital LLC is not expected to result in any material adverse income Taxes of their direct or indirect owners.
4.15Real Property.
(a)No member of the Company Group owns any real property.
(b)Section 4.15(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all leases, licenses, subleases and occupancy agreements, together with any material amendments thereto, with an annual aggregate base rent of over $100,000 that may not be terminated at will or by giving notice of ninety (90) days or less (the “Real Property Leases”), with respect to leased real property used or occupied by a member of the Company Group as of the date hereof (the “Leased Real Property”). Except as would not be, individually or in the aggregate, material to the Company Group, taken as a whole, the applicable member of the Company Group is in possession of each Real Property Lease, in each case free and clear of all Liens, other than Permitted Liens or as set forth on Section 4.15(d) of the Seller Disclosure Schedule.
(c)No member of the Company Group has received written notice (A) of any pending or threatened condemnation or eminent domain proceedings affecting or relating to any Leased Real Property, or (B) from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the Company Group’s business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws, in each case other than those that would not be material to the Company Group, taken as a whole.

(d)Except for Permitted Liens or as set forth on Section 4.15(d) of the Seller Disclosure Schedule, no member of the Company Group is a landlord, lessor, sublandlord, sublessor, licensor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, or any portion thereof.
4.16Insurance. As of the date of this Agreement, Section 4.16 of the Seller Disclosure Schedule set forth a true, correct and complete list of all material policies or binders of fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company Group (collectively, the “Insurance Policies”). The Insurance Policies are (a) except for policies that have expired under their terms, in full force and effect, and no member of the Company Group is in breach or default with respect to any such policy or binder and (b) valid and enforceable in accordance with their terms. The Company Group, and to the Knowledge of the Seller, each other party to each Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects. Except as would not be material to the Company Group, taken as a whole, no member of the Company Group has (i) received written notice of actual or, to the Knowledge of the Seller, threatened, material modification or termination of any material Insurance Policy, other than increases in connection with the Company Entities’ annual renewal process, or (ii) received written notice of cancellation or non-renewal of any material Insurance Policy, other than in connection with ordinary renewals. All premiums due with respect to each Insurance Policy have been paid in full in accordance with the terms of such Insurance Policies.
4.17Environmental Matters. (a) The Company Group is, and since January 1, 2023 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) since January 1, 2023, there has been no material suit, claim, action or proceeding arising under any Environmental Laws that is pending or, to the Knowledge of the Seller, threatened against the Company Group, (c) except as would not be material to the Company Group, taken as a whole, no member of the Company Group is subject to any Order involving uncompleted, outstanding or unresolved requirements arising under Environmental Laws, and (d) to the Knowledge of the Seller, there are no hazardous wastes or hazardous materials, including petroleum, asbestos, toxic mold and polychlorinated biphenyls, present at any of the real properties or facilities owned, operated or leased by any member of the Company Group, in such a manner that would reasonably be expected to result in material liability to the Company Group, taken as a whole, under any Environmental Laws.
4.18Interested Party Transactions. Other than (a) the applicable Organizational Documents of each of the Company Entities, (b) any indemnification, employment, compensation or incentive arrangements or separation, severance or other similar arrangements with any Company Employee or his or her Permitted Transferees, or (c) as otherwise set forth on Section 4.18 of the Seller Disclosure Schedule, no executive officer or director of the Company Group or any Person owning (i) any outstanding Equity Interests in a Company Entity or (ii) two percent (2%) or more of the outstanding Equity Interests in the Seller or, to the Knowledge of the Seller, any Affiliate or family member of any such officer, director or owner, is a party to any Contract with or binding upon any member of the Company Group or has any material interest in any property or assets owned by the Company Group or has engaged in any transaction (other than those related to indemnification, employment, compensation or incentive arrangements) with any member of the Company Group within the last twelve (12) months, or pursuant to which, the Seller or the Company Group owes any material amount of money to, or is owed any material amount of money by, any member of the Company Group.
4.19Brokers and Other Advisors. Except as otherwise set forth on Section 4.19 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Group.
4.20Anti-Bribery Compliance. No member of the Company Group has, nor have any of their directors, officers, employees or agents, in the past five (5) years, provided, offered, gifted or promised, directly or indirectly, anything of value to any non-U.S. government official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any non-U.S. government official, political party or candidate for government office, for the purpose of: (a) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company Group; or (b) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company Group in obtaining or retaining business for or with, or directing business to, any person. Without limiting the foregoing, no member of the Company Group, and none of their respective officers, directors and employees have, and to the Knowledge of the Seller, no agents, resellers or other third party representatives of the Company or to the Knowledge of the Seller, any other Persons while acting for or on behalf of them have, directly or indirectly, violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery Law to the extent applicable to the Company Group’s operations.
4.21Regulatory.
(a)Since January 1, 2023, no member of the Company Group is or has been the subject of a material Action from a State Insurance Regulator or other Governmental Authority. Since January 1, 2023, no member of the Company Group has been the subject of a regulatory enforcement Action that resulted in any member of the Company Group entering into an Order, or otherwise having agreed to pay any fine or sanction, to any State Insurance Regulator or other Governmental Authority.
(b)Except as otherwise set forth on Section 4.21(b) of the Seller Disclosure Schedule, since January 1, 2023 and to the Knowledge of the Seller, no director, officer or employee of the Company Group has been the subject of an adverse Action, or felony or misdemeanor that is required to be disclosed on any insurance producer or other licensing application, but was not or has not been disclosed as required by any State Insurance Regulator.
(c)No member of the Company Group is engaging, or at any time has been engaged, in the business of insurance as a risk-bearing entity in any jurisdiction.
(d)Except as set forth on Section 4.21(d) of the Seller Disclosure Schedule, no member of the Company Group transacts the business of insurance through any Person other than its Agents. Each member of the Company Group and each Agent employed or contracted with each member of the Company Group at the time of soliciting, selling or producing any Insurance Contract, to the extent required by applicable Law, Governmental Authority, or Contract, was, to the Knowledge of the Seller, duly appointed by the applicable Carrier, and was duly licensed as an insurance and/or discount plan, broker or producer for the type of Insurance Contracts solicited, sold or produced by such Agent, in each case, in the particular state in which such Agent solicited, sold or produced such Insurance Contract, except where the failure to be duly appointed or duly licensed would not be, and would not reasonably be expected to be, material to the Company Group, taken as a whole. No Agent acting on behalf of a member of the Company Group is, or since January 1, 2023, has been, in violation of any applicable Law affecting his or her status as an individual insurance and/or discount plan agent, broker or producer, except where the violation would not have a material and adverse effect on the applicable member of the Company Group. Each member of the Company Group compensates (i) Agents involved in the solicitation, negotiation, sale or servicing of Insurance Contracts and (ii) Persons who are not licensed insurance and/or discount plan, brokers or producers, in each case, in compliance with applicable Law in all material respects.
(e)No Agency Agreement would be considered a TPA Contract or MGA Contract or otherwise be required to contain provisions applicable to managing general agent Contracts or third party administrator Contracts under any TPA Law or MGA Law.
(f)The manner in which each Carrier and each “upline” agency, general agency, or managing general agent compensates each member of the Company Group for its and its Agents’ sales of Insurance Contracts is in compliance with applicable Law, except where the failure to comply would not be, and would not reasonably be expected to be, material to the Company Group, taken as a whole. Since

January 1, 2023, no Carrier, or any “upline” agency, general agency, or managing general agent, requested, any reversal, clawback, return or disgorgement of any commissions (including contingent commissions), fees or other compensation previously paid to or accrued as revenue by any member of the Company Group pursuant to any Agency Agreement, other than returns of commissions due to cancellations or other returns of premiums to the extent such returns are required by applicable Law. No member of the Company Group has paid any commission or customer lead or referral fee to any Person that was required to be licensed as an insurance and/or discount plan agent, broker or producer, and did not hold such license when such member of the Company Group made such payment or paid any customer lead or referral fee in excess of a nominal customer lead or referral fee or the applicable maximum fixed dollar amount, as applicable, except where the failure to comply with the immediately preceding provisions would not be, and would not reasonably be expected to be, material to the Company Group, taken as a whole.
(g)No member of the Company Group has sold, solicited or negotiated Insurance Contracts in any jurisdiction in which such member was not duly licensed as a resident or non-resident, as applicable, insurance and/or discount plan agency authorized to sell such Insurance Contracts; except where the failure to comply with the immediately preceding provisions would not be, and would not reasonably be expected to be, material to the Company Group, taken as a whole.
(h)To the Knowledge of the Seller, each Agent that is currently engaged by a member of the Company Group in such capacity is duly licensed as a resident or non-resident insurance and/or discount plan agent, broker or producer authorized to sell each type of Insurance Contract which such member of the Company Group sells pursuant to any Agency Agreement, and each such license is in full force and effect without any restrictions, except where the failure to be so licensed would not be, and would not reasonably be expected to be, material to the Company Group, taken as a whole. Where required by applicable Law and the Agency Agreements and to the Knowledge of the Seller, each Agent is duly appointed by the applicable member of the Company Group, and no member of the Company Group has any Knowledge of a Carrier or any “upline” agency, general agency, or managing general agent terminating its appointment of any Agent for cause. To the Knowledge of the Seller, no current Agent of the Company Group has, since January 1, 2023: (i) had any insurance and/or discount plan agent, broker or producer license placed in a probation status or suspended, revoked or non-renewed; or (ii) received any written cease and desist or show cause order from, or entered into any Order with, any Governmental Authority having jurisdiction over the Agents or Insurance Contracts or been the subject of any Action brought by a Governmental Authority. Since January 1, 2023 and to the Knowledge of the Seller, no Agent, independent contractor, employee, manager, director or officer of the Company Group has violated 18 U.S.C.A. § 1033. To the Knowledge of the Seller, no independent contractor, employee, manager, director or officer of the Company Group has, or has since January 1, 2023 had, any state insurance and/or discount plan agent, agency, broker or producer license application denied or refused, or any state insurance and/or discount plan agent, agency, broker or producer license suspended or revoked. The Seller has made available to Parent true, correct and complete copies of all material correspondence since January 1, 2023 with any Governmental Authority related to or with the Company Group and/or the assets, properties or businesses of the Company Group. There are no, and since January 1, 2023 there have not been, any material Actions pending or threatened in writing against any member of the Company Group, or, to the Knowledge of the Seller, against any independent contractor, employee, manager, director or officer of the Company Group relating to or resulting from their services to the Company Group, relating to any Insurance Law or violation or alleged violation thereof.
(i)Subject to the terms and conditions set forth in the applicable Agency Agreement, each member of the Company Group has the sole and exclusive right to the ownership of all the Accounts and all records related to such Accounts, and the right to receive commissions and renewals on such Accounts is the sole property of the applicable member of the Company Group (including all rights to renewal commissions) and, following the Closing, will remain the sole property of the applicable member of the Company Group. No third party has any ownership right or interest (vested or unvested) in any such records and Accounts in connection with those Insurance Contracts for which a member of the Company Group is the agent of record, subject to the terms and conditions set forth in the applicable Agency Agreement.

(j)Since January 1, 2023, no member of the Company Group has advanced premiums and/or fees on behalf of policyholders until the premiums and/or fees have been paid by the policyholders, nor has any member of the Company Group advanced claims payments to policyholders on behalf of a Carrier, except where such advance would not be, and would not reasonably be expected to be, material to the business of the Company Group, taken as a whole. Since January 1, 2023, no member of the Company Group has paid insurance and/or discount plan premiums and/or fees, premium adjustments or other items on behalf of any policyholder except with the authority (express or implied) of the policyholder on whose behalf such payments are purported to have been made.
(k)Each member of the Company Group maintains Fiduciary Accounts in accordance with all applicable Laws and the Agency Agreements to which each member of the Company Group is a party and have deposited therein, when required, all insurance premiums collected or received by a member of the Company Group. No funds deposited into such Fiduciary Accounts have ever been withdrawn therefrom for any use other than as permitted under the Agency Agreements and applicable Law.
(l)Each member of the Company Group has disclosed to its customers the sources of its compensation commission rates, its role in the sale of any Insurance Contract, the ability for such customers to request further information, any fees received with respect to premium finance arrangements and other information regarding its compensation structure with respect to any Insurance Contract sold to a customer, in each case, as may be required under applicable Law or by Contract, except where the failure to make such disclosure would not be, and would not reasonably be expected to be, material to the business of the Company Group, taken as a whole.
(m)Section 4.21(m) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each fictitious name, tradename or doing business as name used by any member of the Company Group in any state (each, an “Agency Tradename”). Each member of the Company Group has received the required approval of the State Insurance Regulator in each state where such member of the Company Group holds an insurance agency license to use each applicable Agency Tradename in the business conducted by such member of the Company Group, except where the failure to receive such approval would not have a material and adverse effect on the applicable member of the Company Group. To the extent required by applicable Law, each member of the Company Group has obtained all foreign qualifications with the secretaries of state (or equivalent agency) of each jurisdiction where a Person has been issued an Insurance Contract through such member of the Company Group, except where the failure to be so qualified or licensed would not be, and would not reasonably be expected to be, material to the Company Group, taken as a whole.
(n)Each designated responsible licensed producer (“DRLP”) for each member of the Company Group is, and has been at all times, (i) duly designated as the DRLP with the relevant State Insurance Regulators and (ii) duly licensed to hold such position.
(o)No Contract with a Material Carrier contains a provision that creates an exclusive relationship between a member of the Company Group and the applicable Material Carrier or includes any mechanism or right for a Material Carrier to clawback, reverse or demand the return of commissions paid to a member of the Company Group based on volume, underwriting or other similar performance metrics.
4.22Insurance Carriers. Section 4.22 of the Seller Disclosure Schedule sets forth a true, correct and complete list of the top twenty (20) Carriers or MGAs utilized by the Company Group and includes the aggregate dollar amount of commissions or other fees or payments received by the Company Group by revenue for the twelve (12)-month period ending on June 30, 2025 (each such Carrier or MGA listed on Section 4.22 of the Seller Disclosure Schedule being, a “Material Carrier”). Since January 1, 2025 and through the date of this Agreement, no Material Carrier has terminated its relationship with, materially decreased commissions rates payable to, materially and adversely altered its contingent income calculation methodology, reduced the product lines or appointments available to or otherwise altered in a material and adverse manner its relationship with, the Company Group, or, to the Knowledge of the Seller, intends to or has threatened in writing to terminate its relationship with, materially decrease commission rates payable to the Company Group, materially and adversely alter its contingent income calculation methodology, reduce the product lines or appointments available to or otherwise materially and adversely alter its relationship with the Company Group (in each case whether as a result of the consummation of the Transaction or otherwise). No member of the Company Group is, or has been since January 1, 2025, engaged in any material dispute with any Material Carrier or has been since January 1, 2025 in material default of any of its material obligations to any Material Carrier. Since January 1, 2025 through the date of this Agreement, none of the Material Carriers have failed to pay any material commission owed to the Company Group.
4.23Material Customers; Material Vendors.
(a)Since June 30, 2025 and through the date of this Agreement, (i) no member of the Company Group has received a written notice, or to the Knowledge of Seller, other communication, that any Material Customer intends to suspend, terminate or materially modify the business relationship between any member of the Company Group and any Material Customer (excluding, for the avoidance of doubt, any customary credit holds in the ordinary course of business); and (ii) no member of the Company Group has been, or is currently, in a material dispute with any Material Customer.
(b)Since June 30, 2025 and through the date of this Agreement, (i) no member of the Company Group has received a written notice, or to the Knowledge of Seller, other communication, that any Material Vendor intends to suspend or terminate or materially modify the business relationship between any member of the Company Group and any Material Vendor and (ii) no member of the Company Group has been, or is currently, in a material dispute with any Material Vendor.
4.24Accounts Receivable. Except as set forth on Section 4.24 of the Seller Disclosure Schedule, all accounts receivable of the Company Group reflected on the Financial Statements (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with a Modified Cash Basis of Accounting) (a) represent charges for services provided by the Company Group and which, to the Seller’s Knowledge, will be collected in accordance with their terms and their recorded amounts, except to the extent expressly reserved for on the Financial Statements, and (b) are valid and have arisen from bona fide transactions of the Company Group not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business or as otherwise reflected in the Financial Statements.
4.25Sanctions.
(a)The members of the Company Group, and each of their respective officers, directors and employees and, to the Knowledge of the Seller, each of their respective agents is and has been since April 24, 2019, in compliance with: the economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the United Kingdom and the European Union (collectively, “Sanctions”). Without limiting the foregoing, no member of the Company Group has made any voluntary or involuntary disclosure or received notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has received written notice of any allegation involving or otherwise relating to any alleged or actual material violation of Sanctions.
(b)No member of the Company Group, nor any of their respective officers, directors and employees nor, to the Knowledge of the Seller, any of their respective agents, is or since April 24, 2019 has been designated on, or is owned 50% or more in the aggregate or controlled by any party that has been or is designated on, any Sanctions-related list of restricted parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, and the EU Consolidated List.
4.26Solvency. Immediately after giving effect to the Transaction contemplated by this Agreement, the Company Group, taken as a whole, will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transaction contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any member of the Company Group.

4.27No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article IV or Article V (as qualified by the Seller Disclosure Schedule), neither the Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, have made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller or the Company Group to Parent or any of its Affiliates or their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, and the Seller and its Affiliates hereby disclaim any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives.
Article V

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Seller Disclosure Schedule, the Seller hereby represents and warrants to Parent and each Merger Sub, as follows; provided, that each disclosure in the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule to the extent it is expressly stated on such section of the Seller Disclosure Schedule or is reasonably apparent on its face that such disclosure applies to such other section of the Seller Disclosure Schedule:
5.01Organization, Standing and Power.
(a)The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)The Seller has the requisite organizational power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.
(c)The Seller is duly licensed, qualified to do business and in good standing in each jurisdiction where being licensed, qualified and in good standing, as applicable, is required by applicable Law, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a material adverse effect on Seller’s ability to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party.
5.02Ownership of Equity Interests. The Seller owns all the Acquired Interests and all Equity Interests of CAH Holdings free and clear of all Liens other than Liens (a) under applicable securities Laws, (b) under the Organizational Documents of the Company Entities, (c) imposed by or on behalf of Parent and (d) imposed under the Credit Agreement (which Liens will be released at the Closing pursuant to Section 2.04(d)).
5.03Authorization. The Seller has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Seller is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Document to which the Seller is a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of the Seller. This Agreement has been, and each Ancillary Document to which the Seller is a party will be at or prior to the Closing, duly executed and delivered by the Seller, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.04Holding Company. The Seller does not have and has never had, any operations or assets or engaged in any business activities other than, in each case, (i) the direct or indirect ownership of the Company Group, (ii) activities in connection with this Agreement and the Transaction, (iii) engaging in transactions related to its Equity Interests (including the issuance of Equity Interests to its equityholders), in each case, including any activities related or incidental thereto and (iv) engaging in transactions in connection with the Credit Agreement.
5.05Noncontravention. Neither the execution and delivery of this Agreement or any Ancillary Documents to which the Seller or CAH Holdings is a party, nor the consummation by the Seller or CAH Holdings of the transactions contemplated hereby or thereby, nor compliance by the Seller or CAH Holdings with any of the terms or provisions hereof or thereof, will (a) conflict with or violate any provision of the Organizational Documents of the Seller or CAH Holdings, or (b)(i) assuming that the authorizations, consents and approvals referred to in Section 5.06 are obtained and the filings referred to in Section 5.06 are made, violate any Law or Order applicable to the Seller or CAH Holdings, or (ii) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which the Seller or CAH Holdings is a party or accelerate or give rise to a right of termination, cancellation, modification or acceleration of the Seller’s obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit to which the Seller is a party, except, in the case of clause (b), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s or CAH Holdings’ ability to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party.
5.06Governmental Approvals. Except for the filings under and compliance with the requirements of the HSR Act and as set forth on Section 5.06 of the Seller Disclosure Schedule, no consents, authorizations or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Ancillary Document by the Seller, and the consummation by the Seller of the Transaction, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Seller’s ability to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party.
5.07Legal Proceedings. (a) There is no pending or threatened in writing (or, to the Knowledge of the Seller, threatened orally), legal or administrative Action against the Seller or any of its properties, assets or businesses, by or before any Governmental Authority and (b) the Seller is not subject to any outstanding Order, in each case, except as would not be reasonably expected to have a material effect on the Seller’s ability to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party.
5.08Compliance with Laws. The Seller is, and since January 1, 2023 has been, in compliance in all material respects with all Laws applicable to the Seller.
5.09Status. As of the date hereof, the Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
5.10General Solicitation. The Seller is not acquiring the Closing Equity Parent Shares as a result of any advertisement, or any other general solicitation or general advertisement, as such terms are defined under Regulation D under the Securities Act.
5.11Access to Information. The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, and risks of the investment in the Closing Equity Parent Shares, and it is able to bear the economic risk of loss of the investment in the Closing Equity Parent Shares. The Seller has had the opportunity to review such documents and ask such questions as it has deemed necessary to make an informed investment decision with respect to the investment in the Closing Equity Parent Shares.

5.12Restricted Securities. The Seller is acquiring the Closing Equity Parent Shares for its own account and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky Laws, or any other applicable securities Laws. The Seller understands that the Closing Equity Parent Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and that the issuance of the Closing Equity Parent Shares in the United States is being made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.
5.13Brokers and Other Advisors. Except as otherwise set forth on Section 5.13 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
5.14No Additional Representations and Warranties. Except for the express representations and warranties provided in Article IV and this Article V (as qualified by the Seller Disclosure Schedule), neither the Seller, nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, have made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Seller or any of its Affiliates or their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, and the Seller and its respective Affiliates hereby disclaim any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives.
Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS
Except as set forth in the SEC Documents (other than (a) disclosures in the “Risk Factors” section of any SEC Documents and (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such SEC Documents, to the extent that such statements are non-specific and cautionary in nature), each of Parent and each Merger Sub, as applicable, hereby represents and warrants to the Seller and CAH Holdings, on behalf of itself, severally and not jointly or jointly and severally, as follows:
6.01Organization, Standing and Power.
(a)Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)Each of Parent, Merger Sub I, and Merger Sub II has the requisite company power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except where such failure would not be, and would not reasonably be expected to be, material to the business of Parent, Merger Sub I, Merger Sub II, and their respective Subsidiaries, taken as a whole.
(c)Each of Parent, Merger Sub I, and Merger Sub II, are duly licensed, qualified to do business and in good standing in each jurisdiction where being licensed, qualified and in good standing, as applicable, is required by applicable Law, except where the failure to be so licensed, qualified or in good standing would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.
(d)Merger Sub I is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub II is a newly organized limited liability company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. No Merger Sub has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Each Merger Sub is a direct wholly owned Subsidiary of Parent.
6.02Authorization
(a). Each of Parent, Merger Sub I, and Merger Sub II, have all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, Merger Sub I and Merger Sub II, of this Agreement and each Ancillary Document to which it is a party, and the consummation by Parent of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action of Parent, Merger Sub I, or Merger Sub II, as applicable. This Agreement has been, and each Ancillary Document to which Parent, Merger Sub I, or Merger Sub II, is a party will be at or prior to the Closing, duly executed and delivered by Parent, Merger Sub I, or Merger Sub II, as applicable and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Parent, Merger Sub I, and Merger Sub II, enforceable against Parent, Merger Sub I, and Merger Sub II, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.
6.03No Equityholder Vote Required. Other than (i) the approval of the holders of a majority of the Parent Class B Shares pursuant to Section 1.01 of that certain Stockholders Agreement, dated as of October 28, 2019, by and among Parent and the parties signatories thereto (as amended, restated or otherwise modified from time to time, the “Stockholders Agreement”) (which approval has been obtained prior to the date of this Agreement) and (ii) the consents of Parent as sole stockholder of Merger Sub I and Merger Sub II (which approval has been obtained prior to the execution of this Agreement), no vote or consent of the holders of any Equity Interests of Parent, or any of its Affiliates is necessary to approve this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including the issuance and delivery of Closing Equity Parent Shares. The adoption of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby by (i) the board of directors of Parent, on behalf of Parent and as the sole stockholder of Merger Sub I and sole member and manager of Merger Sub II (which shall have occurred prior to or concurrently with the execution of this Agreement), and (ii) the approval of the holders of a majority of the Parent Class B Shares pursuant to Section 1.01 of the Stockholders Agreement and the consents of Parent as sole stockholder of Merger Sub I and Merger Sub II (which approval has been obtained prior to the execution of this Agreement) are the only vote or consent of the holders of any Equity Interests of Parent, Merger Sub I and Merger Sub II necessary to approve this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
6.04Parent Shares and Merger Subs.
(a)As of the date hereof, the authorized Equity Interests of Parent consists of 300,000,000 Parent Shares, 100,000,000 Class B common stock, par value $0.0001 per share (the “Parent Class B Shares”) and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Shares”), of which: (i) 71,633,859 Parent Shares were issued and outstanding as of October 31, 2025, (ii) 47,008,818 Parent Class B Shares were issued and outstanding as of October 31, 2025 and (iii) zero (0) Parent Preferred Shares are issued and outstanding. The authorized capital stock of Merger Sub I consists of 1,000 shares of Merger Sub I Common Stock, free and clear of any Lien thereon, and Parent owns all of the issued and outstanding Merger Sub I Common Stock, free and clear of any Lien thereon. The authorized equity interests of Merger Sub II consists of limited liability interests, free and clear of any Lien thereon, and Parent owns all of the issued and outstanding limited liability interests of Merger Sub II.
(b)The Closing Equity Parent Shares have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no equityholder of Parent or any of its Subsidiaries will have any preemptive right of subscription or purchase in respect thereof (except for any such rights that have been waived by the applicable equityholder). The Closing Equity Parent Shares will be issued to the Seller (for further distribution to the Members) with good and valid title, free and clear of all Liens other than Liens arising under applicable securities Laws, Parent’s Organizational Documents and restrictions on transfer under the Rollover Equity Lock-Up Agreement. Parent is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the resale of the Parent Shares constituting a portion of the Closing Equity Parent Shares using a registration statement on Form S-3. Based in part on the representations made by the Seller in Article V, the issuance of the Closing Equity Parent Shares to the Seller (for further distribution to the Members) is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation D of the Securities Act. Without limiting the foregoing, neither Parent nor, to the Knowledge of Parent, any other Person authorized by Parent to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Parent Shares, and neither Parent nor, to the Knowledge of Parent, any Person acting on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Parent Shares under this Agreement to be integrated with prior offerings or issuances by Parent for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available.
(c)As of the date of this Agreement, the board of directors of Parent has (i) unanimously determined that the transactions contemplated hereby are fair to, and in the best interests of, Parent and its stockholders, (ii) approved the transactions contemplated hereby, including the issuance of the Closing Equity Parent Shares and the Transaction, and (iii) approved and declared advisable this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
6.05Noncontravention. None of the execution and delivery of this Agreement or any Ancillary Documents to which Parent, Merger Sub I or Merger Sub II is a party, the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated hereby or thereby, or compliance by Parent, Merger Sub I or Merger Sub II with any of the terms or provisions hereof or thereof, will (a) conflict with or violate any provision of the Organizational Documents of Parent, Merger Sub I or Merger Sub II, or (b)(i) assuming that the authorizations, consents and approvals referred to in Section 6.06 are obtained and the filings referred to in Section 6.06 are made, violate any Law or Order applicable to Parent, Merger Sub I or Merger Sub II, or (ii) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Parent, Merger Sub I or Merger Sub II is a party or accelerate or give rise to a right of termination, cancellation, modification or acceleration of any of Parent’s, Merger Sub I’s or Merger Sub II’s obligations under any such Contract or Permit or to the loss of any benefit under a Contract or Permit, except, in the case of clause (b), for such violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to be, individually or in the aggregate, material to Parent, Merger Sub I, Merger Sub II and their respective Subsidiaries, taken as a whole.
6.06Governmental Approvals. Except for the filings under, and compliance with the requirements of the HSR Act, no consents, authorizations or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Ancillary Document by Parent, Merger Sub I or Merger Sub II, and the consummation by Parent, Merger Sub I or Merger Sub II of the Transaction, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to be, individually or in the aggregate, material to Parent, Merger Sub I, Merger Sub II and their respective Subsidiaries, taken as a whole.
6.07Legal Proceedings. (a) There is no pending or threatened in writing (or, to the Knowledge of Parent, threatened orally), material legal or administrative Action against Parent or any of its properties, assets or businesses, by or before any Governmental Authority and (b) neither Parent, Merger Sub I, Merger Sub II is subject to any outstanding Order, in each case, except as would not be reasonably expected to have a material effect on Parent’s ability to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party.
6.08Compliance with Laws. Each of Parent, Merger Sub I, and Merger Sub II is, and since January 1, 2023 (or in the case of Merger Sub I and Merger Sub II, since the date of their incorporation or formation, as applicable) has been, in compliance in all material respects with all Laws applicable to Parent, Merger Sub I and Merger Sub II.
6.09Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, Merger Sub I, Merger Sub II, or their respective Affiliates or representatives for which the Seller may become liable.
6.10Investment Representation. Parent and its Subsidiaries are acquiring the Acquired Interests and Equity Interests of CAH Holdings for their own account with the present intention of holding such Acquired Interests and Equity Interests of CAH Holdings for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.
6.11Solvency. Assuming the accuracy of the representations and warranties of the Seller set forth in Article IV and Article V, immediately after giving effect to the Transaction, Parent and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Transactions, Parent and each of its Subsidiaries will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries.
6.12Absence of Certain Changes. From and after the Parent Balance Sheet Date, a Parent Material Adverse Effect has not occurred.
6.13Tax Matters. (a) Parent and its Subsidiaries have timely filed, or have caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required by Law to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects, (b) all material Taxes whether or not shown to be due on such Tax Returns have been paid, (c) no deficiency or proposed adjustment with respect to material Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries which has not been fully paid or adequately reserved in the consolidated financial statements of Parent included in the SEC Documents, (d) no audits, examinations, investigations, or other administrative or court proceedings are pending or being conducted with any Governmental Authority with respect to material Taxes of Parent or any of its Subsidiaries, and no written notice thereof has been received, and (e) there are no material Tax Liens upon any of the assets or properties of Parent or any of its Subsidiaries, other than Permitted Liens.
6.14SEC Documents; Financial Statements; No Undisclosed Liabilities.
(a)Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Parent with the SEC since January 1, 2023 (collectively, together with any documents filed with or furnished to the SEC during such period by Parent to the SEC on a voluntary basis, the “SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and none of the SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)The consolidated financial statements of Parent included in the SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (i) have been prepared from the books and records of Parent and its Subsidiaries, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, Parent’s consolidated financial position as at the respective dates thereof and Parent’s consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which are material to Parent and its Subsidiaries, taken as a whole)). Except as permitted by GAAP and disclosed in the SEC Documents, between September 30, 2025 (the “Parent Balance Sheet Date”) and the date hereof, Parent has not made or adopted any material change in its accounting methods, practices or policies.
(c)Parent is, and since the Parent Balance Sheet Date has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(d)Neither Parent nor any of its Subsidiaries has any material liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against the consolidated statements of financial condition of Parent as of Parent Balance Sheet Date (or the notes thereto), (ii) incurred after the Parent Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, (iv) arising under the Organizational Documents of Parent and its Subsidiaries, or (v) as would not have a Parent Material Adverse Effect.
6.15Sufficiency of Funds. Assuming the accuracy of the Seller’s representations and warranties set forth in this Agreement and performance by the Seller of its obligations hereunder, the aggregate available cash at Parent and other available sources of cash as of the Closing (or with respect to the Earnout Payments and the Deferred Payment when due and payable) will be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the Closing Cash Consideration, the Representative Amount, the Escrow Amount, the Earnout Payments (if and when payable), the Deferred Payment (when due), and the payment of all associated costs and expenses.
6.16No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article VI, neither Parent, Merger Sub I, Merger Sub II nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries to the Seller or any of its Affiliates or their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, and Parent, Merger Sub I, Merger Sub II and their respective Affiliates hereby disclaim any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Seller or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives.

Article VII

COVENANTS
7.01Conduct of the Business of the Company Group.
(a)Except (i) as contemplated or required by this Agreement, (ii) as set forth on Section 7.01(a) or Section 7.01(b) of the Seller Disclosure Schedule, (iii) as required by applicable Law,

or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Seller shall, and shall cause the Company Entities to, use its commercially reasonable efforts to conduct the business of the Company Entities in all material respects in the ordinary course of business.
(b)Except (w) as contemplated or required by this Agreement, (x) as set forth on Section 7.01(a) or Section 7.01(b) of the Seller Disclosure Schedule, (y) as required by applicable Law, or (z) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Seller shall not, and shall cause the Company Group not to with respect to the Company Group:
(i)(A) authorize for issuance, issue, sell, grant or subject to any Lien any Equity Interests of the Company Group, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for Equity Interests of the Company Group, or any rights, warrants or options to acquire any Equity Interests of the Company Group, or (B) redeem, acquire or otherwise acquire any of the outstanding Equity Interests of the Company Group, or any rights, warrants or options to acquire any shares of capital stock of the Company Group;
(ii)split, combine, subdivide or reclassify any Equity Interests of the Company Entities, other than any split, combination, subdivision or reclassification of any Equity Interests of the Company Entities effected solely to ensure that the equityholders of the Company Entities proportionately share in the accretion or dilution resulting from the Company Entities’ issuance, repurchase, cancellation or other increase or reduction in the number of Equity Interests;
(iii)authorize, declare, set aside for payment or pay any dividends or make any distribution with respect to the outstanding Equity Interests of the Company Group (whether in cash, assets, stock or other securities of the Company Group), except dividends and distributions paid or made by any member of the Company Group prior to the Measurement Time (A) to its parent entity that wholly owns such Subsidiary or (B) pursuant to the Organizational Documents of the Company Group;
(iv)incur, assume or guarantee any indebtedness for borrowed money having an outstanding principal amount of more than $10,000,000 in the aggregate, other than (A) any letters of credit issued in the ordinary course of business, (B) intercompany indebtedness, (C) borrowings under the Credit Agreement’s revolving credit facilities, (D) short-term borrowings incurred in the ordinary course of business, (E) purchase money financing and capital leases entered into the ordinary course of business and (F) in connection with the acquisition of insurance brokerages and books of business in the ordinary course, in each case of subclauses (A)-(F) so long as such indebtedness is not material to the Company Group, taken as a whole;
(v)adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;
(vi)make any changes in financial or material tax accounting methods, principles or practices (or change an annual accounting period) of the Company Group, except as may be required under GAAP, the Modified Cash Basis of Accounting or by applicable Law or that would not be material to the Company Group, taken as a whole;
(vii)amend the Organizational Documents of the Company Group in any material respect;

(viii)sell, lease, assign, transfer, otherwise dispose of, or subject to any Lien (other than a Permitted Lien) any material assets or properties of the Company Group (other than sales of assets with de minimis or no book value in the ordinary course of business and non-exclusive licenses of Intellectual Property granted in the ordinary course of business);
(ix)acquire or agree to acquire, whether by merger, consolidation, purchase of Equity Interests, purchase of assets or otherwise, any business or entity (other than the acquisition of insurance brokerages and books of business in the ordinary course of business);
(x)waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Employee;
(xi)compromise or settle any Action where a Governmental Authority is a party, or the amount payable by any member of the Company Group in connection therewith would exceed $250,000;
(xii)enter into any Contract or Order with any Governmental Authority involving any of the businesses of the Company Group, or any of the assets or properties of the Company Group, other than in the ordinary course of business;
(xiii)enter into any new line of business or discontinue any material line of business or business operations;
(xiv)make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by any member of the Company Group (A) to any employee of the Company Group in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the ordinary course of business or (B) to any Company Entity or any wholly-owned Subsidiary thereof;
(xv)other than in the ordinary course of business in accordance with past practices, (A) make, change or revoke any material Tax election or change any Tax accounting method or period, (B) enter into any “closing agreement” or other material agreement with any taxing authority, (C) settle or compromise any claim or assessment in respect of a material amount of Tax, (D) request any ruling from any Governmental Authority with respect to Taxes, (E) consent to any extension or waiver of any limitation period related to any claim or assessment for material Taxes, (F) file any income or other material amended Tax Return, or (G) file any income or other material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice, but in each case, only to the extent such action would adversely affect Parent, Opco or their Affiliates or the Company Group;
(xvi)except as required by applicable Law or the terms of any Company Plan, (A) increase, or accelerate the vesting or payment of, the wages, salary, bonus, profit-sharing or other compensation payable to, or enter into any new bonus or incentive agreement or arrangement, with, any of employee, officer, independent contractor or director of the Company Group, other than (x) increases in base compensation in the ordinary course of business to any employee of the Company Group with annual base compensation equal to or less than $250,000, not to exceed 3.0% for any individual employee or (y) repayment of loans to Company Employees set forth on Section 7.01(b)(xvi)(A)(y) of the Seller Disclosure Schedule, (B) enter into any new employment, severance, consulting, or other compensation agreement with any employee, officer or independent contractor of the Company Group whose annual base salary or fee is in excess of $250,000, except in connection with hiring permitted pursuant to subclause (D) of this Section 7.01(b)(xvi), (C) amend, terminate or enter into a new Company Plan, other than renewals of Company Plans which are health and welfare plans in the ordinary course of business, or (D) hire or fire (other than for cause) any officers or any employees whose annual base salary is in excess of $250,000, other than replacement hires in the ordinary course of business;
(xvii)institute any reduction in force in the Company Group employees whether through layoffs, furloughs, terminations or otherwise;
(xviii)other than in connection with extensions, renewals or ministerial amendments, and other than natural expiration or non-renewal by its terms, enter into, amend, assign, terminate, modify or cancel any Material Contract, or other than in the ordinary course of business, modify, accelerate or waive any material right under any Material Contract, except in each case, as required by applicable Law;
(xix)cause or take (or omit to take) any action to allow, any Permit of any member of the Company Group to become revoked, terminated, suspended, lapsed, limited or materially amended;
(xx)make any material filings with any Governmental Authority (other than those required by Law; provided, that Parent shall be provided a copy of such filings);
(xxi)take any action, or fail to take any action, which action or failure to act prevents or impedes (whether as a direct or indirect consequence), or would reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or
(xxii)authorize, or commit or agree to take, any action described in this Section 7.01(b).
(c)Parent acknowledges and agrees that: (i) nothing contained in this Agreement shall grant Parent, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Closing, (ii) prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 7.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law, and (iv) notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have the right to cause the Company Group to dividend, transfer or otherwise distribute the Cash to their respective members or other equityholders or use Cash to repay (whether in part or in full) the outstanding Indebtedness under the Credit Agreement, in each case, on or prior to the Measurement Time, and such actions shall not require the consent of Parent.
7.02Conduct of the Business of Parent. Except (a) as contemplated or required by this Agreement, (b) in the ordinary course of business, (c) as required by any Contract to which Parent or any of its Subsidiaries is a party to as of the date of this Agreement, or (d) with the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, Parent shall not and shall not permit any of its Subsidiaries to:
(i)amend the Organizational Documents of Parent in any material respect in a manner that would adversely affect the Closing Equity Parent Shares;
(ii)split, combine, subdivide or reclassify the Equity Interests of Parent, declare or pay any dividend (whether in cash, assets, stock or other securities of Parent) or in-kind distribution with respect to the Equity Interests of Parent, except for solely in the case of any split, combination or reclassification of the Parent Shares, equitable adjustments are made to the number of Parent Shares constituting the Closing Equity Parent Shares to the extent necessary to provide to the equityholders of the Company Entities the same economic effect as contemplated by this Agreement prior to such event

(provided, for the avoidance of doubt, that nothing in this Section 7.02(ii) shall limit Opco from making tax distributions pursuant to the terms of its operating agreement);
(iii)adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, except, in each case, equitable adjustments that are made to the number of Parent Shares constituting the Closing Equity Parent Shares to the extent necessary to provide to the equityholders of the Company Entities the same economic effect as contemplated by this Agreement prior to such event and the transactions contemplated by this Agreement can still be consummated as contemplated by this Agreement prior to such event;
(iv)take any action, or fail to take any action, which action or failure to act prevents or impedes (whether as a direct or indirect consequence), or would reasonably be expected to prevent or impede, the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment; or
(v)authorize, or commit or agree to take, any action described in this Section 7.02.
7.03Access to Books and Records.
(a)Prior to the Closing and subject to applicable Laws, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants, but excluding any financing sources), to have such access to the properties, management, businesses and operations of the Company Group, and such examination of the books and records of the foregoing as it reasonably requests in connection with the consummation of its the Transaction solely as contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Seller shall use its commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company Group, to reasonably cooperate with Parent in connection with such access and examination, and Parent, and its respective representatives shall reasonably cooperate with the Seller and its officers, employees, consultants, agents, accountants, attorneys and other representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would, as determined by the Seller in good faith, (i) unreasonably disrupt the operations of the Seller or the Company Group, or (ii) require the Seller or the Company Group to disclose information subject to attorney client privilege. Notwithstanding anything to the contrary contained herein, (A) without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Affiliates and their respective representatives not to, contact any director, officer, employee, service provider, supplier, customer, independent contractor, landlord, lessor, bank, or any other person with whom the Seller or the Company Group has or have had a business relationship or other representative of or to the Seller or the Company Group (other than Latham or Ardea Partners LP) with respect to the Seller or any member of the Company Group or the transactions contemplated by this Agreement; provided, that the Seller shall have the right to have one (1) or more representatives present during any such contact in the event that it consents to such contact, and (B) Parent and its Affiliates and their respective representatives shall not have any right to perform any invasive or subsurface investigations, sampling, studies, or explorations of the properties or facilities of the Company Group, including any sampling or analysis of soil, soil vapor, groundwater, building materials or other environmental media. Neither the Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members, equityholders or representatives, makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 7.03 and neither Parent, nor any other Person may rely on the accuracy of any such information, other than as expressly set forth in the representations and warranties regarding the Company Entities and the Seller contained in Article IV and Article V (as qualified by the Seller Disclosure Schedule).
(b)Parent acknowledges that the information provided to such Person in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between the Seller and Opco (as amended from time to time, its “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
7.04Section 280G.
(a)If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations issued thereunder) with respect to the Company Group may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Transaction, then the Seller shall seek, prior to the initiation of the equityholder approval procedure described in Section 7.04(a), from each Person to whom any payment or benefit is required or proposed to be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of the applicable member of the Company Groups in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder.
(b)In connection with the foregoing, Parent shall provide the Seller with all information and documents necessary to allow the Seller to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Parent, or any of its Affiliates (“Parent Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) days prior to the Closing Date (and shall further provide any such updated information as is necessary prior to the Closing Date) and shall cooperate with the Seller in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any Parent Payments.
(c)Prior to the Closing, the Seller shall solicit, and use its reasonable best efforts to obtain, the approval by such number of equityholders of the Company Entities in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 7.04(a) to receive or retain, as applicable, such Person’s Waived Benefits, provided that in no event shall this Section 7.04 be construed to require the Seller to compel any Person to waive any existing rights under any contract or agreement that such Person has with any member of the Company Group or any other Person, and in no event shall any member of the Company Group be deemed in breach of this Section 7.04 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.
7.05Publicity; Confidentiality. No press release or public announcement related to this Agreement or the Transactions, or, prior to the Closing, any other announcement or communication (other than by the Seller or the Company Group any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Seller or the Company Group, shall be issued or made without the joint approval of Parent, on the one hand, and the Seller Representatives or the Seller, on the other hand, unless required by Law or the rules of securities exchange on which securities issued by a Party or any of its Affiliates are traded (in the reasonable opinion of counsel), in which case Parent and the Seller shall, if legally permissible and reasonably practicable under the circumstances, have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller and the Company Entities shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their fundraising and reporting activities, and following the consummation of the transactions contemplated herein, the Seller Representatives and the Company Entities and their respective Affiliates shall retain the right to disclose the Company Group’s historical sales and earnings information for the period prior to the Closing. For the avoidance of doubt, Parent, the Seller and the Company Entities may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.
7.06Director, Manager and Officer Liability and Indemnification.
(a)The Seller shall cause the Company Entities to obtain, and Parent shall maintain in effect, a “tail” policy for claim based policies of the Company Group, with effect beginning on the Closing Date and for six (6) years thereafter, including directors’ and officers’, errors and omissions, cyber security and employment practices liability insurance policies with respect to matters occurring prior to the Closing (such policies, the “Tail Policies”). Such Tail Policies shall provide coverage that is at least equal to the coverage in effect on the date of this Agreement under the Company Group’s existing insurance policies; provided, however, that the Company Entities may substitute therefor policies of at least the same coverage, with an insurance provider with an equivalent or higher credit rating issued by Standard & Poor’s, Moody’s or Fitch as the insurance provider of the directors’ and officers’ liability insurance policy of the Company Group as of the date hereof, containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. All costs associated with the Tail Policies shall be borne by the Seller; provided, that in no event shall the aggregate cost for the Tail Policies exceed three-hundred and fifty percent (350%) of the Company Group’s most recent annual premium allocation (the “Maximum Premium”). If the aggregate annual premiums of such insurance coverage exceed the Maximum Premium, then the Seller may obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from insurance carriers with the same or better credit ratings as the Company Group’s current insurance carriers with respect to directors’ and officers’ liability insurance policies. Promptly following the Closing, the Seller shall deliver to Parent evidence of the Seller’s subscription of such substitute insurance policy, together with evidence of the payment of the premium thereof (to the extent not already included in the Estimated Closing Statement).
(b)For a period of six (6) years after the Closing, Parent shall not, and shall cause the Company Group not to amend, repeal or otherwise modify any provision in the Company Group’s Organizational Documents relating to the exculpation or indemnification of any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties that the current and former officers, directors, managers and similar functionaries of the Company Group shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. Parent agrees and acknowledges that this Section 7.06 shall be binding on Parent’s successors and assigns.
(c)If the Company Group or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company Group shall assume all of the obligations set forth in this Section 7.06.
(d)Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Company Group at or prior to the Closing or any other party covered by directors’, managers’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 7.06 shall continue in effect, solely with respect to such person, until the final disposition of such claim, action, suit, proceeding or investigation.
(e)The obligations under this Section 7.06 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 7.06 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 7.06 are intended for the benefit of, and will be enforceable by (as express third party beneficiaries), each current and former officer, director, manager or similar functionary of each member of the Company Group and their heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.
7.07Efforts.

(a)The Parties shall, and shall cause their Affiliates to, use reasonable best efforts to take or cause to be taken all actions and do, or cause to be done, all things necessary or advisable, so as to enable the Parties to consummate and make effective the Transaction as soon as possible, and in any event, prior to the Outside Date, including (i) obtaining the expiration or termination of all applicable waiting periods under the HSR Act and obtaining all other necessary consents, clearances and approvals under Antitrust Laws with respect to the Transaction and (ii) avoiding or eliminating each and every impediment or objection under the HSR Act and any other Antitrust Law or Insurance Law that may be asserted by any Governmental Authority or any other Person with respect to the Transaction.
(b)Without limiting the generality of the foregoing, the Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (i) obtain from Governmental Authorities all consents, clearances, approvals and authorizations required to be obtained by any Party or any of its respective Affiliates in connection with the Transaction as soon as possible, and in any event, prior to the Outside Date and (ii) avoid any Action by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction. Each Party shall, and shall cause its respective Affiliates to, prepare and file, or cause to be prepared and filed, as promptly as practicable (and no later than twenty (20) Business Days following the date hereof), all necessary filings in connection with the Transaction under the HSR Act and any other Antitrust Laws. The Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to (x) cooperate with the other Parties and promptly furnish all information to the other Parties that is necessary in connection with such filings and (y) respond promptly to any inquiries or requests for information, documents or testimony from any Governmental Authority concerning such filings. Parent shall pay all filing fees for filings by the Parties and their respective Affiliates required under the HSR Act or other Antitrust Laws in connection with the Transaction. Parent shall not, and shall cause its Affiliates not to, without the prior written consent of Seller, (i) “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act or (ii) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the Transaction.
(c)In furtherance of the foregoing, to the extent required or advisable, Parent shall, and shall cause its Affiliates to, offer, propose, negotiate, agree to, commit to and effect, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to the business, assets or interests of the Company Group, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements of the Company Group, (iii) conduct of business restrictions, including restrictions on the Company Group’s ability to manage, operate or own any assets, product lines, businesses or interests, (iv) any other change or restructuring of the Company Group and other actions and non-actions with respect to businesses, assets or interests of the Company Group and (v) any other condition, commitment, remedy or undertaking of any kind, in each case of (i)-(v), to the extent necessary (x) to obtain a waiver, consent, clearance, approval or waiting period expiration or termination of any Governmental Authority or (y) to avoid the application of any Antitrust Law, or any Action pursuant to any Antitrust Law, that would preclude the consummation of the Transaction prior to the Outside Date. Parent and the Seller shall, and shall cause their Affiliates to, use their reasonable best efforts to avoid the entry of any Order that would restrain, prevent, materially delay, unwind, declare void or unlawful, or otherwise prohibit the Closing and the Transaction; provided, however, that none of Parent or the Seller shall have any obligation to defend, contest or litigate any Action by any Governmental Authority or other Person. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not, and none of its Affiliates shall, be required to offer, propose, negotiate, agree to, commit to or effect, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to any of Parent’s or its Affiliates’ (other than the Company Group’s) businesses, assets or interests, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements of Parent or its Affiliates (other than the Company Group’s), (iii) conduct of business restrictions on Parent’s or its Affiliates’ (other than the Company Group) ability to manage, operate or own any assets, product lines, businesses or interests of Parent, or its Affiliates (other than the Company Group) or (iv) any other change or restructuring of Parent or its Affiliates (other than the Company Group) and other actions and non-actions with respect to businesses, assets or interests of Parent or its Affiliates (other than the Company Group).
(d)Each Party shall, and shall cause its Affiliates to, (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documents in connection with the Transaction; (ii) allow the other Parties a reasonable opportunity to review in advance and comment on any and all filings, forms, notices, registrations, notifications and other submissions in connection with the HSR Act and other Antitrust Laws and Insurance Laws related to the Transaction; (iii) promptly notify the other Parties of any written communication from any Governmental Authority in connection with the Transaction and permit the other Parties to review reasonably in advance any proposed written communication in connection with any of the foregoing (and consider in good faith the views of the other Parties in connection therewith); (iv) not agree to participate, or to permit its Affiliates to participate, in any meeting or discussion with any Governmental Authority in respect of any filings, forms, notices, registrations, notifications, submissions, investigations or inquiries concerning the Transaction unless it consults with the other Parties in advance and gives the other Parties the opportunity to attend and participate thereat; (v) furnish the other Parties with copies of all correspondence, filings and communications (and summaries of oral communications) between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the Transaction; (vi) promptly provide the other Parties with any information or documentation reasonably required by the other Parties in order to respond to any inquiry or request from any Governmental Authority in relation to the HSR Act or any other Antitrust Law or Insurance Law; and (vii) promptly inform the other Parties of any material developments and keep the other Parties reasonably informed of the progress of any investigations or inquiries by any Governmental Authorities.
(e)Parent shall not, and shall not permit its Affiliates to, take any action, or refrain from taking any action, that would reasonably be expected to materially delay, impede or prevent the ability of the Parties to consummate the Transaction as soon as possible, and in any event, prior to the Outside Date. Without limiting the generality of the foregoing, Parent shall not, and shall not permit its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets or business, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, clearance or approval of any Governmental Authority necessary to consummate the Transaction or the expiration or termination of any applicable waiting period or (ii) otherwise materially delay or prevent the consummation of the Transaction. Notwithstanding anything to the contrary in this Section 7.07(e), Parent shall be permitted to complete the acquisitions set forth on Schedule IV.
7.08Access and Investigation; Non-Reliance.
(a)Parent, and its representatives (i) have had access to and the opportunity to review all of the documents in the “Project Red Rock” virtual data room hosted by Datasite on behalf of the Seller, and (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Seller and the Company Group for purposes of conducting a due diligence investigation with respect thereto. Parent and each of its respective Non-Recourse Parties have conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group, and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties regarding the Company Entities and the Seller set forth in Article IV and Article V, as qualified by the Seller Disclosure Schedule, and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) regarding the Company Entities or any of their respective Non-Recourse Parties as to any matter concerning the

Company Group or any of their respective joint ventures (if any) or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Parent, or any of its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to Parent, or any of its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). In connection with the Transactions, Parent has been represented by, and adequately consulted with, legal counsel of their choice and Parent, and such counsel have carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, Parent has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 7.08, Section 9.01, and Section 10.01.
(b)The Seller and its representatives (i) have had access to and the opportunity to review all of the documents in the virtual data room hosted by Sharepoint on behalf of Parent, and (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of Parent for purposes of conducting a due diligence investigation with respect thereto. The Seller and its Non-Recourse Parties have conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and its Affiliates, and any of their respective joint ventures and businesses, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Seller and its Non-Recourse Parties (i) have relied solely on the results of such independent investigation and verification and on the representations and warranties regarding Parent set forth in Article VI and (ii) have not relied on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) regarding Parent, or any of its Non-Recourse Parties as to any matter concerning Parent, its Affiliates or any of their respective joint ventures (if any) or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Seller or its Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other materials made available to the Seller or its Non-Recourse Parties in certain “data rooms” or presentations, including “management presentations”). In connection with the Transactions, the Seller, has been represented by, and adequately consulted with, legal counsel of its choice and the Seller, and such counsel have carefully read this Agreement and has been given time to consider this Agreement, understands this Agreement and, after such consideration, and with such understanding, the Seller has knowingly, freely and without coercion entered into this Agreement and, in particular, this Section 7.08, Section 9.01, and Section 10.01. The Seller and its Non-Recourse Parties acknowledge that none of the Closing Equity Parent Shares may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act. The Seller and its Non-Recourse Parties understand that the Seller’s investment in the Closing Equity Parent Shares involves a high degree of risk and is, therefore, a speculative investment. The Seller and its Non-Recourse Parties are able to bear the economic risk of the Seller’s investment in the Closing Equity Parent Shares for an indefinite period of time, are presently able to afford the complete loss of such investment.
7.09Appointment of Director and Board Observer. Parent agrees to take all actions reasonably necessary (including, without limitation, increasing the size of the board of directors of Parent if necessary) to cause (a) the Seller Nominated Person (as defined in the Voting Agreement) to be appointed as a Class III director on Parent’s board of directors and (b) one (1) of the member of the board of managers of the Seller to be appointed as an observer on Parent’s board of directors (such person, the “Company Observer”), in each case, effective immediately following the Closing and in accordance with, and subject to, the terms and conditions of the Voting Agreement.
7.10Registration Statement.

(a)Parent shall, within five (5) Business Days after the later of (x) the Closing Date or (y) the day after the Parent has received, to its reasonable satisfaction, (A) the financial statements described in Section 7.15(a) and (B) such information regarding each of the Selling Equityholders and the distribution of the Registrable Securities (as such term is defined in Schedule II) as Parent may reasonably request in writing (email being sufficient) to complete the information required by the Shelf Registration Statement (as defined below), including the information required to be disclosed pursuant to Items 507 and 508 of Regulation S-K (such later date, the “Shelf Filing Deadline”), file with the SEC (i) a Form 8-K or Form 8-K/A (the “Closing Form 8-K”), which shall include all historical and pro forma financial statements (the “Required Financial Statements”) to the extent required to be included, or incorporated by reference, in a registration statement on Form S-3 or Form S-1 which registers the resale of shares held by the Specified Equityholders, and (ii) at Parent’s discretion, either (a) a registration statement on Form S-3 (or any successor form thereto), which shall, if available, be in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act), or if Parent is not eligible to use Form S-3, a registration statement on Form S-1 (or any successor form thereto) (together with any prospectus or prospectus supplement forming a part of such registration statement, the “New Shelf Registration Statement”), or (b) a prospectus supplement to Parent’s existing effective Registration Statement on Form S-3 (File No. 333-275370) (the “New Prospectus Supplement” and, together with the New Shelf Registration Statement, the “Shelf Registration Statement”), providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act and which shall register all Registrable Securities then held by the Selling Equityholders; provided, that if Parent elects to file a New Shelf Registration Statement and is not permitted under the Securities Act to file the New Shelf Registration Statement in the form of an automatic shelf registration statement, Parent shall use reasonable best efforts to cause such New Shelf Registration Statement to become effective as soon as reasonably practicable following such filing, but in any event no later than the earlier of (i) the sixtieth (60th) calendar day following the Shelf Filing Date and (ii) the second (2nd) Business Day after (A) the day on which the SEC staff advises Parent that the SEC staff will not review the New Shelf Registration Statement or (B) if the SEC staff reviews the New Shelf Registration Statement, the day on which the SEC staff advises Parent that the SEC staff has no further comments on the Shelf Registration Statement. Notwithstanding the foregoing, if it is not possible to prepare the Required Financial Statements for the Closing Form 8-K as of the Shelf Filing Deadline because the Closing occurs during a period when more current historical or pro forma financial statements are required under Regulation S-X, Parent may delay the filing of the Closing Form 8-K and the Shelf Registration Statement until as soon as reasonably practicable after Parent files its next Quarterly Report on Form 10-Q (if the Required Financial Statements are for such next interim period) or Annual Report on Form 10-K (if the Required Financial Statements include annual financial statements for such next fiscal year).
(b)In connection with the filing of the Shelf Registration Statement required by Section 7.10(a), the terms of Schedule II hereto shall apply and be deemed incorporated by reference herein as set forth herein.
7.11Payoff Letters and Lien Releases. The Seller shall deliver to Parent at least one (1) Business Day prior to the Closing Date (with drafts being delivered no later than three (3) Business Days prior to the Closing Date) (a) duly executed copies of payoff letters (subject to the delivery of funds as arranged by Parent) with respect to the Indebtedness outstanding under the Credit Agreement in form reasonably satisfactory to Parent and (b) all documentation relating to the release of all related Liens and guarantees with respect to the Indebtedness outstanding under the Credit Agreement (other than customary obligations that, pursuant to the terms of the applicable Indebtedness, expressly survive the termination thereof); provided, however, that the Seller shall not be required to obtain any payoff letters that are not conditioned on, and subject to, the occurrence of the Closing.
7.12Access to Books and Records. From and after the Closing until the seventh (7th) anniversary of the Closing Date, Parent shall provide the Seller Representatives and their authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Company Group with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, governmental investigations, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by the Seller Representatives, Parent shall not, and shall not permit its Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company Group for any period prior to the Closing Date without first giving reasonable prior notice to the Seller Representatives and offering to surrender to the Seller Representatives such books and records or any portion thereof which Parent or its Subsidiaries may intend to destroy, alter or dispose of.
7.13Transaction Consideration Distribution.
(a)As promptly as practicable after the date hereof, the Seller shall distribute to each of its Members an accredited investor questionnaire, substantially in the form attached hereto as Exhibit E (the “Equity Issuance Documentation”). The Seller shall use reasonable best efforts to obtain executed Equity Issuance Documentation from all Members prior to the Closing.
(b)Promptly following the Closing, (i) the Seller shall distribute (A) the Closing Equity Parent Shares to certain Members who are “accredited investors”, and (B) the Closing Cash Consideration received by the Seller at the Closing pursuant to Section 2.04(a) to the Members, and (ii) immediately following the foregoing distributions, the Seller shall liquidate and dissolve. Notwithstanding anything contained herein to the contrary, each of the Members shall be entitled to receive, and the Seller Representatives shall distribute (or cause the Paying Agent to distribute), to each Member following the Closing, their respective portion of any Earnout Payment Consideration, Underpayment Amount, Escrow Excess Amount, any remaining amounts in the Escrow Account, any remaining amounts in the Representative Amount and the Deferred Payment, in each case, to the extent received pursuant to the terms of this Agreement following the Closing. After the Closing, the Parent shall cause its transfer agent to take such actions as are necessary, including updating its books and records, to give effect to the distribution of the Closing Equity Parent Shares by the Seller to certain of its Members who are accredited investors.
7.14Financing Assistance and Cooperation.
(a)Prior to the Closing, the Seller shall use reasonable best efforts to provide, and shall cause the Company Group and its and their officers, directors and employees to use reasonable best efforts to provide and shall use reasonable best efforts to direct its and their accountants, legal counsel and other representatives to provide, in each case at Parent’s sole cost and expense, such cooperation as may be reasonably requested by Parent that is necessary for any debt or similar financing of Parent in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including using reasonable best efforts to:
(i)furnish to Parent the Financing Information and other information reasonably requested by Parent in order for Parent to prepare the Financing Deliverables;
(ii)upon reasonable prior notice, cause senior management of the Company Group to participate in a reasonable number of meetings and presentations with prospective lenders and investors, and sessions with the ratings agencies contemplated by the Debt Financing and only to the extent customarily needed for the Debt Financing;
(iii)assist Parent in its preparation of any bank information memoranda and related lender presentations (which assistance may include, providing customary authorization and representation letters); provided, that any such bank information memoranda and lender presentations or similar documents that includes disclosure and financial statements with respect to the Company Group shall only reflect the surviving Company Group as the obligor(s) and no such bank information memoranda or lender presentations or similar documents shall be issued by the Company Group;
(iv)deliver at least five (5) Business Days prior to the Closing Date all KYC Information;
(v)take such actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of the financing conditions set forth in the Debt Financing Documents that are within its control;

(vi)assist with the preparation of the Debt Financing Documents with such documents subject to the occurrence of, and to be effective no earlier than, the Closing Date and such documents to be consistent with the terms and conditions of the Debt Financing Documents;
(vii)if requested by Parent, cause its independent registered public accounting firm to participate in drafting sessions and accounting due diligence sessions and cooperate with any Debt Financing consistent with their customary practice, including requesting that they provide customary comfort letters (including customary “negative assurance” comfort) and customary consents or authorization letters; provided that such letters and confirmations provide that (a) the Seller and Company Group and their respective Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in any marketing materials in respect of the Debt Financing except for liability under the Debt Financing Documents executed on the Closing Date, (b) the recipient of such letters of authorizations agrees that it shall be entitled to rely only on the representations and warranties contained in Debt Financing Documents, and (c) any representation regarding the accuracy of information shall be substantially consistent with the corresponding representation in the Debt Financing Documents; and
(viii)reasonably facilitate the granting of collateral (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Seller, the Company Group or any of their respective officers or employees involved).
(b)Notwithstanding the foregoing, (i) any such requested cooperation pursuant to Section 7.14(a) or otherwise shall not (A) unreasonably disrupt or interfere with the business or the ongoing operations of the Seller or the Company Group or (B) cause competitive harm to the Seller or the Company Group if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 7.14(b) shall require cooperation to the extent that it would (A) subject any of the Seller or the Company Group’s respective directors, managers, officers, employees, accountants, legal counsel or other representatives to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company Group’s organizational documents or any legal requirement, or result in the contravention of, or violation or breach of, or default under, any Contract to which the Company Group is a party, (C) cause any condition to the Closing set forth in Section 3.01, Section 3.02 or Section 3.03 to not be satisfied or (D) otherwise cause any breach of this Agreement, (iii) neither the Seller nor any the Company Group shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation (including any indemnification obligation) in connection with the financings contemplated by the Debt Financing, other than the preparation and delivery of the Financing Information, (B) prepare, execute, deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any legal requirement or Contract, (D) prepare any pro forma financial statements or delivery any financial statements or other information not otherwise prepared in the ordinary course of business or (E) waive or amend any terms of this Agreement or any other Contract to which the Company Group and (iv) none of the Seller, the Company Group or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document, certificate or instrument, or agree to change or modify any existing agreement, document, certificate or instrument, with respect to the Debt Financing or the repayment or redemption of Indebtedness outstanding under the Credit Agreement that is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and managers of the Company Group shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company Group on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date. To the extent that this Section 7.14(b) requires the Seller or the Company Group’s cooperation with respect to any of Parent’s obligations under or relating to the Debt Financing, the Company Group shall be deemed to have complied with this Section 7.14(b) for purposes of Article VIII if the Seller or the Company Group, as applicable, has provided Parent with the assistance required under this

Section 7.14(b) with respect to the Debt Financing and the repayment of Indebtedness outstanding under the Credit Agreement. Notwithstanding anything to the contrary set forth herein, the condition set forth in Section 3.02(e), as it applies to the Seller’s obligations under this Section 7.14(b), shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Seller’s willful and intentional breach of its obligations under this Section 7.14(b). The Seller hereby consents to the use of the Company Group’s logos in connection with the Debt Financing, so long as the Seller has a reasonable opportunity to preview such use of logos, and such logos (x) are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller or the Company Group or the reputation or goodwill of the Seller or the Company Group; (y) are used solely in connection with a description of the Seller, its business and products or the Transaction (including in connection with any marketing materials related to the Debt Financing); and (z) are displayed and presented in a manner consistent with the Seller’s past practice.
(c)Parent shall indemnify, defend and hold harmless each of the Seller, the Company Group and their respective partners, officers, directors, employees, accountants, legal counsel and other representatives from and against any and all losses suffered or incurred by them in connection with the Debt Financing, except to the extent resulting from the gross negligence, Fraud or willful and intentional misconduct of the Seller, the Company Group or any of their respective Affiliates or representatives, arising from incorrect or misleading information provided by the Company Group or any their respective Affiliates. Parent shall reimburse, from time to time upon request, the Seller and the Company Group for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller and the Company Group (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 7.14 other than the preparation and delivery of the Financing Information. This Section 7.14(c) is intended to be for the benefit of, and shall be enforceable by, each of the Seller, the Company Group and their respective partners, officers, directors, employees, accountants, legal counsel and other representatives and their respective heirs and legal representatives.
(d)For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.14, represent the sole obligation of the Seller and the Company Group and its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

7.15Delivery of Financial Information.
(a)The Seller shall deliver, or cause to be delivered, as promptly as practicable, but in no event later than forty-five (45) days after the Closing Date, all financial statements and other financial information related to the Company Group needed by Parent to satisfy Parent’s post-Closing periodic reporting and registration statement (including any prospectus or prospectus supplement included therein), including the Registration Statement, requirements obligations under the Exchange Act and Securities Act, as applicable. In furtherance of the foregoing, the Seller shall deliver, or cause to be delivered:
(i)the Audited Financial Statements; and
(ii)the unaudited consolidated balance sheets of the Company Group as of September 30, 2025 and 2024 and the related consolidated statements of operations and statements of cash flows for the nine (9)-month period then ended, which shall be prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial position and the results of operations of the Company Group at the dates, and for the periods, presented therein (except for the absence of footnotes and other presentation items and for normal year-end adjustments) (the “Nine-Month Unaudited Interim Financial Statements”);
(b)in each case, satisfying the requirements of Rule 3-05 of Regulation S-X.

(c)From and after the date hereof, until the date that Parent has filed a periodic report under the Exchange Act with the SEC that includes or incorporates financial statements where the Company Group has been consolidated within Parent’s operations for one complete fiscal year, Seller shall (i) reasonably cooperate with Parent and provide Parent with all assistance requested in connection with the preparation by Parent of pro forma financial statements in accordance with Article 11 of Regulation S-X reflecting the Transaction, including by delivering all financial data reasonably required by Parent to prepare such pro forma financial statements and which data shall include (A) the audited financial statements of the Company Group for the fiscal year ended December 31, 2025, in form substantially consistent with the Audited Financial Statements (the “2025 Audited Financial Statements”) and (B) an unaudited statement of revenue and direct expenses in respect of the Company Group for the partial fiscal quarter ended on the Closing Date (prepared in accordance with GAAP); (ii) shall cause Seller employees with management responsibility for the Company Entities to participate in any customary diligence calls, meetings or drafting sessions in connection with the preparation of any registration statements, proxy statements or any offering documents as may be requested by Parent, and (iii) cause the Company Group’s auditor or any other mutually agreed independent audit firm who audited the Audited Financial Statements and shall audit the 2025 Audited Financial Statements to provide all required assistance to Parent in connection with the review of the financial statements and pro forma financial statements referenced in this Section 7.15, provide all consents required for the inclusion of said audit firm’s audit report in respect of the Audited Financial Statements and, if applicable, 2025 Audited Financial Statements in any Parent SEC filing required to include (or incorporate by reference) such financial statements and deliver any comfort letters and participate in any diligence calls as requested by Parent.
(d)The Seller consents to the public disclosure by Parent of any of the financial and other information provided pursuant to this Section 7.15 as required or deemed advisable to comply with Parent’s obligations under the rules of the SEC.
7.16Certain Agreements.
(a)Prior to the Closing, the Seller shall use reasonable best efforts to obtain and deliver to Parent an executed (i) Protective Agreement from each Person listed on Section 7.16(a)(i) of the Seller Disclosure Schedule, (ii) Restrictive Covenant Agreement from each Person listed on Section 7.16(a)(ii) of the Seller Disclosure Schedule, and (c) a limited waiver from each Person listed on Section 7.16(a)(iii) of the Seller Disclosure Schedule, waiving any provision in such Person’s employment agreement that would cause certain restrictive covenants to terminate in connection with the Transaction, in form and substance reasonably satisfactory to Parent.
(b)Prior to the Closing, the Seller shall use reasonable best efforts to obtain a waiver from the Person set forth on Section 7.16(b)(i) of the Seller Disclosure Schedule, of its right of first offer rights under that certain agreement listed on Section 7.16(b)(ii) of the Seller Disclosure Schedule.
(c)Prior to the Closing, the Seller shall use reasonable best efforts to obtain and deliver to Parent (i) employment agreements between each Person listed on Section 7.16(c)(i) of the Seller Disclosure Schedule and Parent or any of its Affiliates and (ii) an acknowledgement from each Person listed on Section 7.16(c)(ii) of the Seller Disclosure Schedule that the Seller or the relevant Company Entity’s obligation to provide an equity award that is no less than a certain percentage of any total equity incentive plan pool to be established by the Seller, any Company Entity or their Affiliates as set forth in such Person’s employment agreement has been satisfied, in each case in form and substance reasonably satisfactory to Parent and such Persons.
(d)Prior to the Closing, the Seller shall treat any and all amounts payable to the recipients of the profits interest grants made in September 2025 as compensation income for federal, state and local tax purposes and shall properly withhold any applicable income and employment taxes required to be made thereon.

Article VIII

TERMINATION
8.01Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:
(a)by mutual written consent of Parent, on the one hand, and the Seller, on the other hand;
(b)by Parent, on the one hand, or by the Seller on the other hand, by written notice to the other, upon the issuance, entry, enactment or promulgation by any Governmental Authority of a Law permanently restraining, enjoining or otherwise prohibiting or making illegal the performance of this Agreement or the consummation of the Transaction, which Law shall have become final and non-appealable; provided, that no termination may be made under this Section 8.01(b) if the issuance, entry, enactment or promulgation of such Law has been primarily caused by the breach of this Agreement by the terminating party;
(c)by Parent, on the one hand, or by the Seller, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before March 2, 2026 (the “Outside Date”); provided, however, that no termination may be made under this Section 8.01(c) if the failure of the Closing to occur on or before the Outside Date has been primarily caused by the breach of this Agreement by the terminating party;
(d)by Parent, if Parent is then not in material breach of this Agreement, by written notice to the Seller, upon a breach of any covenant or agreement on the part the Seller set forth in this Agreement, or if any representation or warranty contained in Article IV or Article V, as qualified by the Seller Disclosure Schedule, shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d), or Section 3.02(e) would not be satisfied; provided, however, that if such breach is curable through the exercise of reasonable efforts and for so long as such breach is cured by the earlier of (A) thirty (30) days after the giving of written notice to the Seller of such breach or (B) two (2) Business Days prior to the Outside Date, Parent may not terminate this Agreement under this Section 8.01(d);
(e)by the Seller if the Seller is not then in material breach of this Agreement, by written notice to Parent, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall be or have become untrue, in either case, such that any of the conditions set forth in Section 3.03(a), Section 3.03(b), Section 3.03(c) or Section 3.03(d) would not be satisfied; provided, however, that if such breach (other than breach or failure to consummate the Closing when required pursuant to Section 2.03) is curable by Parent through the exercise of reasonable best efforts and for so long as such breach is cured by the earlier of (A) thirty (30) days after the giving of written notice to Parent of such breach or (B) two (2) Business Days prior to the Outside Date, the Seller may not terminate this Agreement under this Section 8.01(e); or
(f)by the Seller, by written notice to Parent, if at any time prior to the Closing Date, the Debt Ratings of Parent, as published by either Ratings Agency falls below the applicable Ratings Threshold Level.
8.02Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no further force and effect (other than Article I (Definitions), Section 7.03 (Access to Books and Records), Section 7.14(c) (Financing Assistance and Cooperation), this Section 8.02, and Article XII (Miscellaneous) which shall survive the termination of this Agreement) without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any Party of any liability for damages resulting from any willful breach of this Agreement by such Party. For purposes of clarification, the Parties agree that if Parent does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 3.01 and Section 3.02 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a willful breach of this Agreement by Parent. In determining losses or damages recoverable upon termination by a Party for another Party’s willful breach, the Parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be damages of such Party.
Article IX

ADDITIONAL AGREEMENTS AND COVENANTS
9.01No Other Representations or Warranties; Non-Reliance.
(a)The representations and warranties of the Seller expressly and specifically set forth in Article IV and Article V, in each case, as qualified by the Seller Disclosure Schedule, constitute the sole and exclusive representations, warranties, and statements of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) regarding the Seller, the Company Group or any of their respective Non-Recourse Parties as to any matter concerning the Company Group or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Parent or either Merger Sub or any of their respective Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Parent, either Merger Sub or any of their respective Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements are hereby disclaimed by the Seller, CAH Holdings and their respective Non-Recourse Parties and (i) each of Parent, either Merger Sub, and their respective Non-Recourse Parties has only relied, and will only rely, on the representations and warranties regarding the Seller and the Company Group expressly and specifically set forth in Article IV and Article V, in each case as qualified by the Seller Disclosure Schedule, (ii) each of Parent, either Merger Sub, and their respective Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any other representations, warranties or statements, and (iii) none of Parent, either Merger Sub, or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity on the basis of “unjust enrichment” or otherwise). Parent and either Merger Sub are otherwise acquiring the Company Group, its joint ventures (if any) and their respective businesses on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, Parent and each Merger Sub acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that Parent and each Merger Sub are familiar with such uncertainties, that Parent and each Merger Sub and their respective Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) Parent, each Merger Sub and their Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties regarding the Company Entities made herein be imputed to, or deemed to have been made by, any other Person.
(b)The representations and warranties of Parent and each Merger Sub expressly and specifically set forth in Article VI constitute the sole and exclusive representations, warranties, and statements of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) regarding Parent, each Merger Sub or any of their respective Non-Recourse Parties as to any matter concerning Parent, each Merger Sub, their Affiliates or any of their respective joint ventures or businesses or in connection with this Agreement or the transactions contemplated by this Agreement, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) the Seller, CAH Holdings or any of their respective

Non-Recourse Parties in connection with this Agreement or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to the Seller, CAH Holdings or any of their respective Non-Recourse Parties in certain “data rooms” or presentations including “management presentations”) and all other purported representations and warranties or statements are hereby disclaimed by Parent, each Merger Sub and their respective Non-Recourse Parties and (i) the Seller, CAH Holdings and their respective Non-Recourse Parties have only relied, and will only rely, on the representations and warranties regarding Parent and each Merger Sub expressly and specifically set forth in Article VI (ii) each of the Seller, CAH Holdings and their respective Non-Recourse Parties hereby expressly and irrevocably acknowledges and agrees that he, she or it has not relied and will not rely on any other representations, warranties or statements, and (iii) none of the Seller, CAH Holdings or any of their respective Non-Recourse Parties shall have any claim with respect to their purported use of, or reliance on, any such representations, warranties or statements on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity, on the basis of “unjust enrichment” or otherwise). The Seller is acquiring the Closing Equity Parent Shares on an “AS IS, WHERE IS” basis. Without in any way limiting the generality of the foregoing, the Seller acknowledges that there are uncertainties inherent in attempting to make projections, forward looking statements and other forecasts and estimates, and certain business plan information, that the Seller is familiar with such uncertainties, that the Seller and its Non-Recourse Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and business plan information provided to (or otherwise acquired by) the Seller and its Non-Recourse Parties in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and business plan information). Under no circumstances shall any of the representations and warranties regarding Parent or either Merger Sub made herein be imputed to, or deemed to have been made by, any other Person.
9.02Further Assurances. From time to time following the Closing, as and when requested in writing by any Party and at such requesting Party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.
9.03Employees and Employee Benefits.
(a)Salary and Wages. Parent will cause the Company Group to continue the employment effective immediately after the Closing Date of all employees of the Company Group, including each such employee on medical, disability, family or other leave of absence as of the Closing Date. All such employees of the Company Group who are employed by the Company Group immediately following the Closing Date are referred to as “Retained Employees”. Parent will cause the Company Group to provide each such Retained Employee who remains employed with at least the same annual base salary or wage rate and target annual cash bonus or commissions (excluding any change in control payments, deferred compensation, long term incentives, equity or equity-based compensation, or employee loans) provided to each such employee as of immediately prior to the Closing following the Closing Date until March 28, 2026 (or, if earlier, the date on which the Retained Employee’s employment terminates); provided, however, that nothing in this Section 9.03(a) shall obligate Parent or the Company Group to continue the employment of any such Retained Employee for any specific period.
(b)Employee Benefits. As of the Closing Date until the twelve (12)-month anniversary of the Closing (or, if earlier, the date on which the Retained Employee’s employment terminates), Parent shall provide, or shall cause the Company Group to provide, each Retained Employee with employee benefits (other than any change in control payments, deferred compensation, long term incentives, equity or equity based compensation, employee loans, defined benefit pension plans, or retiree welfare benefits) that are either within the discretion of Parent (i) substantially comparable in the aggregate to the benefits provided to such Retained Employee immediately prior to the Closing (excluding 401(k) plan participation) or (ii) substantially comparable to the benefits provided to similarly situated employees of Parent.

(c)Severance; 2025 Annual Bonuses. Without limiting the foregoing provisions of this Section 9.03, Parent shall, or shall cause the Company Group to, (i) pay severance benefits to Retained Employees whose employment with the Company Group is involuntarily terminated following the Closing Date and prior to March 28, 2026 in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the applicable Company Plan as in effect as of immediately prior to the Closing or pay severance benefits to Retained Employees whose employment with the Company Group is involuntarily terminated following March 29, 2026 and prior to (and including) the twelve-(12) month anniversary of the Closing Date in amounts no less favorable than the amount of severance benefits provided to similarly situated employees of Parent and (ii) pay to each Retained Employee who is bonus-eligible as of the Closing Date an annual bonus for the 2025 fiscal year based on actual performance against the applicable performance goals, at the time such bonuses are paid in the ordinary course of business, to the extent such annual bonuses are not paid by the Company Group prior to the Closing Date.
(d)Employee Service Credit. Parent (i) shall give, or cause the Company Group to give, each Retained Employee credit under all benefit plan or personnel policies that cover the Retained Employee after the Closing Date, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting (other than vesting of future equity or equity-based awards) and entitlement to vacation, sick leave and severance benefits (excluding, for the avoidance of doubt, benefit accruals under any defined benefit pension plans) for the Retained Employee’s service with the Company Entities and their respective Affiliates prior to the Closing Date, to the same extent recognized by the Company Group or any predecessor thereof as of the Closing Date; provided that such service credit shall not result in duplication of benefits or retroactive contributions, (ii) shall use commercially reasonable efforts to allow such Retained Employees to participate in each plan providing welfare benefits (including medical, life insurance, long term disability insurance and long term care insurance) without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Company Plans immediately prior to the Closing Date, and (iii) if coverage for Retained Employees under any Company Plan is terminated prior to the end of the plan year that includes the Closing Date, shall use commercially reasonable efforts to credit the Retained Employee with any expenses credited to deductible and maximum out-of-pocket co-insurance requirements under such Company Plan(s) for purposes of satisfying the corresponding deductibles, co pays and other applicable limits under any similar replacement plans.
(e)No Third Party Beneficiaries. The provisions of this Section 9.03 are solely for the benefit of the Parties, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 9.03. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company Group, Parent, and their respective Subsidiaries or any of their respective Affiliates, (ii) alter or limit the ability of Parent or the Company Group and their respective Subsidiaries to amend, modify or terminate any Company Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Parent or the Company Group or any of their respective Subsidiaries, or constitute or create an employment agreement with any employee.
9.04Consents and Permits.
(a)The Seller, on the one hand, and Parent, on the other hand, shall cooperate with one another and use their reasonable best efforts to, and cause their respective Affiliates to use their reasonable best efforts to, obtain any consents of, or provide any notices to, any other Person required under the Material Contracts in connection with the transactions contemplated by this Agreement; provided, that (1) the Seller shall not be obligated or permitted to pay any consideration or grant any concession in value to a third party to whom such consent is requested and, (2) for the avoidance of doubt, the obtaining of any such consent shall not be a condition to Closing (other than any consents or approvals required pursuant to Section 3.01(b)).

(b)Within twenty (20) Business Days following the date hereof, the Seller shall prepare and submit with the Texas Department of Insurance (the “TDI”) a Biographical Form and Certification of License Qualification Following a Change of Control on Form FIN531 (the “Company TDI Filings”) on behalf of each Company Entity required to file thereunder. The Seller shall discuss with and give Parent an opportunity to review in advance, and consider in good faith, Parent’s reasonable comments to each of the Company TDI Filings prior to its submission. Parent shall (and shall cause its Affiliates, direct or indirect equityholders and financing sources to) promptly provide to the Seller all information required to complete the Company TDI Filings and promptly respond to any requests from the TDI that may arise in connection the Company TDI Filings. The Seller, on the one hand, and Parent and Parent, on the other hand, acknowledge and agree that the applicable terms and conditions of Section 7.07 shall also apply in the context of the Company TDI Filings. Subject to the terms and conditions of this Agreement, the Seller, on the one hand, and Parent, on the other hand, shall cause their respective Affiliates to, use their reasonable best efforts to obtain (and to cooperate with the reasonable requests of the other party hereto to obtain) approval or non-disapproval of the Company TDI Filings. Notwithstanding anything contained herein to the contrary, neither the Seller, on the one hand, and Parent, on the other hand shall be obligated to contest any final action or decision taken by TDI challenging the consummation of the Transaction, to make or accept any settlement with TDI. The Seller, on the one hand, and Parent, on the other hand, shall bear their own respective costs and expenses (including legal and other advisory fees) related to the Company TDI Filings and Seller shall have responsibility for all filing fees associated with the Company TDI Filings.
9.05Certain Intellectual Property Matters. Following the date hereof and prior to Closing, the Seller shall use commercially reasonable efforts to (a) cause Sketch Development Services LLC to execute an agreement, in a form mutually agreed by the Parties, assigning to the appliable member of the Company Group all Intellectual Property developed, authored, or conceived by such Person(s) on behalf of any member of the Company Group (the “Intellectual Property Assignment”) and (b) deliver such Intellectual Property Assignment to Parent (or, as instructed by Parent, any member of the Company Group).

Article X

ADDITIONAL AGREEMENTS
10.01No Survival of Representations, Warranties and Covenants.
(a)The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall not survive following the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective partners, members, officers, directors, agents, equityholders or representatives, except for (i) those covenants and agreements that by their express terms apply or are to be performed in whole or in part after the Closing, and (ii) Article XII.
(b)No claim shall be brought or maintained by the Seller, Parent, or their respective Affiliates or direct or indirect equityholders, against the Seller, Parent, the equityholders of the Seller, or Parent or any of their respective Affiliates or direct or indirect equityholders or any Representative of any of the foregoing, and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants set forth or contained in this Agreement or any certificate, instrument, opinion delivered hereunder, the subject matter of this Agreement or any of the transactions contemplated hereby, except (i) in the event of Fraud, or (ii) with respect to those representations, warranties, covenants or agreements that by their express terms apply or are to be performed in whole or in part after the Closing (including for the avoidance of doubt, Section 2.05, Section 2.08 and Section 2.11).
(c)The Seller hereby waives, on behalf of itself, its and its Affiliates and direct or indirect equityholders, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have against Parent, the members of the Company Group, the equityholders of the foregoing, any of their respective Affiliates, direct or indirect equityholders or any representative of any of the foregoing, arising out of, or relating to, directly or indirectly, the ownership, management or operation of the business of the Company Group prior to the Closing or the subject matter of this Agreement and the transactions contemplated hereby, other than in the event of Fraud, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) (the “Seller Released Matters”). Furthermore, no claim shall be brought or maintained by the Seller, and its Affiliates or direct or indirect equityholders against Parent, the Company Entities, the equityholders of the foregoing, any of their respective Affiliates, direct or indirect equityholders or any representative of any of the foregoing, and no recourse shall be sought or granted against any of them, by virtue of or based upon (i) any Seller Released Matters or (ii) any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants set forth or contained in this Agreement, any certificate, instrument, opinion delivered hereunder, the subject matter of this Agreement, or any of the transactions contemplated hereby, except with respect to (i) Fraud or (ii) those representations, warranties, covenants or agreements that by their express terms apply or are to be performed in whole or in part at or after the Closing (including Section 2.05, Section 2.08, Section 2.11, and for the avoidance of doubt, the Restrictive Covenant Agreements, the Rollover Equity Lock-Up Agreement, the Voting Agreement and the Employment Agreements).
(d)Parent hereby waives, on behalf of itself, and its Affiliates and direct or indirect equityholders, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have against the Seller, any of its respective Affiliates, direct or indirect equityholders or any representative of any of the foregoing, arising out of, or relating to, directly or indirectly, the subject matter of this Agreement and the transactions contemplated hereby, other than in the event of Fraud, whether arising under or based upon any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) (the “Parent Released Matters”). Furthermore, no claim shall be brought or maintained by the Parent or its Affiliates or direct or indirect equityholders against Seller, any of its respective Affiliates, direct or indirect equityholders or any representative of any of the foregoing, and no recourse shall be sought or granted against any of them, by virtue of or based upon (i) any Parent Released Matters or (ii) any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants set forth or contained in this Agreement, any certificate, instrument, opinion delivered hereunder, the subject matter of this Agreement, or any of the transactions contemplated hereby, except with respect to (i) Fraud or (ii) those representations, warranties, covenants or agreements in this Agreement, any certificate, instrument, opinion delivered hereunder that by their express terms apply or are to be performed in whole or in part at or after the Closing (including Section 2.05, Section 2.08, Section 2.11, and for the avoidance of doubt, the Restrictive Covenant Agreements, the Rollover Equity Lock-Up Agreement, the Voting Agreement and the Employment Agreements).
(e)Notwithstanding anything to the contrary set forth in this Agreement, in no event shall this Section 10.01 be deemed to limit any claim in respect of Fraud solely in respect of the representations and warranties set forth in Article IV and Article V (with respect to the Seller and the Company Group, in each case, as qualified by the Seller Disclosure Schedule) or Article VI.
Article XI

TAX MATTERS
11.01Tax Returns.
(a)Parent shall be responsible for, and shall cause to be prepared and filed any Pass-Through Tax Returns relating to any Pre-Closing Tax Period or Straddle Period, in each case that are required to be filed after the Closing Date (such Tax Returns, the “Parent Prepared Income Tax Returns”). Parent shall deliver a copy of each such Parent Prepared Income Tax Return to the Seller Representatives no later than thirty (30) days prior to filing such Tax Return (taking into account applicable extensions) for its review and comment. The Seller Representatives shall provide any comments to Parent at least fifteen (15) days before the date on which such Parent Prepared Income Tax Return is to be filed, and Parent and the Seller Representatives shall cooperate in good faith to resolve any disputed items;

provided, however, that if Parent and Seller Representatives are unable to reach an agreement with respect to any disputed items within ten (10) days of receipt by Parent of the Seller Representatives’ comments to such Parent Prepared Income Tax Return, Parent and the Seller Representatives shall submit the disputed items to the Firm or another mutually acceptable independent auditor for resolution, which resolution shall be binding on the Parties. The fees and expenses of the Firm or such other auditor shall be borne by Parent and the Seller Representatives in accordance with Section 2.04(g) applied mutatis mutandis. The Parties agree that all Transaction Tax Deductions shall be reported on the Tax Returns of the applicable members of the Company Group for the Pre-Closing Tax Period to the extent such deductions are “more likely than not” deductible in such Pre-Closing Tax Period. Any “extraordinary items” (within the meaning of Section 1.706-4(e)(2) of the Treasury Regulations) arising on the Closing Date but after the Closing shall be consistently reported by the Parties in accordance with Section 1.706-4(e)(1) of the Treasury Regulations (without regard to Section 1.706-4(e)(3) of the Treasury Regulations). With respect to any Pass-Through Tax Returns relating to a Straddle Period, such Tax Returns shall adopt the “interim closing” method, monthly convention, as provided in Treasury Regulation Section 1.706-4. With respect to any Pass-Through Tax Return for a tax period that includes the Closing Date, an election shall be made pursuant to Section 754 of the Code if such an election is not already in effect.
(b)Parent shall be responsible for, and shall cause to be prepared and filed, all other Tax Returns of the Company Group that are required to be filed after the Closing Date.
(c)For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes other than ad valorem or property Taxes for the portion of the Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the end of the Closing Date, including, for the avoidance of doubt, with an interim closing of the books as of the end of the Closing Date for any partnership or other pass-through entity in which the relevant Person has a beneficial interest; provided, that any exemptions or allowances calculated on an annual basis (such as for depletion, depreciation or amortization) shall be apportioned in the manner described in clause (ii) of this sentence, and (ii) the amount of ad valorem or property Taxes that relates to the portion of the Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any transactions occurring or actions taken at the direction of Parent on the Closing Date but after the Closing by, or with respect to, any member of the Company Group that is outside of the ordinary course of business and not otherwise contemplated by this Agreement or any Ancillary Document shall be treated (and consistently reported by the Parties) as occurring in a taxable period (or portion thereof) that begins after the Closing Date.
(d)After the Closing, except (a) to the extent required pursuant to, or to preserve coverage or the right to recovery under, the R&W Insurance Policy (provided that Parent shall (i) consult in good faith with the Seller Representatives to determine if an action is so required and (ii) if such action would reasonably be expected to increase the liability of the Seller (or any of its direct or indirect owners at or prior to the Closing) for Taxes or to reduce the Closing Adjustment Amount, obtain the prior written consent of the Seller Representatives (not to be unreasonably withheld, conditioned, or delayed)) or (b) in connection with Parent’s right to make (or cause to be made) an election under Code Section 6226 pursuant to Section 11.03, Parent shall not, and shall not permit any member of the Company Group to, without the prior written consent of the Seller Representatives (not to be unreasonably withheld, conditioned, or delayed): (i) extend or waive, or cause to be extended or waived or permit the Company Group to extend or waive, any statute of limitations or other period for the assessment or collection of any Tax, Tax Return or deficiency related to any Pre-Closing Tax Period, in each case, of any Company Group member other than the Corporate Entities, (ii) file or amend any Tax Return of any Company Group member other than the Corporate Entities relating to any Pre-Closing Tax Period (except pursuant to Section 11.01), (iii) make, change or revoke any Tax election (other than elections made in connection with any Pass-Through Tax Return prepared in accordance with Section 11.01(a)) or an accounting method or practice of any Company Group member (other than the Corporate Entities), that in any case, has retroactive effect to any Pre-Closing Tax Period, or (iv) initiate any voluntary disclosure or other communication with any Governmental Authority relating to any Tax payment or Tax Return filing obligation of a Company Group member (other than the Corporate Entities) for any Pre-Closing Tax Period, in each case, if such action would reasonably be expected to increase the liability of the Seller (or any of its direct or indirect owners at or prior to the Closing) for Taxes or to reduce the Closing Adjustment Amount.
11.02Tax Cooperation. Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns and any Tax Contest with respect to Taxes and payments in respect thereof. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Parent agrees to retain (or cause to be retained) all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Governmental Authority in connection with any Tax Contest.
11.03Tax Contests. Parent shall promptly notify the Seller Representatives in writing upon receiving notice of any audit, assessment, litigation, contest or other Tax Proceeding relating to Taxes for which the Seller (or any of its direct or indirect owners at or prior to the Closing) could reasonably be expected to be liable under any provision of this Agreement or under Law for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”), and shall promptly deliver to the Seller Representatives copies of all correspondence received in connection with any such Tax Contest. The Seller Representatives shall be entitled to elect to control (subject to Parent’s right to make (or cause to be made) an election under Code Section 6226) each Tax Contest for any taxable period ending on or prior to the Closing Date (each a “Seller Controlled Tax Contest”), provided that the Seller Representatives shall (a) defend such Tax Contest that it controls diligently and reasonably, (b) keep Parent reasonably informed of the progress of each Tax Contest that the Seller Representatives control (including any waiver or extension of any applicable statute of limitations) and (c) not settle, compromise and/or concede any portion of any such Tax Contest in a manner that increases any Tax liability of Parent, Opco (or any of their direct or indirect owners) or any of their Affiliates without the consent of Parent, which consent will not be unreasonably withheld, conditioned, or delayed. Parent shall (a) control each Tax Contest that the Seller Representatives do not control pursuant to this Section 11.03, (b) defend each such Tax Contest diligently and reasonably, (c) keep the Seller Representatives reasonably informed of the progress of each such Tax Contest (including any waiver or extension of any applicable statute of limitations) and (d) not settle, compromise and/or concede any portion of any such Tax Contest for which the Seller (or any of its direct or indirect owners at or prior to the Closing) could reasonably be expected to be liable for under any provision of this Agreement or under Law for any Pre-Closing Tax Period or Straddle Period without the consent of the Seller Representatives, which consent will not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 11.01(d)), if the provisions of Code Section 6225 (or any corresponding provision of U.S. state or local Law) apply to any Tax Contest (including any Seller Controlled Tax Contest), Parent shall have the right, at its sole discretion, to cause the relevant member of the Company Group to make an election under Code Section 6226 (or any corresponding provision of U.S. state or local Law) to the extent such election is available. The Seller and Parent shall take all actions (and shall cause their Affiliates to take all actions) each party is legally entitled to take as may be required to cause the relevant member of the Company Group and the applicable “partnership representative” and applicable “designated individual” to validly and timely make, and give effect to, such election. The Parties agree that all contractual indemnification or reimbursement obligations in the Organizational Documents or shareholder agreements governing the Company Group, requiring the Seller (or any of its Affiliates or direct or indirect equity holders) to indemnify or reimburse any member of the Company Group with respect to any Tax shall be void and of no further force or effect as of the Closing.
11.04Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the Transaction, (“Transfer Taxes”) and the costs and expenses of preparing and filing any Tax Returns related to Transfer Taxes shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Seller. The Party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns, promptly provide a copy of such Tax Return to the other Party, and pay such Transfer Taxes; provided, however, that Parent or the Seller, as applicable, shall pay its portion of such Transfer Taxes to the filing Party at least two (2) Business Days prior to the due date for the payment of such Transfer Taxes. The Seller and Parent shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
11.05Intended Tax Treatment; Purchase Price Allocation.
(a)For U.S. federal and applicable state and local income tax purposes, the Parties intend (i) for the Mergers, taken together, to constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) for Parent’s acquisition of the Acquired Interests to each be treated as a taxable sale under Section 1001(a) of the Code and (iii) for the Closing Cash Consideration (but not including the Closing Adjustment Amount Merger Portion), the Representative Amount, the Escrow Amount and the Deferred Payment pursuant to Section 2.11 to be treated as consideration only for the acquisition of the Acquired Interests (the “Intended Tax Treatment”). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall file all Tax Returns consistent with the foregoing and shall not otherwise take any Tax position inconsistent with, the Intended Tax Treatment, except pursuant to a determination under Section 1313(a) of the Code (or corresponding provisions of state or local law). Parent (and Merger Subs) shall deliver to the Seller Representatives, at least five (5) Business Days prior to the Closing Date, a duly executed representation letter addressed to the Seller’s tax return preparer, dated as of the date delivered and effective as of the Closing Date, containing such reasonable representations as are customary in connection with the issuance of tax opinions relating to transactions intended to qualify as reorganizations under Section 368 of the Code, in form and substance reasonably satisfactory to the Seller Representatives and reasonably necessary or appropriate to support the portion of the Intended Tax Treatment referred to in clause (i) of this Section 11.05(a). The foregoing letter shall indicate that the representations made therein shall be to the best knowledge of the individual signing said letter. The Parties shall work with each other in good faith to agree upon the specific content of the foregoing letter, which shall be consistent with the foregoing and the terms of this Agreement.
(b)The Parties agree that all amounts treated as consideration for applicable tax purposes (including any assumed liabilities) for the Transaction shall be allocated subject to Section 11.05(a) above first between (i) consideration for the Mergers and (ii) consideration for the acquisition of Acquired Interests, then, the portion allocated to foregoing clause (ii) shall be further allocated among the assets of the Company Entities (other than CAH Holdings) and their Subsidiaries for purposes of Section 1060 and Section 755 of the Code in accordance with the methodology described in Exhibit F attached hereto (the “Allocation”). Within ninety (90) days after the finalization of the Closing Cash Consideration pursuant to Section 2.05, Parent shall deliver to the Seller Representatives a proposed Allocation (the “Preliminary Allocation Schedule”). If within fifteen (15) days after the delivery of the Preliminary Allocation Schedule, the Seller Representatives notify Parent in writing that the Seller Representatives object to the allocation set forth in the Preliminary Allocation Schedule, Parent and the Seller Representatives shall use commercially reasonable efforts to resolve such dispute within twenty (20) days. If Parent and the Seller Representatives cannot resolve any such disagreement within such twenty (20)-day period, the matter shall be referred to a mutually acceptable independent auditor for resolution in a manner consistent with Exhibit F, which resolution shall be binding on the Parties. The Parties shall file all income Tax Returns in a manner consistent with the Allocation, as finally determined under this Section 11.05(b) and shall take no income Tax Return position inconsistent therewith, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local Tax Law). In the event of any adjustments to the consideration for the acquisition of the Acquired Interests, the Allocation shall be adjusted in a manner consistent with the Allocation Methodology, taking into account the circumstances that gave rise to the adjustment.
11.06Tax Agreements. To the extent relating to the Company Group and except as otherwise consented to in writing by Parent, Seller shall terminate or cause to be terminated before the Closing all Tax allocation, gross-up, indemnification or sharing agreements, if any, to which any member of the Company Group, on the one hand, and Seller or any of its Affiliates (other than a member of the Company Group), on the other hand, are parties.

Article XII

MISCELLANEOUS
12.01Remedies.
(a)The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller or CAH Holdings, on the one hand, or Parent or either Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller or CAH Holdings, on the one hand, and Parent or either Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement to effect the Closing, in each case without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time.
(b)Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise at any time of any other remedy. For the avoidance of doubt, while the Seller or CAH Holdings, on the one hand, and Parent or either Merger Sub, on the other hand, may pursue both a grant of specific performance of the other’s obligations to consummate the transactions contemplated by this Agreement and the payment of damages, notwithstanding anything to the contrary herein, under no circumstances shall the Seller, CAH Holdings or Parent or either Merger Sub be permitted or entitled to receive both such grant of specific performance to consummate the transactions contemplated by this Agreement and payment of damages (other than, solely to the extent permitted with respect to breaches of the covenants and agreements solely to the extent such claims survive following the Closing pursuant to Section 10.01 of this Agreement).
(c)Each of the Seller and CAH Holdings, on the one hand, and each of Parent or either Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Seller, CAH Holdings or Parent or either Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Seller, CAH Holdings or each of Parent or either Merger Sub, as applicable, under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 12.01, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.01 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.01 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 12.01 prior or as a condition to exercising any termination right under Article VIII (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 12.01 or anything set forth in this Section 12.01 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
12.02Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, Parent shall bear all costs and expenses in connection with obtaining the R&W Insurance Policy (including premiums and underwriting fees in connection therewith).
12.03Entire Agreement; Amendments and Waivers. This Agreement (including the Annexes, Schedules and the Exhibits hereto), the Seller Disclosure Schedule, the Confidentiality Agreement, and the other Ancillary Documents contemplated herein and therein represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by the Parties. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
12.04Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York or of the United States for the Southern District of New York, in each case which are located in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such court of the State of New York or of the United States for the Southern District of New York, (b) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the court of the State of New York or of the United States for the Southern District of New York, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 12.06 shall be effective service of process for any suit, action or proceeding brought in any such court. For the avoidance of doubt, nothing in this Section 12.04 shall affect the governing law or choice of jurisdiction provisions included in any Organizational Document of Parent or any of its Affiliates.
12.05Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE DEBT FINANCING OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE DEBT FINANCING, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY

AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.06Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with non-automated written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):
Notices to Parent or either Merger Sub:
The Baldwin Insurance Group, Inc.
4211 W. Boy Scout Blvd., Suite 800
Tampa, Florida 33607
Facsimile: [****]
Attn: [****]
Email: [****]

with a mandatory copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Daniella Silberstein; Raffale Fiumara
Email: [****]

Notices to the Seller or CAH Holdings:
Cobbs Allen Capital Holdings, LLC
115 Office Park Drive, Suite 200
Birmingham, Alabama 35223
E-mail: [****]
Attention: [****]

with a mandatory copy (which shall not constitute notice) to:
    Latham & Watkins LLP
    1271 Avenue of the Americas
New York, NY 10020
E-mail: [****]
Attention: John Giouroukakis; David Owen
Notices to the Seller Representatives:
Grantland Rice, IV and Johnathan Daniel
Cobbs Allen Capital Holdings, LLC

115 Office Park Drive, Suite 200
Birmingham, Alabama 35223
E-mail: [****]
Attention: [****]

with a mandatory copy (which shall not constitute notice) to:
    Latham & Watkins LLP
    1271 Avenue of the Americas
New York, NY 10020
E-mail: [****]
Attention: John Giouroukakis; David Owen
12.07Binding Effect; Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) Section 9.01 and Section 10.01 shall be for the benefit of, and enforceable by, Non-Recourse Parties, (ii) Section 12.09 shall be for the benefit of, and enforceable by, Latham, (iii) Section 7.06 shall be for the benefit of, and enforceable by, each current and former officer, director, manager or similar functionary of each member of the Company Group and their heirs and representatives, successors and assigns and (iv) as set forth in Section 12.11.
(b)This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Parent, either Merger Sub, the Seller or CAH Holdings without the prior written consent of the non-assigning Parties; provided, that this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, for collateral security purposes to any Persons providing financing to Parent or either Merger Sub pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing). No assignment shall relieve the assigning party of any of its obligations hereunder.
12.08Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of Article X, including the remedies (and limitations thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a Party’s liability or obligations hereunder.
12.09Provision Respecting Legal Representation.
(a)Each of the Parties hereby agrees, on its own behalf and on behalf of its Affiliates and its and their respective representatives, (i) that Latham has been retained by, and may serve as counsel to, the Seller and its Affiliates and its and their respective representatives (including the Company Group) (individually and collectively, the “Seller Clients”), in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transaction, (ii) that Latham has not acted as counsel for any other Party in connection with the

Transaction and that none of the other Parties has the status of a client of Latham for conflict of interest or any other purposes as a result thereof, and (iii) that, following consummation of the Transaction, Latham (or any of its successors) may serve as counsel to any of the Seller Clients in connection with any litigation, action, suit, claim, investigation, proceeding or obligation arising out of or relating to this Agreement or the Transaction. Notwithstanding such representation or any continued representation of the Company Group, each of the Parties (on their own behalf and on behalf of their Affiliates and its and their respective representatives) hereby consents thereto and knowingly, willingly and irrevocably waives any conflict of interest arising therefrom, and each of such Parties will cause any Affiliate or representative thereof to consent to knowingly, willingly and irrevocably waive any conflict of interest arising from such representation. Each Party hereby agrees, on its own behalf and on behalf of its Affiliates and its and their respective representatives, that, in the event that a dispute arises after the Closing between Parent, either Merger Sub and/or the Company Group, on the one hand, and the Seller Clients (other than the Company Group), on the other hand, Latham may represent the Seller Clients (other than the Company Group) in such dispute even though the interests of the Seller Clients (other than the Company Group) may be directly adverse to Parent, either Merger Sub or the Company Group, and even though Latham may have represented the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, either Merger Sub or the Company Group or the Seller Clients. In addition, each of Parent and either Merger Sub agrees that (A) all communications among any member of the Seller Clients, the Company Group, or any Affiliates or any of their respective representatives thereof, on the one hand, and Latham, on the other, that relate in any way to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Acquired Interests and Equity Interests of CAH Holdings or the Transaction (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications, (B) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Seller Clients, (C) Latham shall have no duty whatsoever to reveal or disclose Protected Seller Communications to Parent, either Merger Sub or the Company Group by reason of any attorney-client relationship between Latham and the Company Group or otherwise, (D) no failure by the Seller Clients or the Company Group prior to the Closing to segregate or excise the Protected Seller Communications from the Company Group’s computer systems or files, or failure by the Seller to seek such segregation or excise and delivery to the Seller of the Protected Seller Communications post-Closing, shall be deemed a waiver of the attorney-client privilege with respect thereto, and (E) neither Parent, either Merger Sub any of their respective Affiliates or representatives (including the Company Group after the Closing) may use or rely on the Protected Seller Communications in any Action against or involving the Seller Clients or Latham. The Protected Seller Communications may be used by the Seller Clients in connection with any dispute that relates in any way to this Agreement or the Transaction.
(b)The Seller agrees that in the event a dispute arises between Parent, either Merger Sub or their respective Affiliates, on the one hand, and a third party other than the Seller (solely in its capacity as equityholder of the Company Entities), on the other hand, Parent, either Merger Sub and their respective Affiliates may assert the attorney-client privilege with respect to Protected Seller Communications that are communications among Latham and the Company Group to protect disclosure of confidential communications to such third party.
(c)Each of Parent and each Merger Sub knowingly, willingly, irrevocably and expressly acknowledges and agrees, on its own behalf and on behalf of each of its Affiliates, that the agreements contained in this Section 12.09 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing, and (ii) are an integral part of the this Agreement and the Transaction and that, without the agreements set forth in this Section 12.09, the Seller would not enter into this Agreement.
12.10Counterparts. This Agreement may be executed in any number of counterparts (including by means of e-mail in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.11Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any Action against the Debt Financing Sources and arising out of or relating to this Agreement, the Debt Financing, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing or the definitive documents governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each party irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such courts and agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (b) agrees not to bring or support or permit any of its Affiliates to bring or support any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Debt Financing Sources and arising out of or relating to this Agreement, the Debt Financing, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing, the definitive documents governing the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder, (e) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action against the Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (f) agrees that none of the Debt Financing Sources will have any liability to the Seller, any member of the Company Group or any of their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (g) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Section 8.02, Section 12.03, Section 12.04, Section 12.05 and Section 12.07 and this Section 12.11 to the extent contemplated thereby (and to the extent any amendments to such provisions are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources). Notwithstanding anything contained herein to the contrary, nothing in this Section 12.11 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party.
12.12Seller Representatives.
(a)In addition to the other rights and authority granted to the Seller Representatives elsewhere in this Agreement, all of the Members collectively and irrevocably constitute and appoint the Seller Representatives, acting jointly, as their agents, attorneys-in-fact and representative for all purposes in connection with this Agreement and the agreements ancillary hereto and to act from and after the date hereof and to do any and all things and execute any and all documents which the Seller Representatives determine may be necessary, convenient or appropriate to facilitate the consummation of the Transaction contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Seller Representatives hereunder or any agreements ancillary hereto, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Members, any and all consents, waivers, amendments or modifications deemed by the Seller Representatives, in their sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (vi) (A) disputing or refraining from disputing, on behalf of each Member relative to any amounts to be received by such Member under this Agreement or any agreements contemplated hereby, any claim made by the Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Member, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Member, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of the Members in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.
(b)Notwithstanding Section 12.12(a), in the event that the Seller Representatives are of the opinion that they require further authorization or advice from the Members on any matters concerning this Agreement, the Seller Representatives shall be entitled to seek such further authorization from the Members prior to acting on their behalf. In such event, each Member shall vote in accordance with the pro rata portion of the Closing Equity Parent Shares and Closing Cash Consideration paid or payable to such Member in accordance with this Agreement. Parent, the Paying Agent and the Escrow Agent shall be entitled to rely conclusively on any document executed by the Seller Representatives and on any actions taken by the Seller Representatives without independent inquiry into the capacity of the Seller Representatives to so act. Parent and its Affiliates shall be entitled to deal exclusively with the Seller Representatives on all matters relating to the Closing Statement under Section 2.05 and on all tax matters. Upon the resignation, death, disability or incapacity of any initial Seller Representative, the other remaining initial Seller Representative may appoint another Person to replace such Seller Representative, or if both initial Seller Representatives are no longer capable to serve as the Seller Representatives, such vacancies shall be filled in accordance with the method set forth in Section 12.12(b).
(c)All acts of the Seller Representatives hereunder in its capacity as such shall be deemed to be acts on behalf of the Members and not of the Seller Representatives individually. Except as otherwise set forth in this Agreement, the Seller Representatives shall not be liable to the Members or any other Person in his, her or its capacity as the Seller Representatives, for any liability of a Member or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement or any agreement ancillary hereto. The Seller Representatives will incur no liability of any kind with respect to any action or omission by the Seller Representatives in connection with the Seller Representatives’ services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Seller Representatives’ gross negligence or willful misconduct. The Seller Representatives shall not be liable for any action or omission pursuant to the advice of counsel. The Seller Representatives shall not by reason of this Agreement have a fiduciary relationship in respect of any Member.
(d)The Members will indemnify, defend and hold harmless the Seller Representatives from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representatives’ execution and performance of this Agreement and any Ancillary Documents, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Seller Representatives, the Seller Representatives will reimburse the Members the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Seller Representatives by the Members, any such Representative Losses may be recovered by the Seller Representatives from the funds in the Representative Amount or the Escrow Account, or as an offset to the Earnout Payment Consideration (if payable) or the Deferred Payment; provided, that while this section allows the Seller Representatives to be paid from the aforementioned sources of funds, this does not relieve the Members from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representatives from seeking any remedies available to it at law or otherwise. In no event will the Seller Representatives be required to advance its own funds on behalf of the Members or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Members set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representatives under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representatives or the termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Transaction Agreement on the date first above written.

SELLER:
COBBS ALLEN CAPITAL HOLDINGS, LLC

By:    /s/ Erin Lynch
Name:    Erin Lynch
Title:    Chief Executive Officer

CAH HOLDINGS:

CAH HOLDINGS, INC.

By:    /s/ Erin Lynch
Name:    Erin Lynch
Title:    Chief Executive Officer

SELLER REPRESENTATIVES:

Solely in their capacity as Seller Representatives

/s/ Jonathan Daniel
Name:    Johnathan Daniel

/s/ Grantland Rice, IV
Name:    Grantland Rice, IV

[Signature Page to Transaction Agreement]

PARENT:
THE BALDWIN INSURANCE GROUP, INC.
By:    /s/ Trevor Baldwin
Name:    Trevor Baldwin
Its:    Chief Executive Officer

MERGER SUB I:
RED ROCK MERGER SUB I, INC.
By:    /s/ Trevor Baldwin
Name:    Trevor Baldwin
Its:    Chief Executive Officer and President

MERGER SUB II:
RED ROCK MERGER SUB II, LLC
By:    /s/ Trevor Baldwin
Name:    Trevor Baldwin
Its:    Chief Executive Officer

Schedule II

Schedule I
EARNOUT SCHEDULE

[Schedule I]

Schedule II
REGISTRATION RIGHTS
Schedule II

Schedule III
Lock-Up Legend
[Schedule III]

Schedule IV
Clear Skies Exceptions

[Schedule IV]

Exhibit A
Form of Rollover Equity Lock-Up Agreement
[See Attached.]

Exhibit B
Accounting Principles
[See Attached.]

Exhibit C
Form of Escrow Agreement
[See Attached.]

Exhibit D
Rules of Engagement for Firm
[See Attached.]

Exhibit E
Form of Equity Issuance Documentation
ACCREDITED INVESTOR QUESTIONNAIRE

[See Attached.]

Exhibit F
Allocation Methodology
[See Attached.]

Exhibit G
Form of Voting Agreement
[See Attached.]

VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of [●], 2026, is entered into by and among The Baldwin Insurance Group, Inc., a Delaware corporation (“Parent”) and the undersigned signatories under the heading “Sellers” (collectively, the “Seller Group”, and each, a “Seller”). Each of the foregoing is a “Party” and collectively, they are the “Parties”.
RECITALS
WHEREAS, pursuant to that certain Transaction Agreement (as may be amended, modified or supplemented from time to time, the “Transaction Agreement”), entered into as of December 2, 2025, by and among Parent, Cobbs Allen Capital Holdings, LLC, a Delaware limited liability company (the “Company”), Red Rock Merger Sub I, Inc., a Delaware corporation, Red Rock Merger Sub II, LLC, a Delaware limited liability company, CAH Holdings, Inc., a Delaware corporation and the Seller Representatives (as defined therein), among other matters, Parent agreed to purchase the business of the Company, in exchange for consideration which includes Parent Shares;
WHEREAS, the Company would not have entered into the Transaction Agreement without the execution and delivery of this Agreement by Parent for the benefit of the Seller Group and the obligations of Parent pursuant to this Agreement are an integral part of the Transaction; and
WHEREAS, the Parties desire to enter into this Agreement to provide for certain voting rights on the terms and subject to the conditions set forth herein.
    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I

DEFINITIONS
1.01For the purposes of this Agreement, the following terms have the meanings specified below. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Transaction Agreement.
“2028 Annual Meeting” is defined in Section 2.1(a).
“Agreement” is defined in the Preamble.
“Board” means the Board of Directors of Parent.
“Company” is defined in the Recitals.
“Director” means a director on the Board.
“Disqualified Person” is defined in Section 2.1(d).
“Effective Date” is defined in Section 4.1.
“Expiration Date” is defined in Section 2.1(a).
“Members” means those certain members of the Company who receive Closing Equity Parent Shares in connection with the Transaction as set forth on Annex A.

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“Minimum Threshold” is defined in Section 2.1(a).
“Nasdaq” means the Nasdaq Global Select Market, or such other primary exchange or market on which Parent Shares are then listed.
“Observer” is defined in Section 2.2.
“Organizational Documents” means Parent’s Articles of Incorporation and Bylaws, as amended from time to time.
“Parent” is defined in the Preamble.
“Parties” is defined in the Preamble.
“Sellers” is defined in the Preamble.
“Seller Group” is defined in the Preamble.
“Seller Nominated Person” is defined in Section 2.1(a).
“Transaction Agreement” is defined in the Recitals.
Article II

NOMINATION RIGHTS
2.01Nomination of Director.
(a)Until the date (the “Expiration Date”) that is the earlier of (i) the sixth (6th) anniversary of the Closing Date and (ii) such time as the Members and their respective permitted transferees no longer own (after giving effect to any additional Parent Shares acquired in open market transactions by any Member) at least fifty percent (50%) of the Closing Equity Parent Shares issued by Parent to the Members at the Closing (as the same may be adjusted by share splits, reverse splits, share dividends, recapitalizations or other similar events, the “Minimum Threshold”), the Seller Group shall have the right to designate one (1) Member (subject to the qualifications set forth in Section 2.1(d)) as a nominee to the Board (such person, a “Seller Nominated Person”). In connection therewith, Parent agrees to take all actions reasonably necessary (including, without limitation, increasing the size of the Board if necessary) to cause such Seller Nominated Person to be appointed as a Class III Director on the Board promptly following the Closing and thereafter, to cause the Seller Nominated Person to be included in the slate of nominees recommended by the Board for election (x) at the 2028 annual stockholders meeting (or such other meeting at which the Class III Directors are up for election, the “2028 Annual Meeting”) and/or, (y) if such Seller Nominated Person is not elected as a Class III Director at the 2028 Annual Meeting, at each subsequent stockholder meeting at which Directors are elected to the Board as a Class I Director or Class II Director (so long as prior to the Expiration Date), in each case, subject to the terms and conditions of this Agreement.
(b)If a Seller Nominated Person is removed from the Board during such Seller Nominated Person’s applicable term for any reason, including due to death, disability, disqualification, resignation or removal, the Seller Group shall be entitled to designate a successor or replacement to such Seller Nominated Person (subject to the qualifications set forth in Section 2.1(d)), and Parent shall, within thirty (30) days of such designation take all actions reasonably necessary within its control to fill such vacancy with such successor Seller Nominated Person in accordance with Section 2.1(a), and, to the extent permitted under Parent’s Organization Documents then in effect, to cause the Board to promptly elect such designee to the Board, it being understood that any such successor Seller Nominated Person shall serve the remainder of the term of the Director whom such designee replaces.
(c)Upon notice by Parent to the Seller Group of its intent to nominate a Seller Nominated Person to the Board, the Seller Group shall, within five (5) Business Days of such notice,

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provide written notice to the Parent of its designation of the nominee to serve as the Seller Nominated Person. Following delivery of any notice from the Seller Group regarding the designation of a Seller Nominated Person, the Seller Group shall use its commercially reasonable efforts to provide, or cause such individual(s) to provide, to Parent such information (including questionnaires and certifications) about such individuals at such times as Parent may reasonably request to (i) evaluate such individual’s qualifications and eligibility to serve as a Director under applicable Law, Nasdaq listing standards and Parent’s director qualification and eligibility criteria and (ii) enable Parent to satisfy any applicable disclosure obligations under the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.
(d)Notwithstanding anything to the contrary herein, no Seller Nominated Person shall be included as a nominee for election or appointment to the Board in the event such person is a Disqualified Person. For the purposes hereof, a “Disqualified Person” is a person for whom (i) the Board reasonably determines (which determination shall set forth in writing the grounds for such reasonable determination) that the nomination, election or appointment of such person to the Board or retention of such person on the Board, as applicable, would (x) violate the listing rules of Nasdaq or the rules and regulations of the SEC, (y) due to such person’s past, affiliations or otherwise, negatively affect the reputation of Parent, negatively affect Parent’s ability to complete future transactions, or disqualify Parent from undertaking any offering under applicable securities laws, or (z) violate the fiduciary duties that the Board owes to Parent or its stockholders, or (ii) the Parent’s Nominating and Corporate Governance Committee (acting in accordance with its charter and fiduciary duties) and a majority of the other Directors reasonably determines (x) does not possess the requisite skill and experience to serve as a director of a public company or (y) does not meet the director qualification and eligibility criteria; provided, however, that if the Board reasonably determines that any Seller Nominated Person is unfit for service on the Board for the reasons set forth above, then Parent shall promptly notify the Seller Group and the Seller Group shall then be entitled to designate an alternative or replacement person as a nominee to the Board.
2.02Appointment of an Observer.
(a)Until the Expiration Date, and subject to Section 2.2(b), the Seller Group shall have the right to designate one (1) Member representative (the “Observer”) to attend all meetings of the Board and any committee thereof of Parent in a non-voting observer capacity (it being understood that the failure to appoint an Observer shall not be deemed or claimed to be waiver of any such right). Parent shall (i) deliver a notice of all meetings of the Board to the Observer, at the same time and in the same manner as furnished to the Directors and in any event, in accordance with the Organizational Documents of Parent, and (ii) provide all notices, documents, consents, minutes and information furnished to the Directors to the Observer, whether at, in anticipation of, or following a meeting, in each case, at the same time and in the same manner as furnished to the Directors; provided, however, that (i) Parent shall have the right to exclude the Observer from any executive session of the Board and (ii) Parent shall have the right to withhold, redact or limit any such materials or exclude the Observer from any meeting or portion thereof if Parent determines based on advice of counsel that such action is reasonably necessary (A) to preserve attorney-client privilege, work product protection or similar protections, (B) to protect trade secrets or comply with confidentiality obligations to any third party, or (C) because the Board has determined in good faith that there exists an actual or potential conflict of interest with respect to the subject matter of such materials or deliberations.
(b)Notwithstanding anything contained herein to the contrary, if the Observer has been elected to serve as a director on the Board, for so long as the Observer is on the Board, the Seller Group’s right to designate an Observer pursuant to Section 2.2(a) shall be deemed suspended for such time period.
(c)The Observer (i) shall not be deemed to be a member of the Board or any committee thereof, (ii) shall have no right to vote on, consent to or veto any matter presented to the Board or any committee thereof and (iii) shall have no right to propose or offer any motion or resolution to the Board or any committee thereof. The Observer shall use reasonable care to protect Parent’s confidential and proprietary information, shall be subject to Parent’s Code of Business Conduct and Ethics (as may be amended from time to time) to the same extent as a Director, and shall hold in confidence and trust and

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not disclose (except as required by Law) any information provided to or learned by the Observer in such capacity.
2.03Indemnification. Commencing on the date of appointment and for so long as any Seller Nominated Person serves on the Board, Parent shall (i) cause the Seller Nominated Person to be covered by Parent’s D&O insurance and (ii) enter into an indemnification agreement with the Seller Nominated Person and Observer, in substantially the form entered into with the other Directors or observers, if any, as applicable. Any Seller Nominated Person is an intended third-party beneficiaries of this Section 2.3 and shall have the right, power and authority to enforce the provisions of this Section 2.3 as though they were a party to this Agreement.
2.04Expenses and Reimbursements. Each Seller Nominated Person shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Seller Nominated Person is a member, if any, to the same extent as the other Directors. Each Seller Nominated Person shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee Directors for their services as a Director, including any service on any committee of the Board to the extent the Seller Nominated Person qualifies as “independent” (as defined under applicable Nasdaq rules). For the avoidance of doubt, the Parties agree and acknowledge that the Observer shall not be entitled to any compensation in its capacity as an Observer.
2.05Organizational Documents. This Agreement shall be read in harmony with the Organizational Documents and the rules and regulations of Nasdaq, to the maximum extent reasonably possible, and so as not to render any specific provision herein or therein redundant or meaningless. However, in the event of a reasonably unavoidable conflict or inconsistency between this Agreement and (a) the Organizational Documents, any nomination, election, or other relevant rules or procedures set forth in Parent’s Organizational Documents which conflict with the terms hereof, the Parties shall promptly take all reasonable action to request that the Board or shareholders of Parent, as the case may be, amend such provisions as required to comply with the terms hereof; or (b) the rules and regulations of Nasdaq, the rules and regulations of Nasdaq shall control for all purposes.
2.06No Liability. The Seller Group shall have no liability as a result of their designation of a person for election as a Director, nor for any act or omission by such nominee in their capacity as a Director, nor shall any Party or other Person have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.
Article III

REPRESENTATIONS OF THE PARTIES
3.01Representations. Each Party hereby represents and warrants to each other Party that: (a) if it is a legal entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such Party and this Agreement constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies); (c) the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such Party is a party or by which such Party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such Party’s ability to perform its obligations hereunder.
3.02The Seller Group. Each Seller, severally and not jointly, as to itself, hereby agrees that, except for this Agreement, such Seller (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to any Parent Shares held by such Seller, and (b) has not granted, and shall not grant at any time while this Agreement remains

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in effect, a proxy, consent or power of attorney with respect to any such Parent Shares, in the case of each of clause (a) and (b), that would prevent such Seller’s compliance with this Agreement.
Article IV
4.01Term. The covenants contained in this Agreement shall automatically become effective on the Closing Date (the “Effective Date”) and shall remain in effect and continue to bind the Parties until the earlier of (a) the Expiration Date, and (b) upon the mutual written consent of Parent and the Seller Group.
Article V

MISCELLANEOUS
5.01Remedies.
(a)The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller Group, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller Group, on the one hand, and Parent, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, in each case without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time.
(b)Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy. For the avoidance of doubt, while the Seller Group, on the one hand, and Parent, on the other hand, may pursue both a grant of specific performance of the other’s obligations to consummate the transactions contemplated by this Agreement and the payment of damages, notwithstanding anything to the contrary herein, under no circumstances shall the Seller Group or Parent be permitted or entitled to receive both such grant of specific performance to effect the provisions contemplated by this Agreement and payment of damages.
(c)The Seller Group, on the one hand, and Parent, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Seller Group or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Seller Group or Parent, as applicable, under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 5.1, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 5.1 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 5.1 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 5.1 prior or as a condition to exercising any termination right under Article IV (and pursuing monetary damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 5.1 or anything set forth in this Section 5.1 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IV or pursue any other remedies under this Agreement that may be available then or thereafter.

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5.02Minimum Threshold and Seller Group. The Seller Group acknowledges and agrees that the Seller Group shall monitor and maintain records to evidence whether the Minimum Threshold continues to be satisfied. Upon notice by Parent to the Seller Group of its intent to designate nominees for reelection as Directors as well as any other date on which a Seller Nominated Person or an Observer is to be reappointed or elected, the Seller Group shall promptly provide Parent with reasonable evidence, in form and substance reasonably satisfactory to Parent, of the Members’ and their respective permitted transferees’ then-current ownership of the Parent Shares included in the Closing Equity Parent Shares and written confirmation as to whether the Minimum Threshold is then satisfied.
5.03Entire Agreement; Amendments and Waivers. This Agreement, the Transaction Agreement (including the Annexes, Schedules and the Exhibits thereto), the Confidentiality Agreement, and the other Ancillary Documents contemplated herein and therein represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by the Parent and the Seller Group. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the Party entitled to enforce the provision so waived. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
5.04Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Chancery Court in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in the Delaware Chancery Court, (b) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Chancery Court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 5.4 shall be effective service of process for any suit, action or proceeding brought in any such court.
5.05Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR

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PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
5.06Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with non-automated written confirmation of transmission) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):
Notices to Parent:

The Baldwin Insurance Group, Inc.
4211 W. Boy Scout Blvd., Suite 800
Tampa, Florida 33607
Facsimile: [****]
Attention: [***]
Email: [***]
with a mandatory copy (which shall not constitute notice) to:
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Daniella Silberstein; Raffael Fiumara
Email: [***]

Notices to the Seller Group:
Erin Lynch, Grantland Rice, IV, Bain Head
c/o Cobbs Allen Capital Holdings, LLC
115 Office Park Drive, Suite 200
Birmingham, Alabama 35223
Attention: [***]
Email: [***]

with a mandatory copy (which shall not constitute notice) to:
        Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: John Giouroukakis; David Owen
5.07Email: [***]
5.08Binding Effect; Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except Section 2.3 shall be for the benefit of, and enforceable by any Seller Nominated Person.

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(b)This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the non-assigning Parties. No assignment shall relieve the assigning party of any of its obligations hereunder.
5.09Severability. If any condition, term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of ARTICLE V, including the remedies (and limitations thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a Party’s liability or obligations hereunder.
5.10Counterparts. This Agreement may be executed in any number of counterparts (including by means of e-mail in.pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
5.11Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
[Remainder of page left intentionally blank. Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first written above to be effective as of the Effective Date.
PARENT:
THE BALDWIN INSURANCE GROUP, INC.

By:
Name:
Its:

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SELLERS:

Name:

Name:

Name:
[Signature Page to Voting Agreement]

ANNEX A

Member	Closing Equity Parent Shares held at Closing

TOTAL

[Signature Page to Voting Agreement]

Exhibit H-1
First Certificate of Merger
[See Attached.]

Exhibit H-2
Second Certificate of Merger
[See Attached.]